AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1998

                                                 REGISTRATION NO. 333-51037

    ===========================================================================
                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                               -----------------------

                                   AMENDMENT NO. 3
                                          TO

                                       FORM S-4
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -----------------------
                                  ICG SERVICES, INC.
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               -----------------------

                 DELAWARE                                  84-1448147
             (State or other                            (I.R.S. Employer
             jurisdiction of                             Identification
             incorporation or                                Number)
              organization)

                               -----------------------

                               161 INVERNESS DRIVE WEST
                              ENGLEWOOD, COLORADO 80112
                                    (303) 414-5000

            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                     WITH A COPY TO:
                    H. DON TEAGUE,
               EXECUTIVE VICE PRESIDENT           AUDREY A. ROHAN, ESQ.
             GENERAL COUNSEL AND SECRETARY       THELEN REID & PRIEST LLP
                   ICG SERVICES, INC.             40 WEST 57TH STREET
               161 INVERNESS DRIVE WEST         NEW YORK, NEW YORK 10019
               ENGLEWOOD, COLORADO 80112            (212) 603-2000
                   (303) 414-5000

          (Name, address, including zip code,
          and telephone number, including area
            code, of agent for service for
                      registrant)


                               -----------------------

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
          PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

              IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE
          FOLLOWING BOX:   [ ]
                               -----------------------

                           CALCULATION OF REGISTRATION FEE

    ===========================================================================

                                        PROPOSED
                                        MAXIMUM       PROPOSED
                                        OFFERING      MAXIMUM
    TITLE OF EACH CLASS     AMOUNT       PRICE        AGGREGATE     AMOUNT OF
       OF SECURITIES        TO BE         PER         OFFERING    REGISTRATION
     TO BE REGISTERED     REGISTERED    SECURITY       PRICE(1)       FEE(1)

    ---------------------------------------------------------------------------
    10% SENIOR EXCHANGE
    DISCOUNT NOTES DUE
    2008                    490,000      $613.41    $300,570,900   $88,668.42
    ===========================================================================

    (1)  PREVIOUSLY PAID.



             THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

          =====================================================================

          THIS PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                      SUBJECT TO COMPLETION. DATED       , 1998.
                                                   ------



                                  OFFER TO EXCHANGE

                                   ALL OUTSTANDING
                          10% SENIOR DISCOUNT NOTES DUE 2008
                                         FOR
                     10% SENIOR EXCHANGE DISCOUNT NOTES DUE 2008
                                          OF
                                  ICG SERVICES, INC.


                          ---------------------------------

                                  THE EXCHANGE OFFER
                    WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                         ON           , 1998 UNLESS EXTENDED
                             ----------

                           -------------------------------

            ICG Services, Inc., a Delaware corporation (the "Company"), hereby offers upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") its outstanding 10% Senior Discount Notes due 2008 (the "Old Notes"), of which an aggregate of $490,000,000 in principal amount at maturity is outstanding as of the date hereof, for an equal principal amount of newly issued 10% Senior Exchange Discount Notes due 2008 (the "New Notes"). The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear legends restricting the transfer thereof. The New Notes will be entitled to the benefits of the Indenture, dated as of February 12, 1998, governing the Notes (the "Services Indenture"). The New Notes and the Old Notes are sometimes referred to herein collectively as the "Notes" or the "Senior Discount Notes."

                               (Continued on next page)

                                   ----------------

           SEE "RISK FACTORS" AT PAGE 14 FOR A DISCUSSION OF CERTAIN RISKS
                  THAT SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS IN
                            EVALUATING THE EXCHANGE OFFER.

                                   ----------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                    OR ANY STATE SECURITIES COMMISSION PASSED UPON
                     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                         ANY REPRESENTATION TO THE CONTRARY
                                IS A CRIMINAL OFFENSE.

          There will not be any payment of interest on the New Notes prior to August 15, 2003. Interest on the New Notes will be paid in cash at the rate of 10% per annum on each February 15 and August 15, commencing August 15, 2003, to holders of record on the immediately preceding February 1 and August 1, respectively. The Company is a wholly owned subsidiary of ICG Communications, Inc., a Delaware corporation ("ICG"). Prior to this Exchange Offer there has been no public market for any securities of the Company and there can be no assurance that such a market will develop. See "Description of the New Notes."

            The New Notes are being sold at a substantial discount from their principal amount and will be issued with original issue discount. On or after February 15, 2003, the New Notes are redeemable, at the option of the Company, in whole or in part from time to time, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. Upon a Change of Control (as herein defined), the Company is required to make an offer to purchase the Notes at a purchase price equal to 101% of their Accreted Value on the date of purchase plus accrued interest. There can be no assurance that the Company will have or be able to acquire sufficient funds to repurchase the New Notes in the event of a Change of Control. On April 27, 1998, the Company completed a private offering (the "April Private Offering") of 9 7/8% Senior Discount Notes due 2008 (the "April Notes"). The April Notes were issued with original issue discount. The net proceeds from the April Private Offering were approximately $242.5 million, net of underwriting commissions. Cash interest on the April Notes accrues at 9 7/8% per annum beginning May 1, 2003 and is payable each May 1 and November 1, commencing November 1, 2003. The April Notes are redeemable at the option of the Company, in whole or in part, on or after May 1, 2003. At March 31, 1998, after giving pro forma effect to the April Private Offering, the Company would have had, on a consolidated basis, approximately $560.5 million of senior indebtedness, consisting of $304.4 million of New Notes, $250.0 million of April Notes (as defined herein) which rank pari passu with the New Notes, and $6.1 million of capitalized lease obligations.

            The Company is a holding company and the New Notes will be effectively subordinated to all liabilities (including trade payables) of the subsidiaries of the Company. Due to restrictions imposed on ICG by certain indentures and certain preferred stock provisions (collectively, "ICG Indentures") related to prior financings, ICG and ICG's Restricted Subsidiaries (as defined in the ICG Indentures) are prohibited from providing cash or credit support to the Company or the Company's subsidiaries. The Services Indenture permits the incurrence of substantial amounts of additional indebtedness by the Company and its subsidiaries which may be secured with the subsidiaries' assets. In addition, the Services Indenture permits the Company and its Restricted Subsidiaries to make substantial investments in entities they do not control.


            At any time prior to February 15, 2001, the Company may, at its option, redeem New Notes having an aggregate principal amount of up to 35% of the aggregate principal amount of all New Notes originally issued, at a redemption price equal to 110% of the Accreted Value thereof on the date of redemption, plus accrued and unpaid interest, with the proceeds of one or more public or private Equity Offerings (as defined herein), provided that after any such redemption at least 65% of the aggregate principal amount of the New Notes initially used remains outstanding.


            The New Notes will be senior, unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. Neither ICG nor the Company's subsidiaries will guarantee the New Notes. See "Description of the New Notes."


            The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00
          p.m., New York City time, on           , 1998 (if and as
                                       ----------
          extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Old Notes may be tendered only in integral multiples of $1,000.

            Based on a previous interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters to third parties, the Company believes that the New Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder or any other such person is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

            Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter," within the meaning of the Securities Act, in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

            The Company believes that none of the registered holders of the Old Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. Prior to this Exchange Offer, there has been no public market for the Old Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. To the extent that a market for the New Notes does develop, the market value of the New Notes will depend on market conditions (including yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from face value. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer.

            The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. The New Notes have not been rated by a nationally recognized statistical rating organization.

                  The date of this Prospectus is            , 1998.
                                                  -----------



                                  TABLE OF CONTENTS


             AVAILABLE INFORMATION  . . . . . . . . . . . . . . . . . . . 2
             PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . 3
             RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . .  14
             SELECTED FINANCIAL DATA  . . . . . . . . . . . . . . . . .  29
             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . .  31
             MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . .  53
             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . .  54
             SOLE STOCKHOLDER OF THE COMPANY  . . . . . . . . . . . . .  55
             THE EXCHANGE OFFER . . . . . . . . . . . . . . . . . . . .  56
             DESCRIPTION OF THE NEW NOTES . . . . . . . . . . . . . . .  63
             CERTAIN UNITED STATES FEDERAL INCOME TAX
              CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . .  91
             PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . .  97
             LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . . . .  97
             EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . .  97
             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . F-1


                                    -------------

          No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it related or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                AVAILABLE INFORMATION

            The Company has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement, including the exhibits thereto and the financial statements, and other information filed by the Company with the Commission can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon effectiveness of the Registration Statement of which this Prospectus is a part, the Company will become subject to the informational requirements of the Exchange Act.

            Pursuant to the Services Indenture, the Company has agreed to supply, or cause the Trustee to supply, to each holder of Notes, without cost, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not the Company is then required to file reports with the Commission.


                                   ---------------

            No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus or the accompanying Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither this Prospectus nor the accompanying Letter of Transmittal or both together constitute an offer to sell or a solicitation of an offer to buy any security other than the New Notes offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby to any person in any jurisdiction in which it is unlawful to make such offer or solicitation to such person. Neither the delivery of this Prospectus or the accompanying Letter of Transmittal or both together, nor any sale made hereunder shall under any circumstances imply that the information contained herein is correct as of any date subsequent to the date hereof.

            Until            , 1998 (90 days after the date of the Exchange
                  -----------
          Offer), all dealers offering transactions in the New Notes, whether or not participating in the Exchange Offer, may be required to deliver a Prospectus.


                                   ---------------

                          NOTICE TO NEW HAMPSHIRE RESIDENTS

            NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER CHAPTER 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                                   ---------------

          NETCOM, NETCOMplete, NETCOMplete Advantage and NETCOM Identity Pack are trademarks of NETCOM On-Line Communication Services, Inc. All other products, company names and logos are trademarks of their respective companies.

                                  PROSPECTUS SUMMARY

             The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, and notes thereto, appearing elsewhere in this Prospectus. References herein to the "Company" refer to ICG Services, Inc. and, where appropriate, its subsidiaries, including NETCOM On-Line Communication Services, Inc., a Delaware corporation ("NETCOM"), and ICG Equipment, Inc., a Colorado corporation ("ICG Equipment"), and references herein to "ICG" refer to ICG Communications, Inc., a Delaware corporation, and, where appropriate, its subsidiaries. The terms "fiscal" or "fiscal year," unless otherwise defined, refer to the Company's and NETCOM's fiscal year ended December 31. Certain statements contained in this Prospectus with respect to the Company's plans and strategy for its business and related financing are forward-looking statements. Such statements are subject to risks and uncertainties and, as a result, actual results may differ materially from those expressed in or implied by such forward-looking statements. For a discussion of important risks of an investment in the Notes, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." Investors should carefully consider the information set forth under the caption "Risk Factors," including the risks relating to lack of operating history, historical operating losses of NETCOM and lack of credit support from ICG.

                                     THE COMPANY


             ICG Services, Inc. ("ICG Services") provides Internet services, through its subsidiary, NETCOM, to individuals and to small and medium-sized businesses. The Company also acquires telecommunications equipment, software and capacity for lease or sale to other subsidiaries of ICG. In addition to providing these services, the Company intends to grow through acquisitions of telecommunications, Internet and related businesses that complement ICG's business strategy.


             The Company is a wholly owned subsidiary of ICG, one of the nation's leading integrated communications providers ("ICPs") of competitive communications services, based on estimates of the industry's 1997 revenue. ICPs seek to provide an alternative to incumbent local exchange carriers ("ILECs"), long distance carriers, Internet service providers ("ISPs") and other communications providers for a full range of communications services in the increasingly deregulated telecommunications industry. ICG's objectives are to provide a wide range of local, long distance and data communications services to business end users and wholesale customers and to be a premier provider of high quality communications services to its targeted business and carrier customers. ICG believes that customers are increasingly demanding a broad, full service approach to providing services and that, by offering a bundled package, ICG will be better able to capture business from communications-intensive commercial customers.


             ICG Services was formed on January 23, 1998. NETCOM was merged into ICG Acquisition, Inc., a wholly-owned subsidiary of ICG, on January 21, 1998. Following the formation of the Company, ICG contributed its investment in NETCOM to the Company.


             The principal executive offices of the Company are located at 161 Inverness Drive West, Englewood, Colorado 80112; its telephone number is 303-414-5000.

                                  BUSINESS STRATEGY

             The Company's objective is to acquire and consolidate telecommunications, Internet and related businesses and bundle the services provided by these businesses with ICG's current competitive local and long distance telecommunications products. By leveraging the Company's relationship with ICG and utilizing ICG's extensive network footprint, the Company intends to capture the growth in demand from business customers for a full package of telecommunications services by offering a wide array of services including Internet services.

             Market Services to Business End Users. The Company is focused on marketing a variety of telecommunications and Internet products and services primarily to business end users. Through its wholly owned subsidiary, NETCOM, the Company currently markets Internet services to individuals and to small and medium-sized businesses. In January 1997, NETCOM announced plans to migrate its customer focus away from high volume, low margin consumer customers to higher margin products for small and medium-sized business customers. Management believes a targeted business end user strategy can better leverage ICG's network footprint and telecommunications investment. To date, NETCOM has been successful in implementing this plan, and has seen its average revenue per customer increase from $21.47 during fiscal 1996 to $23.92 during fiscal 1997 and from $22.46 to $25.12 for the three months ended March 31, 1997 and 1998, respectively.

             Concentrate on Regional Clusters. The Company believes that by focusing its growth on business activities located within ICG's network of regional clusters in California, Colorado, Ohio and the Southeast, it will be able to more effectively service its customers' needs and efficiently market, operate and control its network and expanded service offerings. In addition, the Company believes that by focusing future growth within ICG's existing footprint, it will be able to overlay ICG's support services and realize extensive cost synergies. For example, a significant portion of NETCOM's customer base is located in California. To the extent feasible, NETCOM will route its Internet traffic over ICG's California network. NETCOM plans to continue to operate and grow its business in the United States outside of ICG's network footprint and in Canada and the United Kingdom.

             Increase Revenue and Margins through Bundled Services. The Company intends to increase its revenue and margins by providing a full range of communications products to its end user customers. The Company plans to complement ICG's competitive local and long distance telecommunications offerings by combining the Internet products developed by NETCOM and cross-marketing these combined products through ICG's direct sales force. Additionally, NETCOM intends to market ICG telecommunications products to its small and medium-sized business customer base.

             Integrate Investments and Expand. The Company expects to acquire telecommunications, Internet and related businesses that complement ICG's business strategy to offer a wide array of telecommunications, Internet and related services, primarily to business customers. Acquisition targets could include U.S. and foreign competitive local exchange carriers ("CLECs"), ISPs and long distance companies, among others. The Company intends to make future acquisitions primarily through the use of common stock of ICG ("ICG Common Stock"), cash on hand and the proceeds from securities offerings.

             ICG and the Company believe that the acquisition of NETCOM is strategically important as it helps to (i) broaden ICG's communications product offerings to include Internet services and
          (ii) provide NETCOM with extensive network infrastructure for the on-net transportation of its Internet traffic. The Company will continue to look for acquisitions which it believes will further ICG's objectives to provide a wide range of local, long distance and data communications services to business end users and wholesale customers and to be a premier provider of high quality communications services to its targeted business and carrier customers.

                                        NETCOM


             NETCOM is a leading provider of high quality Internet solutions to individuals and small and medium-sized businesses in the United States and also provides the same high quality Internet solutions in Canada and the United Kingdom. NETCOM offers a broad spectrum of Internet solutions designed to enhance customer productivity through the integration and application of technologies by providing a comprehensive software platform to interface with the World Wide Web (the "Web"), premium quality Internet access and support services and on-line tools to automate Web site creation and development. These offerings have led to significant growth, with revenue increasing from approximately $2.4 million for fiscal 1993 to approximately $160.7 million for fiscal 1997. Additionally, NETCOM recorded net income of $0.2 million for fiscal 1993 and net loss of $(33.1) million for fiscal 1997. In January 1997, NETCOM announced plans to migrate its customer focus away from high volume, low margin consumer customers to higher margin products for small and medium-sized business customers.


             NETCOM owns and operates a data communications network consisting of 17 hubs containing frame relay switches and high-performance routers connecting a backbone of leased Asynchronous Transfer Mode ("ATM") switches and leased high-speed dedicated data lines in the United States, Canada and the United Kingdom. NETCOM maintains 247 points-of-presence ("POPs") in the United States and Canada and also offers virtual local access numbers in Canada and the United Kingdom. The design and architecture of the physical network permits NETCOM to offer highly flexible, reliable high-speed services to its customers and support significant subscriber growth. The NETCOM infrastructure is monitored by network operations centers ("NOCs") in San Jose, California, Dallas, Texas, Toronto, Canada and London, England.

             NETCOM provides Internet solutions principally through dial-up, direct access and Web site hosting services. Direct access and Web site hosting services provide higher revenue per customer and higher margins than dial-up services. NETCOM also receives revenue from value-added services such as security, anti-virus and data storage.

             Dial-Up Services. NETCOM's dial-up customers receive an integrated Internet solution consisting of high quality access, software and 24 hours a day, seven days a week, automated customer support. NETCOM dial-up customers connect directly to the Internet via NETCOM's network which provides high speed, reliable access. All NETCOM dial-up accounts allow access to the Internet's resources, including E-mail, the Web and USENET newsgroups. In addition, NETCOM dial-up customers can receive a one megabyte ("Mb") personal Web page, access to a daily customized newspage via E-mail, and access to on-line financial, corporate and market information and analytical tools. Enhanced services available to dial-up customers include features such as additional E-mail addresses, enhanced support offerings, software and virus updates, access to research libraries, domain name service, monthly back-up, 10 Mb data storage, 750 Mb per month data transfer capability and premium service and technology support.

             NETCOM customers can quickly register using NETCOMplete software, available for both Windows and Macintosh platforms via compact disk, and set up a NETCOM account by following a sequence of simple, on-screen steps. All of the software needed to connect and access the Internet is automatically installed and configured, eliminating the need for complex set up procedures. NETCOMplete also provides an easy-to-use interface as well as software from leading industry participants, bookmark managers, off-line browsers and additional software that enhances a customer's Internet experience. Revenue from dial-up services increased from $102.9 million for fiscal 1996 to $133.7 million for fiscal 1997, representing approximately 85% and 83%, respectively, of total revenue for such periods. Revenue from dial-up services decreased from $33.0 million for the three months ended March 31, 1997 to $32.5 million for the three months ended March 31, 1998, representing approximately 85% and 80%, respectively, of total revenue for such periods.

             Direct Access Services. NETCOM offers a full suite of high-speed dedicated Internet connection and service products which provide its small and medium-sized business customers with direct access to the full range of Internet applications. These Internet services are offered to businesses over leased lines at various speeds, including 56 Kbps, T-1 and T-3 levels, depending upon the customer's needs. Through its direct access product line, NETCOM offers Internet access services including domain name and Internet Protocol ("IP") address, router configurations, on-line usage statistics and security consultation. There are generally no usage charges for any of NETCOM's dedicated customers, and E-mail service and USENET news feed are provided at no additional charge. Direct network connection requires the customer to obtain a leased line from ICG or another local telephone company. NETCOM provides an Internet connection based on frame relay technology provided by local telephone carriers. Revenue from direct access services increased from $16.3 million for fiscal 1996 to $19.5 million for fiscal 1997, representing approximately 14% and 12%, respectively, of total revenue for such periods. Revenue from direct access services increased from $4.5 million for the three months ended March 31, 1997 to $5.2 million for the three months ended March 31, 1998, representing approximately 12% and 13%, respectively, of total revenue for such periods.

             Web Site Hosting Services. NETCOM offers Web site hosting services to its small and medium-sized business customers as well as to individuals. Web site hosting services include client domain name registration, hosting and site maintenance. Services provided are fully scalable but would, in a typical package, include domain name registration, 10 E-mail addresses, access to NETCOM's on-line Business Center, CGI scripting (which enables visitors to the Web site to leave their names and addresses), weekly back-up service, 50 Mb of data storage, 1,000 Mb per month of data transfers, traffic logs and Web statistics and premium service and technology support. Revenue from Web site hosting services increased from $1.3 million for fiscal 1996 to $6.3 million for fiscal 1997, representing approximately 1% and 4%, respectively, of total revenue for such periods. Revenue from Web site hosting services increased from $1.1 million for the three months ended March 31, 1997 to $2.3 million for the three months ended March 31, 1998, representing approximately 3% and 6%, respectively, of total revenue for such periods.

             Value-Added Services. As part of its dial-up, direct access and Web site hosting services, NETCOM offers its small and medium-sized business customers value-added business connectivity solutions packages designed to address their needs of increased security, reliability, access speed and customer service. The Company believes that businesses are willing to pay premium prices for these premium services. One such feature is Automatic Reconnect which automatically re-routes customers' traffic to an alternate Integrated Services Digital Network ("ISDN") line so that in the event of certain kinds of service interruptions customers may remain connected. In order to provide a secure, private connection among multiple specific locations, NETCOM's SecureConnect product performs a security assessment and then implements, monitors and troubleshoots a flexible security solution to provide secure communication between central offices, branch offices and off-site employees without jeopardizing the integrity of the internal network. Another value-added service NETCOM offers is 24 hours a day, seven days a week support. For larger customers, NETCOM offers flexible, high-speed dedicated line service that is scalable to grow as traffic increases. Other value-added services offered include password protected Web sites, usage statistics, anti-virus software and additional domain names.

                                 RECENT DEVELOPMENTS


             On January 21, 1998, NETCOM was merged with a subsidiary of ICG in a business combination accounted for as a pooling-of-interests. NETCOM is a wholly owned subsidiary of the Company. Based upon the closing price of ICG Common Stock on such date of $26.25 and NETCOM's diluted shares outstanding (using the treasury stock method), the aggregate purchase price was approximately $285 million. Following the formation of the Company on January 23, 1998, ICG contributed its investment in NETCOM to the Company.

             ICG Equipment was formed as a wholly owned subsidiary of the Company in January 1998. ICG intends to enter into arrangements with ICG Equipment to purchase or lease telecommunications equipment, software and capacity and related services. The equipment and services provided to ICG will be utilized to upgrade and expand its network infrastructure to take full advantage of the opportunities and cost savings available as a result of the acquisitions made by the Company. Any such arrangements will be on comparable terms that ICG would be able to obtain from a third party.

             In February 1998, the Company completed a private offering (the "Private Offering") of the Old Notes. The net proceeds from the Private Offering were approximately $291.6 million, net of underwriting commissions. Cash interest on the Old Notes accrues at 10% per annum beginning February 15, 2003 and is payable each February 15 and August 15, commencing August 15, 2003. The Old Notes are redeemable at the option of the Company, in whole or in part, on or after February 15, 2003.

             The Company, through its wholly owned subsidiary, ICG Equipment, expects to use substantially all of the proceeds from the Private Offering to acquire telecommunications equipment, switches, operating software, customer premise equipment and capacity and related services for the purpose of leasing or selling such property or services to other subsidiaries of ICG. The Company may use a portion of the proceeds for strategic acquisitions if attractive opportunities arise. The Company expects to acquire telecommunications, Internet and related businesses that complement ICG's business strategy to offer a wide array of telecommunications, Internet and related services primarily to communications-intensive business customers. Acquisition targets could include U.S. or foreign CLECs, ISPs and long distance companies, among others. Pending such uses, the net proceeds from the Private Offering have been invested in short-term, interest bearing investment grade-securities.

             In March 1998, ICG announced its plans to offer long distance service via IP technology. ICG and NETCOM will begin to market this service over the Internet in the third quarter of 1998. ICG also plans to offer by the end of fiscal 1998 competitively priced high-speed data transmission services via digital subscriber line ("DSL") technology to all business and end user customers within its existing regional clusters. DSL technology utilizes the existing twisted copper pair connection to the business or end user, giving the customer significantly greater bandwidth when connecting to the Internet.

             On April 27, 1998, the Company completed a private offering (the "April Private Offering") of 9 7/8% Senior Discount Notes due 2008 (the "April Notes"). The April Notes were issued with original issue discount. The net proceeds from the April
          Private Offering were approximately $242.5 million, net of underwriting commissions. Cash interest on the April Notes accrues at 9 7/8% per annum beginning May 1, 2003 and is payable each May 1 and November 1, commencing November 1, 2003. The April Notes are redeemable at the option of the Company, in whole or in part, on or after May 1, 2003.

             The Company, through ICG Equipment, expects to use substantially all of the proceeds from the April Private Offering to acquire telecommunications equipment, switches, operating software, customer premise equipment and capacity and related services for the purpose of leasing or selling such property or services to other subsidiaries of ICG. Pending the foregoing uses, the net proceeds from the April Private Offering have been invested in short-term interest bearing investment-grade securities.

             David W. Garrison, the former Chairman and Chief Executive Officer of NETCOM, resigned those positions and resigned as director of ICG, effective June 19, 1998. Eric W. Spivey continues to serve as President of NETCOM. On June 30, 1998
           ICG announced that James D. Grenfell, the current Executive
           Vice President, Chief Financial Officer and Director of the Company, will resign those positions and will resign as the Executive Vice President and Chief Financial Officer of ICG, effective July 31, 1998. Harry R. Herbst, a member of ICG's board of directors since October 1995, has become Executive
           Vice President and, effective as of July 31, 1998, will become the Chief Financial Officer of ICG and the Executive Vice President and Chief Financial Officer and a director of the Company. Mr. Herbst will continue to serve as a member of ICG's board of directors.


                               ICG COMMUNICATIONS, INC.

             ICG is one of the nation's leading ICPs of competitive communications services, based on estimates of the industry's 1997 revenue. ICPs seek to provide an alternative to ILECs, long distance carriers, ISPs and other communications providers for a full range of communications services in the increasingly deregulated telecommunications industry. Through its CLEC operations, ICG operates networks in four regional clusters covering major metropolitan statistical areas in California, Colorado, Ohio and the Southeast. ICG also provides a wide range of network systems integration services, maritime and international satellite transmission services and, through the Company, a variety of Internet connectivity and other value-added Internet services. As a leading participant in the rapidly growing competitive local telecommunications industry, ICG has experienced significant growth, with total revenue increasing from approximately $164.0 million for the fiscal year ended September 30, 1995 to approximately $457.6 million for the 12-month period ended March 31, 1998. Additionally, ICG's net loss increased from $(90.7) million for the fiscal year ended September 30, 1995 to $(386.5) million for the 12-month period ended March 31, 1998.

             The Company is a wholly owned subsidiary of ICG; however, due to restrictions imposed on ICG by the ICG Indentures related to prior financings, ICG and ICG's Restricted Subsidiaries (as defined in the ICG Indentures) are prohibited from making investments in or providing credit support to the Company or the Company's subsidiaries. All of ICG's majority-owned subsidiaries, with the exception of the Company, NETCOM and ICG Equipment, are Restricted Subsidiaries (as such term is defined in the ICG Indentures). ICG and its Restricted Subsidiaries are also prohibited from engaging in transactions with the Company other than on an arm's length basis, and if the proposed transaction exceeds $2 million in value, ICG and its Restricted Subsidiaries may only participate with the approval of a majority of the disinterested members of the Board of Directors of ICG or with a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to ICG from a financial point of view. See "Certain Relationships and Related Transactions," "Risk Factors -- Lack of Credit Support from ICG," "-- Control by ICG" and "-- Certain Financial and Operating Restrictions" and "Description of the New Notes."

                                  THE EXCHANGE OFFER

          The Exchange Offer  . .    The Company is offering to exchange
                                     $1,000 principal amount of New Notes
                                     for each $1,000 principal amount of
                                     Old Notes that are properly tendered
                                     and accepted. The Company will issue
                                     the New Notes on or promptly after
                                     the Expiration Date. There are
                                     $490,000,000 aggregate principal
                                     amount at maturity ($300,570,900
                                     original issue price) of Old Notes
                                     outstanding. See "The Exchange
                                     Offer."

          Resale of New Notes . .    Based on an interpretation by the
                                     staff of the Commission set forth in
                                     no-action letters issued to third
                                     parties, including "Exxon Capital
                                     Holdings Corporation" (available May
                                     13, 1988), "Morgan Stanley & Co.
                                     Incorporated" (available June 5,
                                     1991), "Mary Kay Cosmetics, Inc."
                                     (available June 5, 1991), "Warnaco,
                                     Inc." (available October 11, 1991)
                                     and "K-III Communications Corp."
                                     (available May 14, 1993), the Company
                                     believes that New Notes issued
                                     pursuant to the Exchange Offer in
                                     exchange for Old Notes may be offered
                                     for resale, resold and otherwise
                                     transferred by any holder thereof
                                     (other than any such holder which is
                                     an "affiliate" of the Company within
                                     the meaning of Rule 405 under the
                                     Securities Act) without compliance
                                     with the registration and prospectus
                                     delivery provisions of the Securities
                                     Act, provided that such New Notes are
                                     acquired in the ordinary course of
                                     such holder's or any other such
                                     person's business and that such
                                     holder or any other such person has
                                     no arrangement or understanding with
                                     any person to participate in the
                                     distribution of such New Notes.
                                     Under no circumstances may this
                                     Prospectus be used for an offer to
                                     resell or other retransfer of New
                                     Notes. In the event that the
                                     Company's belief is inaccurate,
                                     holders of New Notes who transfer New
                                     Notes in violation of the prospectus
                                     delivery provisions of the Securities
                                     Act and without an exemption from
                                     registration thereunder may incur
                                     liability thereunder. The Company
                                     does not assume or indemnify holders
                                     against such liability. The Exchange
                                     Offer is not being made to, nor will
                                     the Company accept surrenders for
                                     exchange from, holders of Old Notes
                                     (i) in any jurisdiction in which the
                                     Exchange Offer or the acceptance
                                     thereof would not be in compliance
                                     with the securities or blue sky laws
                                     of such jurisdiction or (ii) if any
                                     holder is engaged or intends to
                                     engage in a distribution of the New
                                     Notes. Each broker-dealer that
                                     receives New Notes for its own
                                     account in exchange for Old Notes,
                                     where such Old Notes were acquired by
                                     such broker-dealer as a result of
                                     market-making activities or other
                                     trading activities, must acknowledge
                                     that it will deliver a prospectus in
                                     connection with any resale of such
                                     New Notes. The Company has not
                                     entered into any arrangement or
                                     understanding with any person to
                                     distribute the New Notes to be
                                     received in the Exchange Offer. See
                                     "Plan of Distribution."

          Expiration Date . . . .    The Exchange Offer will expire at
                                     5:00 p.m., New York City time, on
                                               , 1998 unless extended, in
                                     ----------
                                     which case the term "Expiration Date"
                                     shall mean the latest date and time
                                     to which the Exchange Offer is
                                     extended. The Company will accept for
                                     exchange any and all Old Notes which
                                     are properly tendered in the Exchange
                                     Offer prior to 5:00 p.m., New York
                                     City time, on the Expiration Date.
                                     The New Notes issued pursuant to the
                                     Exchange Offer will be delivered on
                                     or promptly after the Expiration
                                     Date.

          Conditions to the Exchange
             Offer  . . . . . . .    The Company may terminate the
                                     Exchange Offer if it determines that
                                     its ability to proceed with the
                                     Exchange Offer could be materially
                                     impaired due to any legal or
                                     governmental action, any new law,
                                     statute, rule or regulation, any
                                     interpretation by the staff of the
                                     Commission of any existing law,
                                     statute, rule or regulation or the
                                     failure to obtain any necessary
                                     approvals of governmental agencies or
                                     holders of the Old Notes. Upon the
                                     occurrence of any of the foregoing
                                     conditions prior to the Expiration
                                     Date, the Company will not be
                                     required to exchange any New Notes
                                     for Old Notes and may terminate the
                                     Exchange Offer. The Company does not
                                     expect any of the foregoing
                                     conditions to occur, although there
                                     can be no assurances that such
                                     conditions will not occur.

          Procedures for
            Tendering Old Notes .    Each holder of Old Notes wishing to
                                     participate in the Exchange Offer
                                     must complete, sign and date the
                                     Letter of Transmittal, or a facsimile
                                     thereof, in accordance with the
                                     instructions contained herein and
                                     therein, and mail or otherwise
                                     deliver such Letter of Transmittal,
                                     or such facsimile, together with such
                                     Old Notes and any other required
                                     documentation to Norwest Banks, as
                                     exchange agent for the Notes (the
                                     "Exchange Agent"), at the address set
                                     forth herein. By executing the Letter
                                     of Transmittal, each holder will
                                     represent to the Company that, among
                                     other things, the New Notes acquired
                                     pursuant to the Exchange Offer is
                                     being obtained in the ordinary course
                                     of business of the person receiving
                                     such New Notes, whether or not such
                                     person has an arrangement or
                                     understanding with any person to
                                     participate in the distribution of
                                     such New Notes and that neither the
                                     holder nor any such other person is
                                     an "affiliate," as defined in Rule
                                     405 under the Securities Act, of the
                                     Company.

          Special Procedures for
            Beneficial Owners . .    Any beneficial owner whose Old Notes
                                     are registered in the name of a
                                     broker, dealer, commercial bank,
                                     trust company or other nominee and
                                     who wishes to tender such Old Notes
                                     in the Exchange Offer should contact
                                     such registered holder promptly and
                                     instruct such registered holder to
                                     tender on such beneficial owner's
                                     behalf. If such beneficial owner
                                     wishes to tender on such owner's own
                                     behalf, such owner must, prior to
                                     completing and executing the Letter
                                     of Transmittal and delivering its Old
                                     Notes, either make appropriate
                                     arrangements to register ownership of
                                     the Old Notes in such owner's name or
                                     obtain a properly completed bond
                                     power from the registered holder. The
                                     transfer of registered ownership may
                                     take considerable time and may not be
                                     able to be completed prior to the
                                     Expiration Date.

          Guaranteed Delivery
            Procedures  . . . . .    Holders of Old Notes who wish to
                                     tender their Old Notes and whose Old
                                     Notes are not immediately available
                                     or who cannot deliver their Old Notes
                                     or the Letter of Transmittal to the
                                     Exchange Agent prior to the
                                     Expiration Date, must tender their
                                     Old Notes according to the guaranteed
                                     delivery procedures set forth in "The
                                     Exchange Offer -- Guaranteed Delivery
                                     Procedures."

          Withdrawal Rights . . .    Tenders of Old Notes may be withdrawn
                                     at any time prior to 5:00 p.m., New
                                     York City time, on the Expiration
                                     Date.

          Certain Federal Income
            Tax Considerations  .    The exchange of New Notes for Old
                                     Notes will not constitute a taxable
                                     event for U.S. federal income tax
                                     purposes. As a result, holders of New
                                     Notes will not recognize any income,
                                     gain or loss with respect to such
                                     exchange. The New Notes will be
                                     issued with original issue discount
                                     ("OID") for U.S. federal income tax
                                     purposes. United States Holders of
                                     New Notes issued with OID must
                                     include such OID in income on a
                                     constant yield accrual method,
                                     regardless of such holders' method of
                                     accounting. As a result, such holders
                                     will include OID in income in advance
                                     of the receipt of cash attributable
                                     to that income. For a discussion of
                                     the material U.S. federal income tax
                                     considerations relating to the
                                     exchange of the New Notes for the Old
                                     Notes, which are addressed in the
                                     opinion of Thelen Reid & Priest LLP, see
                                     "Certain United States Federal Income
                                     Tax Considerations."

          Exchange Agent  . . . .    Norwest Banks is the Exchange Agent.
                                     Its telephone number
                                     is (612) 667-4070. The address of the
                                     Exchange Agent is set forth in "The
                                     Exchange Offer -- Exchange Agent."


                                    THE NEW NOTES

          Aggregate Amount  . . .    $490,000,000 principal amount at
                                     maturity ($300,570,900 original issue
                                     price) of 10% Senior Exchange
                                     Discount Notes due February 15, 2008.

          Yield and Interest  . .    From and after February 15, 2003, the
                                     New Notes will bear interest, which
                                     will be payable in cash, on each
                                     February 15 and August 15, commencing
                                     August 15, 2003. The New Notes are
                                     being sold at a substantial discount
                                     from their principal amount and will
                                     be issued with original issue
                                     discount. For a discussion of the
                                     U.S. federal income tax treatment of
                                     the New Notes and the original issue
                                     discount rules, see "Certain United
                                     States Federal Income Tax
                                     Considerations -- Tax Consequences to
                                     United States Holders" and "--
                                     Original Issue Discount."

          Optional Redemption . .    On or after February 15, 2003, the
                                     New Notes will be redeemable at the
                                     option of the Company, in whole or in
                                     part from time to time, at the
                                     redemption prices set forth herein,
                                     plus accrued and unpaid interest to
                                     the date of redemption. In addition,
                                     at any time prior to February 15,
                                     2001, the Company may, at its option,
                                     redeem up to 35% of the aggregate
                                     principal amount at maturity of the
                                     New Notes from the proceeds of one or
                                     more public or private Equity
                                     Offerings (as defined) at 110.0% of
                                     their Accreted Value (as defined) on
                                     the redemption date; provided that
                                     after any such redemption at least
                                     65% of the aggregate principal amount
                                     of the Notes initially issued remains
                                     outstanding. See "Description of the
                                     New Notes -- Optional Redemption."

          Ranking . . . . . . . .    The New Notes will be senior,
                                     unsecured obligations of the Company,
                                     will rank pari passu in right of
                                     payment with all existing and future
                                     unsecured, unsubordinated obligations
                                     and will be senior in right of
                                     payment to all existing and future
                                     subordinated indebtedness of the
                                     Company. Neither ICG nor the
                                     Company's subsidiaries will guarantee
                                     the New Notes. ICG is prohibited by
                                     the ICG Indentures from providing
                                     cash or credit support to the Company
                                     or the Company's subsidiaries.  The
                                     Company may issue additional New
                                     Notes under the Services Indenture.
                                     At March 31, 1998, after giving pro
                                     forma effect to the April Private
                                     Offering, the Company would have had,
                                     on a consolidated basis,
                                     approximately $560.5 million of
                                     indebtedness consisting of $304.4
                                     million of New Notes, $250.0 million
                                     of April Notes, which rank pari passu
                                     with the New Notes, and $6.1 million
                                     of capitalized lease obligations.
                                     The Company is a holding company and
                                     the New Notes will be effectively
                                     subordinated to all liabilities
                                     (including trade payables) of the
                                     subsidiaries of the Company and, at
                                     March 31, 1998, on the same pro forma
                                     basis, the Company would have had
                                     approximately $33.7 million of
                                     liabilities (excluding intercompany
                                     payables).  The Services Indenture
                                     permits the Company to incur
                                     substantial amounts of indebtedness
                                     in the future, which may be secured
                                     with its subsidiaries' assets.  The
                                     Services Indenture also permits the
                                     Company and its subsidiaries to make
                                     substantial investments in entities
                                     that they do not control.  See "Risk
                                     Factors -- Substantial Indebtedness;
                                     Ability to Service Debt" and "--
                                     Holding Company Structure; Priority
                                     of Creditors."

          Certain Covenants . . .    The Services Indenture will contain
                                     certain covenants which, among other
                                     things, will restrict the ability of
                                     the Company and its Restricted
                                     Subsidiaries (as defined herein) to
                                     incur additional indebtedness; create
                                     liens; engage in sale-leaseback
                                     transactions; pay dividends or make
                                     distributions in respect of their
                                     capital stock; make investments or
                                     make certain other restricted
                                     payments; sell assets; create
                                     restrictions on the ability of
                                     Restricted Subsidiaries to make
                                     certain payments; issue or sell stock
                                     of certain subsidiaries; enter into
                                     transactions with stockholders or
                                     affiliates; and with respect to the
                                     Company, consolidate, merge or sell
                                     all or substantially all of its
                                     assets. The Services Indenture will
                                     contain significant exceptions to
                                     these covenants. NETCOM and ICG
                                     Equipment are Restricted Subsidiaries
                                     under the Services Indenture. See
                                     "Description of the New Notes --
                                     Covenants."

          Change of Control . . .    Upon a Change of Control (as defined
                                     herein), the Company is required to
                                     make an offer to purchase the New
                                     Notes at a purchase price equal to
                                     101% of their Accreted Value on the
                                     date of purchase plus accrued
                                     interest, if any. There can be no
                                     assurance that the Company will have
                                     or be able to acquire sufficient
                                     funds to repurchase the New Notes in
                                     the event of a Change of Control. See
                                     "Risk Factors -- Risk of Inability by
                                     Company to Fund Repurchase of New
                                     Notes Upon Change of Control" and
                                     "Description of the New Notes --
                                     Repurchase of New Notes Upon a Change
                                     of Control."

                                     RISK FACTORS

             See "Risk Factors," immediately following this Summary, for a discussion of certain risks that should be considered by prospective investors in connection with the Exchange Offer and an investment in the New Notes, including the risks related to the Company's lack of operating history, historical operating losses of NETCOM and lack of credit support from ICG.

                                SUMMARY FINANCIAL DATA

             The Company was formed on January 23, 1998 as a wholly owned subsidiary of ICG. On January 21, 1998, NETCOM was merged into a subsidiary of ICG and, upon formation of the Company, ICG contributed its investment in NETCOM to the Company. NETCOM is considered to be a predecessor entity to the Company and, accordingly, the financial statements of the Company prior to January 1998 are the historical consolidated financial statements of NETCOM.

             The following table sets forth summary financial and other operating data of NETCOM, the predecessor to the Company, for each fiscal year in the five-year period ended December 31, 1997 and the three-month period ended March 31, 1997. Such annual data have been derived from, and should be read in conjunction with, NETCOM's audited consolidated financial statements and notes thereto included elsewhere in this Prospectus for each of the fiscal years in the three-year period ended December 31, 1997. The following table also sets forth summary financial and other operating data of the Company as of and for the three-month period ended March 31, 1998. Such data have been derived from, and should be read in conjunction with, the Company's unaudited consolidated financial statements and notes thereto included elsewhere in this Prospectus as of and for the three-month period ended March 31, 1998. NETCOM's development and expansion activities, including acquisitions, during the periods shown below materially affect the comparability of this data from one period to another.



                                              YEARS ENDED DECEMBER 31,
                                   --------------------------------------------
                                    1993(1)     1994(1)    1995(1)(2)   1996(1)
                                   ---------   ---------  ------------ --------
                                                 (IN THOUSANDS)

     STATEMENT OF OPERATIONS DATA:
     Revenue . . . . . . . . . .    $2,412       12,359     52,422      120,540
     Operating costs and
      expenses:
       Operating costs
        (excluding depreciation).    1,011        5,777     29,550       73,545
       Selling, marketing,
        general and
        administrative . . . . .     1,002        5,709     30,617       78,031
       Depreciation and
        amortization . . . . . .       157          978      7,190       17,401
       Net loss (gain) on
        disposal of long lived
        assets   . . . . . . . .        --           --      1,311        1,486
       Merger and restructuring
        costs  . . . . . . . . .        --           --         --           --
                                    ------      -------   --------      -------
             Total operating
              costs and expenses     2,170       12,464     68,668      170,463
     Operating loss  . . . . . .       242         (105)   (16,246)     (49,923)
     Interest and other
      (expense) income,
         net(3)  . . . . . . . .        (3)           5      2,197        5,681
                                    ------      -------   --------      -------
     Income (loss) before income
        taxes  . . . . . . . . .       239         (100)   (14,049)     (44,242)
     Income taxes  . . . . . . .       (12)          --        (15)         (23)
                                    ------      -------   --------      -------
     Net income (loss) . . . . .    $  227         (100)   (14,064)     (44,265)
                                    ======      =======   ========      =======



                                        YEARS ENDED
                                          DECEMBER           THREE MONTHS
                                             31,            ENDED MARCH 31,
                                          ---------     ----------------------
                                           1997(1)       1997(1)         1998
                                          ---------     ---------       ------
                                                      (IN THOUSANDS)

     STATEMENT OF OPERATIONS DATA:
     Revenue . . . . . . . . . . . .      160,660        39,005         40,534
     Operating costs and expenses:
       Operating costs
        (excluding depreciation) . .       95,498        23,380         25,654
       Selling, marketing,
        general and
        administrative . . . . . . .       74,552        20,237         17,657
       Depreciation and
        amortization . . . . . . . .       25,886         5,844          7,267
       Net loss (gain) on
        disposal of long
        lived assets   . . . . . . .         (621)         (322)            --
       Merger and
        restructuring costs  . . . .        1,879            --          7,746
                                           ------        ------         ------
             Total operating costs
              and expenses . . . . .      197,194        49,139         58,324
     Operating loss  . . . . . . . .      (36,534)      (10,134)       (17,790)
     Interest and other (expense)
      income, net(3) . . . . . . . .        3,480           930         (1,100)
                                           ------        ------         ------
     Income (loss) before income
        taxes  . . . . . . . . . . .      (33,054)       (9,204)       (18,890)
     Income taxes  . . . . . . . . .          (38)           (7)           (13)
                                           ------        ------         ------
     Net income (loss) . . . . . . .      (33,092)       (9,211)       (18,903)
                                           ======        ======         ======



                                                    AT MARCH 31,
                                                        1998
                                                   --------------
                                                   (IN THOUSANDS)
      BALANCE SHEET DATA:
      Cash and cash
       equivalents  . . . . . . . . . . .             $ 330,977
      Working capital . . . . . . . . . .               313,525
      Property and
       equipment, net . . . . . . . . . .                74,545
      Total assets  . . . . . . . . . . .               438,153
      Current portion of
       capital lease
       obligations  . . . . . . . . . . .                 2,476
      Long-term debt and
       capital lease
       obligations,
       less current
       portion  . . . . . . . . . . . . .               308,043
      Common stock and
       additional
       paid-in capital  . . . . . . . . .               207,798
      Accumulated deficit . . . . . . . .              (114,037)
      Stockholders' equity  . . . . . . .                94,010

                                            YEARS ENDED DECEMBER 31,
                                -----------------------------------------------
                                 1993(1)      1994(1)    1995(1)(2)    1996(1)
                                ---------    ---------  ------------  ---------
                                        (IN THOUSANDS, EXCEPT RATIOS)

      OTHER DATA:
      Ratio of earnings to
       fixed charges(4) . .        8.7          --            --           --
      Deficiency of earnings
       to fixed charges(4).      $  --          100        14,049       44,242
      Net cash provided
       (used) by operating
       activities . . . . .        789        4,922          (461)     (21,651)
      Net cash used by
       investing activities     (1,028)     (11,375)      (44,742)     (53,992)
      Net cash provided
       by financing
       activities . . . . .        314       27,315       170,294        2,351
      EBITDA(5) . . . . . .        399          873        (9,056)     (32,522)
      EBITDA (before
       nonrecurring
       charges)(5). . . . .        399          873        (7,745)     (31,036)
      Capital
       expenditures(6)  . .      1,028       11,143        43,361       53,992



                                       YEARS ENDED
                                        DECEMBER      THREE MONTHS ENDED
                                           31,            MARCH 31,
                                        ---------     -------------------
                                         1997(1)       1997(1)     1998
                                        ---------     ---------   ------
                                         (IN THOUSANDS, EXCEPT RATIOS)

      OTHER DATA:
      Ratio of earnings
       to fixed
       charges(4)  . . . . . .                --           --        --
      Deficiency of earnings
       to fixed charges(4) . .            33,054        9,204    17,774
      Net cash provided
       (used) by operating
       activities . . . . . . .           (2,130)      (2,515)   (3,350)
      Net cash used by
       investing
       activities . . . . . . .           (9,029)      (1,300)  (19,571)
      Net cash
       provided by
       financing
       activities . . . . . . .            1,351        1,950   290,513
      EBITDA(5).  . . . . . . .          (10,648)      (4,290)  (10,523)
      EBITDA (before
       nonrecurring
       charges(5) . . . . . . .           (9,390)      (4,612)   (2,777)
      Capital
       expenditures(6)  . . . .           17,258        5,281     8,632


     --------------

          (1) The summary financial and other operating data of NETCOM were prepared using the audited consolidated financial statements of NETCOM included elsewhere herein, however, the summary financial and other operating data have been reclassified to conform with the classification and presentation of the unaudited consolidated financial statements of the Company for the three months ended March 31, 1998.

          (2) Results for fiscal 1995 include five months of results of Professional Internet Consulting, Inc., which was acquired by NETCOM in August 1995.

          (3) Giving pro forma effect to the receipt of the net proceeds from the Private Offering and interest expense, net on $300.6 million gross proceeds of Notes, without giving any effect to any increased interest income on available cash, as if such events had occurred on January 1, 1997, interest expense, net would have been $26.6 million for fiscal 1997 and $7.5 million for the three months ended March 31, 1998.


          (4)  On a pro forma basis giving effect
               to the Private Offering as if it had occurred on January 1, 1997 and without giving effect to any increased interest income on additional available cash, earnings would have been insufficient to cover fixed charges by $63.1 million for fiscal 1997 and by $25.3 million for the three months ended March 31, 1998. Earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized and that portion of rental expense the Company believes to be representative of interest (i.e., one-third of rental expense).


          (5) EBITDA consists of net earnings (loss) before interest, income taxes, depreciation and amortization and other income (expense), net. EBITDA (before nonrecurring charges) represents EBITDA before certain nonrecurring charges such as net loss (gain) on disposal of long-lived assets and merger and restructuring costs. EBITDA and EBITDA (before nonrecurring charges) are provided because they are measures commonly used in the Internet and telecommunications industries. EBITDA and EBITDA (before nonrecurring charges) are presented to enhance the understanding of the Company's operating results and are not intended to represent cash flows or results of operations in accordance with generally accepted accounting principles ("GAAP") for the periods indicated. EBITDA and EBITDA (before nonrecurring charges) are not measurements under
               GAAP and are not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating, investing and financing activities as determined using GAAP are also presented in Other Data.

          (6) Capital expenditures include assets acquired under capital leases.

                                     RISK FACTORS

             An investment in the New Notes offered hereby involves a high degree of risk. The following risk factors, together with the other information set forth in this Prospectus should be considered when evaluating an investment in the Company. This Prospectus includes certain forward-looking statements. The discussion set forth below contains cautionary statements identifying important factors including, but not limited to, the Company's lack of operating history, historical operating losses of NETCOM and lack of credit support from ICG, that could cause actual results to differ materially from the forward-looking statements.

          LACK OF OPERATING HISTORY; HISTORICAL OPERATING LOSSES OF NETCOM


             The Company has been recently formed, has no operating history and has only owned NETCOM since January 1998. NETCOM has incurred and expects to continue to incur significant operating and net losses for the near term. NETCOM had net losses and EBITDA losses (before nonrecurring charges) of approximately $33.1 million and $9.4 million, respectively, for fiscal 1997 and the Company had net losses and EBITDA losses (before nonrecurring charges) of approximately $18.9 million and $2.8 million, respectively, for the three months ended March 31, 1998. There can be no assurance that the Company will achieve or sustain profitability or positive EBITDA (before nonrecurring charges) in the future or at any time have sufficient resources to make principal and interest payments on the New Notes. See Footnote 5 to Summary Financial Data for the definition of EBITDA (before nonrecurring charges).
          See "Selected Financial Data," including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


          LACK OF CREDIT SUPPORT FROM ICG

             ICG is a guarantor under the ICG Indentures pursuant to which ICG's subsidiaries, ICG Holdings, Inc. and ICG Funding, LLC, have obtained outstanding financing through offerings of senior discount notes in the aggregate accreted amount of $915.3 million and redeemable preferred securities with a liquidation value of $445.3 million at March 31, 1998. The ICG Indentures impose severe restrictions on the relationship between ICG and its subsidiaries that are designated by ICG as Unrestricted Subsidiaries (as defined in the ICG Indentures). The Company is a wholly owned subsidiary of ICG which has been designated as an Unrestricted Subsidiary by ICG, and, as a result, ICG and its Restricted Subsidiaries are prohibited from providing cash or credit support to the Company or the Company's subsidiaries. ICG and its Restricted Subsidiaries are also prohibited from engaging in transactions with the Company or the Company's subsidiaries other than on an arm's length basis, and if a proposed transaction exceeds $2 million in value, ICG and its Restricted Subsidiaries may only participate with the approval of a majority of the disinterested members of the Board of Directors of ICG or the written opinion of a nationally recognized investment banking firm stating that the transaction is fair to ICG from a financial point of view. These restrictions could impair the Company's ability to raise capital, enter into arrangements with vendors, and conduct its business, which could have a material adverse effect on the Company's business, growth, financial condition and results of operations and ability to make payments on the New Notes.


             With respect to arrangements that ICG Equipment enters into with ICG to sell or lease under operating leases, licenses or rights-of-use for telecommunications equipment, software and capacity and related services, the Company depends upon ICG for payments from such transactions. As of March 31, 1998, ICG had, on a consolidated basis, aggregate accreted indebtedness, including capitalized lease obligations, of approximately $1.3 billion. For the 12- month period ended March 31, 1998, ICG had interest expense of approximately $128.0 million and EBITDA losses (before nonrecurring charges) of approximately $126.4 million. In the event ICG were unable to make payments under such arrangements, it would have a material adverse effect on the Company's business, financial condition and results of operations and ability to make payments on the New Notes. See "Certain Relationships and Related Transactions" and "Risk Factors -- Certain Financial and Operating Restrictions."

          SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE DEBT

             At March 31, 1998, after giving pro forma effect to the April Private Offering, the Company would have had, on a consolidated basis, approximately $560.5 million of senior indebtedness, consisting of $304.4 million of New Notes, $250.0 million of April Notes, which rank pari passu with the New Notes, and $6.1 million of capitalized lease obligations.
          The accretion of original issue discount on the New Notes will cause an increase in indebtedness of approximately $65 million by February 15, 2000. The accretion for original issue discount on the April Notes will cause an increase in indebtedness of approximately $39 million by February 15, 2000. The Services Indenture permits the incurrence of substantial amounts of additional indebtedness by the Company and its subsidiaries. The Company anticipates that it and/or its subsidiaries may incur substantial additional indebtedness in the future.

             The level of the Company's indebtedness could have important consequences to holders of the New Notes including the following:
          (i) the debt service requirements of any additional indebtedness could make it more difficult for the Company to make payments on the New Notes; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for other purposes; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (v) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business.


             The Company, primarily through NETCOM, has historically experienced EBITDA losses (before nonrecurring charges).
          NETCOM's earnings before fixed charges
          were insufficient to cover fixed charges for fiscal 1997 by $33.1 million. For the same period, on a pro forma basis after giving effect to the Private Offering as though it occurred on January 1, 1997, the Company's earnings before fixed charges would have been insufficient to cover fixed charges by $63.1 million and $25.3 million for fiscal 1997 and the three months ended March 31, 1998, respectively. In addition, on the same pro forma basis, the Company's EBITDA losses (before nonrecurring charges) minus capital expenditures and interest expense would have been $57.2 million and $19.9 million for fiscal 1997 and the three months ended March 31, 1998 respectively. There can be no assurance that the Company will be able to improve its earnings before fixed charges or that the Company will be able to meet its debt service obligations, including its obligations on the New Notes. In the event the Company's cash flow is inadequate to meet its obligations, the Company could face substantial liquidity problems. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the various covenants in its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the New Notes and could delay or preclude payment of principal of, or interest on, the New Notes. The ability of the Company to meet its obligations will be dependent upon the future performance of the Company and upon receiving payments from ICG which will be subject to prevailing economic conditions and to financial, business and other factors, including ICG's results and other factors, beyond the control of the Company. See "-- Lack of Credit Support from ICG."


          RISKS RELATED TO POTENTIAL REQUIREMENT TO PAY ACCESS CHARGES OR CONTRIBUTE TO FEDERAL UNIVERSAL FUND

             Although the Company is not currently subject to direct regulation by the Federal Communications Commission ("FCC") or any other governmental agency, it is possible that the Company and other ISPs could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. The FCC is currently considering whether ISPs should be required to pay access charges to local telephone companies for each minute that dial-access users spend connected to ISPs through telephone company switches. In addition, some telephone companies are seeking relief through state regulatory agencies. The FCC may also decide that ISPs should contribute to the federal Universal Service Fund. Such requirements, if adopted at either the federal or the state level, would have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the New Notes. See "--Regulation."


          INTEGRATION OF ACQUIRED BUSINESSES

             The Company intends to grow through expansion of its existing operations, integration with ICG and through acquisitions of U.S. or foreign businesses. The Company's ability to manage its existing businesses and its anticipated future growth will depend on its ability to evaluate new markets and investment vehicles, monitor operations, control costs, maintain effective quality controls, and significantly expand the Company's internal management, technical and accounting systems. The Company's integration with ICG and planned future growth will place a significant strain on the Company's financial, management and operational resources, including the identification of acquisition targets and the negotiation of acquisition agreements. In addition, acquisitions may entail considerable expenses in advance of anticipated related revenue and may cause fluctuations in the Company's operating results.

             In addition, upon the acquisition of other businesses, such acquired businesses will need to be integrated with the Company's existing businesses and its then existing operations. For acquired businesses, this may entail, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some or all of which may be incompatible. The Company may also need to address cultural, linguistic and legal concerns for acquired foreign businesses. The failure to effectively integrate acquired businesses could have a material adverse effect on the Company's business, growth, financial condition and results of operations and ability to make payments on the New Notes.

             The Company expects to use a portion of the proceeds of the Private Offering to continue acquiring telecommunications, Internet and related businesses that complement ICG's business strategy to offer a wide array of telecommunications, Internet and related services, primarily to communications intensive business customers. Acquisition targets could include U.S. or foreign CLECs, ISPs and long distance companies, among others. The Company intends to make future acquisitions primarily through the use of ICG Common Stock, cash on hand and the proceeds from securities offerings.

             The Company may in the future experience a strain on its management, operations and financial resources as a result of growth and acquisitions. The Company's ability to effectively manage growth will require it to continue to implement and improve its operational, financial and management information systems and to train, motivate and manage its employees, as well as to expand its existing direct access services business. These demands will require the addition of new management personnel and the development of additional expertise by existing management. In particular, the demands on NETCOM's data communications infrastructure and customer support resources have grown rapidly with NETCOM's changing subscriber base, and NETCOM may experience difficulties meeting the demand for its connectivity services. Capacity constraints may occur, both at the level of particular local access numbers and in connection with system-wide services that are provided from NETCOM's NOCs. NETCOM has experienced difficulties in providing an adequate level of customer service and support, and has been taking steps to improve its data communications infrastructure and customer support resources. A failure to enhance customer support resources adequately, or to expand and enhance its data communications infrastructure adequately, may materially adversely affect the Company's business, operating results, financial condition and ability to make payments on the New Notes. There can be no assurance that the Company's customer support or other resources will be sufficient to manage any future growth in its business or that NETCOM will be able to implement in whole or in part its expansion program, and any failure to do so could have a material adverse effect on the Company's business, operating results, financial condition and its ability to make payments on the New Notes.

             Although the Company expects to invest significant resources in NETCOM's data communications infrastructure and customer support resources, NETCOM continues to experience attrition of its subscribers from time to time as a result of a number of factors, including difficulties associated with management of growth and the shift of its focus to business customers. There can be no assurance that the Company will be able to improve its ability to retain subscribers or to attract sufficient new subscribers to offset periodic losses of existing subscribers.

          COMPETITION

             The market for Internet access and related services is highly competitive. There are no substantial barriers to entry and the Company anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. Current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers, and on-line service providers.

             ISPs. According to industry sources, there are over 4,300 ISPs in the United States and Canada as of October 31, 1997, consisting of national, regional and local providers. The Company's current primary competitors include other ISPs with a significant national presence which focus on business customers, such as UUNet Technologies, Inc. ("UUNet"), Bolt, Beranek & Newman, Inc. ("BBN") and Performance Systems International, Inc.("PSINet"). While the Company believes that its level of local service and support and target market focus distinguish it from these competitors, many of these competitors have significantly greater market share, brand recognition, and financial, technical and personnel resources than the Company. The Company also competes with unaffiliated regional and local ISPs in its targeted geographic regions.

             Telecommunications Carriers. The major long distance companies (also known as interexchange carriers or IXCs), including AT&T Corporation ("AT&T"), MCI Communications Corp. ("MCI"), and Sprint Corporation ("Sprint"), offer Internet access services and compete with the Company. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for ILECs, including the RBOCs and other competitive CLECs, to enter the Internet connectivity market. In order to address the Internet connectivity requirements of the business customers of long distance and local carriers, the Company believes that there is a move toward horizontal integration by ILECs through acquisitions or joint ventures with and the wholesale purchase of connectivity from ISPs. The WorldCom, Inc. ("WorldCom")/MFS Communications, Inc./UUNet consolidation and GTE Corporation's ("GTE") recent acquisition of BBN are indicative of this trend. Accordingly, the Company expects that it will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases.

             Cable Companies, Direct Broadcast Satellite and Wireless Communications Companies. Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Continental Cablevision, Inc. and Tele-Communications, Inc. ("TCI") have recently announced trials to provide Internet cable service to their residential customers in select areas. However, the cable companies are faced with large-scale upgrades of their existing plant equipment and infrastructure in order to support connections to the Internet backbone via high-speed cable access devices. Additionally, their current subscriber base and market focus is residential which requires that they partner with business-focused providers or undergo massive sales and marketing and network development efforts in order to target the business sector. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. These include Hughes Network Systems' announcement that it will provide high-speed data through direct broadcast satellite technology; CAI Wireless Systems Inc.'s ("CAI Wireless") announcement of an MMDS wireless cable operator launching data services via 2.5 to 2.7 GHz and high-speed wireless modem technology; and WinStar Communications, a 38 Ghz radio company that wholesales its network capacity to other carriers and now offers high-speed Internet access to business customers.

             On-line Service Providers. The dominant on-line service providers, including Microsoft Network, America Online, Incorporated ("America Online"), Compuserve, Inc. ("Compuserve") and Prodigy, Inc., ("Prodigy") have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. The Company competes to a lesser extent with these service providers, which currently are primarily focused on the consumer marketplace and offer their own content, including chat rooms, news updates, searchable reference databases, special interest groups and shopping. While Compuserve recently announced it will also target Internet connectivity for the small to medium-sized business market, this will require a significant transition from a consumer market focus to a business market focus.

             The Company believes that its ability to attract business customers and to market value-added services are keys to its future success. However, there can be no assurance that its competitors will not introduce similar pricing plans at comparable or more attractive prices in the future or that the Company will not be required to reduce its prices to match competition. Recently, many competitive ISPs have shifted their focus from individual customers to business customers. Moreover, there can be no assurance that more of the Company's competitors will not shift their focus to attracting business customers, resulting in even more competition for the Company. There can be no assurance that NETCOM will be able to offset the effects of any such competition or resulting price reductions through an increase in the number of its subscribers, higher revenue from enhanced services, cost reductions or otherwise. Increased competition could result in erosion of NETCOM's market share and adversely affect NETCOM's operating results.

             Increased competition has resulted and could continue to result in significant reductions in the average selling price of NETCOM's services. In addition, NETCOM expects to see increased pressure to obtain and retain additional subscribers that could result in increased sales and marketing expenses and related subscriber acquisition costs, which could materially adversely affect NETCOM's rate of customer churn and operating results. Certain of the Company's on-line competitors, including America Online, the Microsoft Network, Compuserve and Prodigy, have introduced unlimited access to the Internet and their proprietary content at flat rates as low as $9.95 per month. Certain of the RBOCs have also introduced competitive flat-rate pricing for unlimited access (without a set-up fee for at least some period of time). As a result, competition for active users of Internet services has intensified. There can be no assurance that the Company's competitors will not introduce more attractive prices in the future or that the Company will not be required to reduce its prices to match competition. There can be no assurance that NETCOM will be able to offset the effects of any such competition or resulting price reductions through an increase in the number of its subscribers, higher revenue from enhanced services, cost reductions or otherwise. Increased competition could result in erosion of the Company's market share and adversely affect the Company's operating results and ability to make payments on the New Notes. There can be no assurance that the Company will have financial resources, technical resources, technical expertise or marketing and support capabilities to continue to compete successfully.

          HOLDING COMPANY STRUCTURE; PRIORITY OF CREDITORS

             The Company is a holding company. The principal assets of the Company consist of common stock of NETCOM and will consist of common stock of other subsidiaries upon any future acquisitions. The Company must rely upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of and interest on the New Notes. The subsidiaries, however, are legally distinct from the Company and have no obligation, contingent or otherwise, to pay amounts due pursuant to the New Notes or to make funds available for such payment. The Company's subsidiaries will not guarantee the New Notes. The ability of the Company's subsidiaries to make such payments to the Company will be subject to, among other things, the availability of funds, the terms of such subsidiaries' indebtedness and applicable state laws. The Services Indenture will permit the Company's subsidiaries to incur substantial amounts of additional indebtedness and will allow that indebtedness to be secured with the assets of the subsidiaries (which constitute substantially all of the Company's consolidated assets). In addition, lenders to subsidiaries may impose restrictions on those subsidiaries' ability to make payments to the Company. Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the New Notes. Accordingly, the New Notes will be effectively subordinated to the liabilities (including trade payables) of the subsidiaries of the Company. At March 31, 1998, on a pro forma basis giving effect to the April Private Offering, the subsidiaries of the Company would have had approximately
          $38.9 million of liabilities (excluding intercompany payables), including approximately $6.1 million of indebtedness, consisting solely of capitalized lease obligations. In addition, the Services Indenture will permit the Company and its Restricted Subsidiaries to make substantial investments in entities they do not control, including an unlimited amount of investments in CSW/ICG
          ChoiceCom, L.P. ("ChoiceCom"), a new telecommunications company in Texas that has a strategic relationship with ICG.


             The New Notes will be senior, unsecured indebtedness of the Company. At March 31, 1998, the Company had, on a consolidated basis, an aggregate of approximately $6.1 million of secured indebtedness, consisting solely of capitalized lease obligations. In the event such secured indebtedness goes into default and the holders thereof foreclose on the collateral, the holders of secured indebtedness will be entitled to payment out of the proceeds of their collateral prior to any holders of general unsecured indebtedness, including the New Notes, notwithstanding the existence of any event of default with respect to the New Notes. The Services Indenture also permits the Company and its subsidiaries to incur substantial amounts of additional secured indebtedness and to grant additional liens. See "Description of the New Notes -- Covenants." In the event of bankruptcy, liquidation or reorganization of the Company, holders of secured indebtedness will have a claim, prior to the claim of the holders of the New Notes, on the assets of the Company securing such indebtedness. In addition, to the extent that the value of such collateral is insufficient to satisfy such secured indebtedness, holders of amounts remaining outstanding on such secured indebtedness (as well as other unsubordinated creditors of the Company) would be entitled to share pari passu with the holders of New Notes with respect to any other assets of the Company. Assets remaining after satisfaction of the claims of holders of secured indebtedness may not be sufficient to pay amounts due or any or all of the New Notes then outstanding.

          RISKS RELATED TO CHANGE IN CUSTOMER FOCUS TO ATTRACT BUSINESS
          CUSTOMERS

             In January 1997, NETCOM announced plans to migrate its customer focus away from high volume, low margin consumer customers to higher margin products for small and medium-sized business customers. Although NETCOM has increased the number of its direct access business customers and its revenue per customer in 1997, and expects to invest significant resources to continue to increase the number of direct access business customers and its revenue per customer, there can be no assurance that the Company will be able to continue to increase the number of its direct access business customers or its revenue per customer in the future. Furthermore, many of the Company's competitors have shifted their focus to pursue business customers. There can be no assurance that more competition for business accounts will not lead to a significant slowdown in the growth of, or a decrease in, the Company's direct access business customers or its revenue per customer, and such slowdown or decrease could have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the New Notes.

          DEPENDENCE UPON NEW AND ENHANCED SERVICES

             NETCOM has recently introduced new enhanced business connectivity solutions services, including NETCOMplete packages offering customers anti-virus file conversion, support, E-mail access, data storage, Automatic Reconnect and other premium, higher-priced services. The failure of these services to gain market acceptance in a timely manner or at all could have a material adverse effect on the business, financial condition and results of operations of the Company and its ability to make payments on the New Notes. Introduction by NETCOM of new or enhanced services with reliability, quality or compatibility problems could significantly delay or hinder market acceptance of all of NETCOM's services, which would adversely affect the Company's ability to attract new customers and subscribers. The Company's services may contain undetected errors or defects when first introduced or when enhancements are introduced. There can be no assurance that, despite testing by NETCOM and its customers, errors will not be found in new services after commencement of commercial deployment, resulting in additional development costs, loss of, or delays in, market acceptance, diversion of technical resources and loss of subscribers. Any such event would have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the New Notes.

          RISKS RELATED TO INTERNET TELEPHONE BUSINESS AND HIGH-SPEED DATA TRANSMISSION SERVICES BUSINESS

             In March 1998, ICG and NETCOM announced their plans to offer long distance services via IP technology. Furthermore, ICG and NETCOM plan to offer high-speed data transmission services via DSL technology to all business and end user customers within ICG's existing regional clusters by the end of fiscal 1998. ICG and NETCOM anticipate expending significant capital and operating costs in connection with providing such services and will have to address issues concerning commercial use of such services, including security, reliability, ease of access and quality of service. For example, IP technology may cause poor quality voice transmission and DSL technology may cause interference with and be interfered by other signals present in ILEC's copper transmission facilities. There can be no assurance that ICG and NETCOM will be able to successfully resolve such issues and market, sell and deliver these services. Because long distance services using IP technology and high-speed data transmission services using DSL technology are relatively new and evolving, it is difficult to predict their future growth and size. If the markets for such services to be offered by ICG and the Company, through NETCOM, fail to grow or grow more slowly than anticipated, such events could have a material adverse effect on the Company and its ability to make payments on the New Notes.

             Although the Company is not currently subject to direct regulation by the FCC or any other governmental agency, it is possible that the Company and other ISPs could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. The FCC is currently considering whether ISPs should be required to pay access charges to local telephone companies for each minute that dial-access users spend connected to ISPs through telephone company switches. In addition, some telephone companies are seeking relief through state regulatory agencies. The FCC may also decide that ISPs should contribute to the federal Universal Service Fund. Such requirements, if adopted at either the federal or the state level, would have a material adverse effect on ICG and NETCOM's abilities to implement their long distance services via IP technology and high-speed data transmission services via DSL technology, or if implemented, to profitably sell such services, and the Company's ability to make payments on the New Notes. See "--Regulation."

          POTENTIAL LIABILITY FOR CONTENT

             The Communications Decency Act (the "Act"), which was passed as part of the Federal Telecommunications Act of 1996, imposed criminal penalties on anyone who distributes obscene, lascivious or indecent communications on the Internet. As enacted, the Act imposed fines on any entity that (i) by means of a telecommunications device, knowingly sends indecent or obscene material to a minor; (ii) by means of an interactive computer service, sends or displays indecent material to a minor; or (iii) permits any telecommunications facility under such entity's control to be used for the foregoing purposes. That provision, as applied to indecent material, was declared unconstitutional in June 1997 by the United States Supreme Court. While the Clinton Administration has announced that it will not seek passage of similar legislation to replace this provision, action by Congress in this area remains possible. Prior to the enactment of the Act, a federal district court held that an ISP could be found liable for defamation on the grounds that it exercised active editorial control over postings to its service. The Act contains a provision which, one court has held, shields ISPs from such liability for material posted to the Internet by their subscribers or other third parties.

             The applicability to the Internet of existing laws governing issues such as property ownership, libel and privacy is uncertain. For example, in 1996 NETCOM settled a lawsuit alleging copyright infringement against NETCOM relating to electronic messages posted by an unrelated individual to a bulletin board service operated by one of NETCOM's customers. New legislation or regulation with respect to content could have a material adverse effect on the Company's business, results of operations, financial condition and ability to make payments on the New Notes.

             As the law in this area develops, the potential that liability might be imposed on the Company for information carried on or disseminated through its network could require the Company to implement measures to comply with applicable law and reduce its exposure to such liability, which could require the expenditure of substantial resources or the discontinuation or modification of certain service offerings. Any costs incurred as a result of such expenditures or in contesting any such asserted claims, the consequent imposition of liability, or any adverse publicity resulting from any of the foregoing, could have a material adverse affect on the Company and its ability to make payments on the New Notes.

          DEPENDENCE ON BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS

             Sophisticated information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies.

             NETCOM's billing and information systems are primarily products and services provided by third party vendors. These systems have generally met NETCOM's historical needs, primarily due to a relatively low volume of customer accounts requiring complex billing requests. However, information systems are vital as NETCOM expects to offer numerous products and services at varying prices. Additionally, NETCOM expects the amount of customers with more complex billing requests in general to increase. NETCOM is currently evaluating a billing platform based upon an information system purchased from a third party vendor with internal enhancements to meet NETCOM's needs. The failure of
          (i) the Company's vendors to deliver proposed products and services in a timely and effective manner, (ii) the Company to adequately identify all of its information and processing needs or (iii) the Company to upgrade systems as necessary, could have a material adverse impact on the ability of NETCOM to reach its objectives, and on the Company's financial condition and results of operations and ability to make payments on the New Notes.

             The Company is performing a comprehensive review of its information and support systems to determine whether such systems will properly function in the year 2000 and thereafter. Systems under review principally include the Company's network operations and monitoring systems, billing and financial systems and systems supporting the Company's communications equipment premises, building facilities and other office equipment. Although the Company relies primarily on systems developed with current technology and many of the systems currently in operation were designed to be year 2000 compliant, the Company expects that it will have to replace, upgrade or reprogram certain systems to ensure that all interfacing technology will be year 2000 compliant when running jointly. The Company's due diligence also includes an evaluation of vendor-provided technology and the implementation of new policies to require vendors to confirm that they have disclosed and will correct any year 2000 compliance issues.

             The Company's evaluation process is expected to be complete during 1998. Certain minor conversions and system upgrades are already under way and the Company plans to have all identified compliance issues resolved by mid-1999. The costs associated with resolving year 2000 compliance issues are expensed as incurred and, in the aggregate, are not expected to have a material impact on the Company's financial condition or results of operations. While the Company believes that its software applications will be year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will then function adequately. Further, if the software applications of local exchange carriers, long distance carriers or others on whose services the Company depends are not year 2000 compliant, it could have a material adverse effect on the Company's financial condition and results of operations.

          KEY PERSONNEL

             The efforts of a small number of key management and operating personnel will largely determine the Company's success. The success of the Company also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications and Internet access services industries is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel. The competition for qualified computer programmers and engineers is particularly intense in the "Silicon Valley" area of California, where NETCOM's operations are based. The Company may be compelled to offer substantially increased compensation and benefits packages to attract and retain computer programmers and engineers. The loss of certain key personnel or the failure of the Company to attract and retain qualified personnel could adversely affect the Company and its ability to make payments on the New Notes.

          RAPID TECHNOLOGICAL CHANGE

             NETCOM's success is highly dependent upon its ability to develop new services and software that meet changing customer requirements. The market for NETCOM's services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new software, service and product introductions. There can be no assurance that NETCOM can successfully identify new service opportunities and develop and bring new services and software to market in a timely manner, or that services, software or technologies developed by others will not render NETCOM's services, software or technologies noncompetitive or obsolete. NETCOM is also at risk of fundamental changes in the way Internet access services are delivered. New industry standards have the potential to replace or provide lower-cost alternatives to the Company's existing services. The adoption of such new industry standards could render the Company's existing services obsolete and unmarketable or require reduction in the fees charged therefor. For example, the Company's services currently rely on the widespread commercial use of Transmission Control Protocol/Internet Protocol ("TCP/IP"). Alternative open and proprietary standards that compete with TCP/IP, including proprietary protocols developed by International Business Machines Corporation and Novell, Inc. have been or are being developed. The widespread acceptance of these or other protocols could have a material adverse effect on the Company.

             The Company's business is also sensitive to fundamental changes in the method of Internet access delivery. Currently, the Internet is accessed primarily via computers connected by telephone lines. A number of alternative methods for users to connect to the Internet, including cable modems, satellites and other wired and wireless telecommunications technologies, currently are under development. As the Internet becomes accessible through these technologies, or as user requirements as to access methods change, the Company will have to develop new technology or modify its existing technology. The Company's pursuit of these technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its Internet access business to alternate access methods. Any failure on the part of the Company to identify, adopt and use new technologies effectively, to develop its technological capabilities or to develop new services or enhance existing services in a timely and cost-effective manner could have a material adverse effect on the Company and its ability to make payments on the New Notes.

             ISPs participate in the Internet through contractual "peering arrangements" with Internet companies. These contractual arrangements are not subject to regulation and could be subject to revision in terms, conditions or costs over time.

             As the industry evolves, required technological advances by NETCOM could include compression, full-motion video, and integration of video, voice, data and graphics. NETCOM's pursuit of these technological advances may require substantial time and expense, and there can be no assurance that NETCOM will succeed in adapting its Internet service business to alternate access devices and conduits.

          DEPENDENCE ON THE INTERNET; UNCERTAIN ADOPTION OF THE INTERNET AS A MEDIUM OF COMMERCE AND COMMUNICATIONS

             The Company's products and services are targeted toward users of the Internet, which has experienced rapid growth. As is typical in the case of a new and rapidly evolving industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the business market targeted by the Company. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including, among others, inconsistent quality of service, lack of availability of cost-effective, high-speed options, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors, inadequate protection of the confidentiality of stored data and information moving across the Internet, and a lack of tools to simplify Internet access and use. In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial exploitation of the Internet to date, and there can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. Further, the adoption of the Internet for commerce and communications, particularly by those individuals and enterprises that have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete. The failure of the market for business-related Internet solutions to continue to develop would adversely impact the Company's business, financial condition and results of operations and ability to make payments on the New Notes.

             NETCOM's current customer base consists primarily of individuals and small and medium-sized businesses, and the Company's success will depend in part upon the continuing development and expansion of the Internet and the market for Internet access. While Internet access may afford businesses with a convenient and inexpensive resource of business-related information, Internet access also enables the end user, including an employee of a small or medium-sized business, to access a wide variety of non-business related information and/or recreational material that may distract the end user from his or her work-related responsibilities. Therefore, there may be a risk that such abuse of Internet access by employees resulting in decreased productivity of these employees could cause business demand for Internet services to decrease. There is also the risk that the perceived potential for abuse of Internet access privileges by employees could prevent otherwise interested businesses from subscribing to, or expanding their subscriptions with, NETCOM, which could have a material adverse effect on the Company's business, operating results and financial condition and ability to make payments on the New Notes.

          DEPENDENCE ON DISTRIBUTION AND MARKETING RELATIONSHIPS

             NETCOM believes that its success in penetrating markets for its Internet connectivity services depends in large part on its ability to maintain and develop additional relationships with leading companies that market computer products and to cultivate alternative relationships if distribution channels change. NETCOM has entered into original equipment manufacturer ("OEM") agreements, distribution agreements, and other agreements with a number of such companies. In addition, the Company will enter into agreements relating to the marketing of NETCOM's products and services by ICG's sales force. The termination or renegotiation of certain of these relationships could have a material adverse effect on NETCOM. All of these agreements are nonexclusive, and many of the companies with which NETCOM has agreements also have similar agreements with NETCOM's competitors. In addition, there can be no assurance that NETCOM's distributors and OEMs with which NETCOM has relationships, many of which have significantly greater financial and marketing resources than NETCOM, will not develop and market products in competition with NETCOM in the future, discontinue their relationships with NETCOM or form additional competing arrangements with NETCOM's competitors.

          RISKS RELATED TO INTERNATIONAL VENTURES

             NETCOM began offering Internet services in the United Kingdom and Canada through its international subsidiaries in 1995 and may seek to acquire additional businesses outside of the United States. There can be no assurance that the Company will be able to successfully market, sell and deliver its services in the United Kingdom, Canada or other international markets that it may decide to enter in the future. In addition, there are certain significant risks inherent in doing business on an international level, such as laws governing content that differ greatly from those in the United States, unexpected changes in regulatory requirements, political risks, export restrictions, tariffs and other trade barriers, fluctuations in currency exchange rates, and issues regarding intellectual property and potentially adverse tax consequences, any or all of which could impact the Company's international operations. NETCOM's EBITDA losses for its international operations for fiscal 1997 were $14.8 million and $0.9 million for the three months ended March 31, 1998.

          DEPENDENCE ON SUPPLIERS

             NETCOM relies on other companies to provide data communications capacity via leased telecommunications lines. If NETCOM's suppliers are unable or unwilling to provide or expand its current levels of service to NETCOM in the future, NETCOM's operations would be materially adversely affected. Although leased telecommunications lines are available from several alternative suppliers, including ICG, there can be no assurance that NETCOM could obtain substitute services from other providers at reasonable or comparable prices or in a timely fashion. NETCOM is also subject to risks relating to potential disruptions in its suppliers' services, and there are no assurances that such interruptions will not occur in the future. Service interruptions can produce substantial customer dissatisfaction and lead to higher rates of customer churn.

             NETCOM is also dependent on certain third party suppliers of software and hardware components. Although NETCOM attempts to maintain a minimum of two vendors for each required product, certain components used by NETCOM in providing its networking services are currently acquired from only one source, including high performance routers manufactured by Cisco Systems, Inc. ("Cisco"), modems manufactured by U.S. Robotics Corporation ("U.S. Robotics"), switches manufactured by Cascade Communications, Inc. ("Cascade") and servers from Sun Microsystems, Inc. ("Sun Microsystems"). NETCOM has also from time to time experienced delays in the receipt of certain software and hardware components. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays that could materially adversely affect the Company's business, operating results and financial condition and ability to make payments on the New Notes.

          DEPENDENCE ON NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS

             The future success of NETCOM's business will depend upon the capacity, reliability and security of its network infrastructure. NETCOM has in the past experienced network problems and network slowdowns due to limited server capacity in NETCOM's NOCs. NETCOM is currently implementing systems and processes in order to address these problems and improve NETCOM's service generally. NETCOM must continue to expand and adapt its network infrastructure as the amount of information NETCOM wishes to transfer increases and to meet changing customer requirements. The expansion and adaptation of NETCOM's network infrastructure will require substantial financial, operational and management resources. There can be no assurance that NETCOM will be able to expand or adapt its network infrastructure to meet additional demand or its changing customer requirements on a timely basis, at a commercially reasonable cost, or at all, or that NETCOM will be able to deploy successfully the contemplated network expansion. Any failure of NETCOM to expand its network infrastructure on a timely basis or to adapt it to changing customer requirements or evolving industry standards could have a material adverse effect on the Company's business, operating results and financial condition and ability to make payments on the New Notes.

             NETCOM's operations are dependent on its ability to protect its computer equipment against damage from fire, earthquakes, power loss, telecommunications failures and similar events. A significant portion of NETCOM's computer equipment is located at its NOCs and NETCOM is subject to significant risk to NETCOM's operations from a natural disaster or other unanticipated event at one of these sites. Any damage or failure that causes interruptions in NETCOM's operations could have a material adverse effect on the Company's business, operating results, financial condition and ability to make payments on the New Notes.

             Despite the implementation of security measures, NETCOM's infrastructure is also vulnerable to computer viruses or similar disruptive problems caused by its customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to NETCOM's customers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of NETCOM's customers and could also cause dissemination of unwanted, inappropriate or objectionable materials to NETCOM's customers, any of which may deter certain persons from subscribing to NETCOM's services.

             Any network malfunction or security breach could cause commercial transactions to be delayed, not completed or completed with compromised security. Although the Company intends to continue to implement and maintain security measures, such measures have been circumvented in the past and may be defeated in the future. Alleviating problems caused by computer viruses or other inappropriate uses or security breaches may cause interruptions, delays or cessation in service to the Company's subscribers, which could have a material adverse effect on the Company. In addition, there can be no assurance that subscribers or others will not assert claims of liability against the Company as a result of these events. Further, until more comprehensive security technologies are developed and implemented, security and privacy concerns of existing and potential subscribers may inhibit the growth of the Internet access services industry in general and of the Company's user base in particular.

          REGULATION

             The Company provides Internet access services in part through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire-line communications. Although the Company is not currently subject to direct regulation by the FCC or any other governmental agency (other than regulations applicable to businesses generally), due to the increasingly widespread use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, user privacy, pricing, libel, intellectual property protection and infringement, and technology export and other controls. It also is possible that the Company could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. The FCC is currently reviewing its regulatory positions to impose common carrier regulation on the network transport and communications facilities aspects of an enhanced or information service package. Such changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from the RBOCs or other telecommunications companies, could have an adverse effect on the Company's business. For example, the FCC is considering whether ISPs should be required to pay access charges to local telephone companies for each minute that dial-access users spend connected to ISPs through telephone company switches. In addition, some telephone companies are seeking similar relief through state regulatory agencies and have raised this issue before the Eighth Circuit Court of Appeals. The FCC may also decide that ISPs should pay access charges and/or contribute to the federal Universal Service Fund. However, in a recent Report on Universal Service sent to Congress by the FCC on April 10, 1998, the FCC reaffirmed its view that as a general matter ISPs are information services providers and not telecommunications carriers, and reiterated that information services providers are not subject to universal service obligations, access charges or rate regulation. Additionally, the Report declines to make any definitive pronouncements on whether various new services, such as certain forms of Internet telephone services, should be classified as information services or telecommunications services. Instead, the FCC deferred consideration of that issue to future proceedings. If adopted at either the federal or state level, new requirements that ISPs pay access charges and/or contribute to the Universal Service Fund could have a material adverse effect on the Company and its ability to make payments on the New Notes. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business.

             Certain states have deemed the provision of Internet services to be taxable and, in such states, NETCOM collects such taxes from its customers. Other states have not yet announced a policy in this regard or have affirmatively decided that such services are not taxable. If such states retroactively subject the provision of Internet services to sales tax or if customers are unwilling to pay sales tax that may be assessed in the future, such events could have a material adverse effect on the Company and its ability to make payments on the New Notes.

          RISKS RELATING TO CUSTOMER CHURN

             ISPs are subject to substantial customer "churn," the term used for customer turnover through cancellations. High churn rates may indicate customer dissatisfaction with the ISP and may cause the ISP to incur substantial costs to retain existing customers and attract new customers. Any substantial increase in NETCOM's churn rate could have a material adverse effect on the Company's business, operating results, financial condition and its ability to make payments on the New Notes.

          CONTROL BY ICG

             ICG owns all of the Company's issued and outstanding capital stock and thus has complete voting control over the corporate governance of the Company, including the election of the Company's Board of Directors and other corporate actions requiring stockholder approval. Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between ICG and the holders of the New Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they mature, the interests of ICG might conflict with those of the holders of the New Notes. In addition, ICG may have an interest is pursuing certain acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity interest in the Company, even though such transactions might involve risks to the holders of the New Notes. See "Sole Stockholder of the Company."

          LIMITED INTELLECTUAL PROPERTY PROTECTION

             NETCOM relies on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect its proprietary technology and software products. NETCOM currently has no domestic or foreign patents or patent applications pending. Despite NETCOM's precautions, it may be possible for unauthorized third parties to lawfully or unlawfully copy aspects of, or otherwise obtain and use, NETCOM's software products and technology. In addition, NETCOM cannot be certain that others will not develop substantially equivalent or superseding proprietary technology, thereby substantially reducing the value of NETCOM's proprietary rights.

             From time to time NETCOM has received notices claiming that it is infringing the proprietary rights of third parties, and there can be no assurance that NETCOM will not become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. Any such claims could be time consuming, result in costly litigation, cause product shipment delays or lead NETCOM to enter into royalty or licensing agreements rather than disputing the merits of such claims. Moreover, an adverse outcome in such proceedings could subject NETCOM to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others or require NETCOM to cease the marketing or use of certain products, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

          RISKS RELATED TO CSW/CHOICECOM OPTIONS

             Pursuant to agreements entered into with affiliates of Central and South West Corporation ("CSW") in December 1996, as subsequently revised, relating to ChoiceCom, prior to offering ISP services in the states of Texas, Oklahoma, Louisiana and Arkansas, ICG is obligated to offer CSW the right to purchase up to a 49% interest in the business opportunity providing such services. Consequently, ICG has offered CSW an option to purchase up to 49% of that portion of the business of NETCOM that provides such services in such four-state area (the "ISP Opportunity") at a price based on the costs and expenses incurred by ICG to acquire such ISP Opportunity. The Company does not know whether CSW will exercise this option. If CSW does not exercise this option, at such time, if ever, that ICG exercises the option it currently holds to acquire a 50% interest in ChoiceCom, ChoiceCom will then effectively have the right to acquire 100% of the ISP Opportunity from ICG at a price equal to ICG's costs and expenses (including an implied interest rate) incurred with respect to such ISP Opportunity. As a result, ICG is required to maintain separate books and records for the ISP Opportunity, and transactions between the ISP Opportunity and NETCOM's other operations will be carried out on an arm's length basis. Additionally, options on substantially the same terms will be available to CSW and ChoiceCom with respect to all telecommunications business opportunities in such four-state area.

          CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

             The Services Indenture and other indebtedness of the Company impose operating and financial restrictions on the Company. Such restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness or create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. A default under such indebtedness could result in an acceleration of the Notes, in which case the holders of the New Notes may not be paid in full.

          ORIGINAL ISSUE DISCOUNT; POSSIBLE UNFAVORABLE TAX AND OTHER LEGAL CONSEQUENCES FOR HOLDERS OF NOTES

             The New Notes will be issued at a substantial discount from their principal amount. Although cash interest will not accrue on the New Notes prior to February 15, 2003, and there will be no periodic payments of cash interest on the New Notes prior to August 15, 2003, original issue discount (the difference between the stated redemption price at maturity and the issue price of the New Notes) will accrue from the issue date of the New Notes. Original issue discount will be includible as interest income periodically (including for periods ending prior to February 15, 2003) in a U.S. Holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the Holders of a New Note regarding the purchase, ownership and disposition of the Notes.

             If a bankruptcy case is commenced by or against the Company under the U.S. Bankruptcy Code after the issuance of the New Notes, the claim of a holder of a New Note with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

          POSSIBLE UNFAVORABLE TAX CONSEQUENCES OF THE EXCHANGE

             An exchange of a debt instrument for another debt instrument will not constitute a taxable event for U.S. federal income tax purposes unless such exchange is deemed to be a "modification" of the original debt instrument and such modification is deemed to be "significant." The New Notes are identical to the Old Notes except that the New Notes will be registered under the Securities Act and will not bear legends restricting the transfer thereof. Under recently issued Treasury regulations, the exchange of Old Notes for New Notes should not constitute a taxable event because the registration feature of the New Notes should neither be a modification nor economically significant. However, there is no judicial or administrative guidance on this issue. If such exchange were deemed to be a taxable event because the registration feature was deemed to constitute a significant modification pursuant to the Treasury regulations, holders of Old Notes would recognize gain or loss equal to the difference in fair market value of the New Notes received and such holder's tax basis in the Old Notes exchanged therefor, determined as of the date of the exchange.

          RISK OF INABILITY BY COMPANY TO FUND REPURCHASE OF NEW NOTES UPON A CHANGE OF CONTROL

             Under the terms of the Services Indenture, the Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all New Notes then outstanding, at a purchase price equal to 101% of the Accreted Value thereof on the relevant Payment Date, plus accrued interest (if any) to the Payment Date. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any repayment of outstanding indebtedness (including repurchases of New Notes) required by the Services Indenture (as well as may be contained in other securities of the Company which might be outstanding at the time). The requirement for the Company to repurchase the New Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such New Note repurchase, either prior to or concurrently with such Note repurchase. In addition, in the event the Company is unable to consummate a repurchase of New Notes due to insufficient funds upon a Change of Control, such failure will constitute an immediate event of default under the Services Indenture and will result, upon the declaration by the Trustee, in the acceleration of the New Notes, whereby the Accreted Value of, premium, if any, and accrued interest on the New Notes will be immediately due and payable.

          LACK OF PUBLIC MARKET

             The New Notes are a new issue of securities for which there is currently no active trading market. If any New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition, performance of, and prospects for the Company. There can be no assurance of an active trading market for any of the New Notes.

                               SELECTED FINANCIAL DATA

             The Company was formed on January 23, 1998 as a wholly owned subsidiary of ICG. On January 21, 1998, NETCOM was merged into a subsidiary of ICG and, upon formation of the Company, ICG contributed its investment in NETCOM to the Company. NETCOM is considered to be a predecessor entity to the Company and, accordingly, the financial statements of the Company prior to January 1998 are the historical consolidated financial statements of NETCOM.

             The following table sets forth selected financial and other operating data of NETCOM, the predecessor to the Company, for each fiscal year in the five-year period ended December 31, 1997 and the three-month period ended March 31, 1997. Such annual data have been derived from, and should be read in conjunction with, NETCOM's audited consolidated financial statements and notes thereto included elsewhere in this Prospectus for each of the fiscal years in the three-year period ended December 31, 1997. The following table also sets forth selected financial and other operating data of the Company as of and for the three-month period ended March 31, 1998. Such data have been derived from, and should be read in conjunction with, the Company's unaudited consolidated financial statements and notes thereto included elsewhere in this Prospectus as of and for the three-month period ended March 31, 1998. NETCOM's development and expansion activities, including acquisitions, during the periods shown below materially affect the comparability of this data from one period to another.


                                            YEARS ENDED DECEMBER 31,
                               ------------------------------------------------
                                1993(1)      1994 (1)    1995(1)(2)    1996(1)
                               ---------    ----------  ------------  ---------
                                               (IN THOUSANDS)
     STATEMENT OF
     OPERATIONS DATA:
     Revenue . . . . . . .       $2,412       12,359       52,422       120,540
     Operating costs and
      expenses:
       Operating costs
        (excluding
        depreciation). . .        1,011        5,777       29,550        73,545
       Selling, marketing,
        general and
        administrative . .        1,002        5,709       30,617        78,031
       Depreciation
        and amortization .          157          978        7,190        17,401
       Net loss (gain)
        on disposal of
        long lived
        assets   . . . . .           --           --        1,311         1,486
       Merger and
        restructuring
        costs  . . . . . .           --           --           --            --
                                -------      -------      -------       -------
             Total
              operating
              costs and
              expenses . .        2,170       12,464       68,668       170,463
     Operating loss  . . .          242         (105)     (16,246)      (49,923)
     Interest and
      other (expense)
      income, net(3) . . .           (3)           5        2,197         5,681
                                -------      -------      -------       -------
     Income (loss)
      before income
      taxes  . . . . . . .          239         (100)     (14,049)      (44,242)
     Income taxes  . . . .          (12)          --          (15)          (23)
                                -------      -------      -------       -------
     Net income (loss) . .       $  227         (100)     (14,064)      (44,265)
                                =======      =======      =======       =======




                                  YEARS ENDED
                                   DECEMBER               THREE MONTHS
                                      31,                ENDED MARCH 31,
                                   ---------        -------------------------
                                    1997(1)          1997(1)            1998
                                   ---------        ---------          ------
                                                 (IN THOUSANDS)

     STATEMENT OF
      OPERATIONS DATA:
     Revenue . . . . . . .          160,660           39,005            40,534
     Operating costs and
      expenses:
       Operating costs
       (excluding
       depreciation) . . .           95,498           23,380            25,654
       Selling, marketing,
        general and
        administrative . .           74,552           20,237            17,657
       Depreciation
        and amortization .           25,886            5,844             7,267
       Net loss (gain)
        on disposal of
        long lived
        assets   . . . . .             (621)            (322)               --
       Merger and
        restructuring
        costs  . . . . . .            1,879               --             7,746
                                    -------          -------           -------
             Total
              operating
              costs and
              expenses . .          197,194           49,139            58,324
     Operating loss  . . .          (36,534)         (10,134)          (17,790)
     Interest and
      other (expense)
      income, net(3) . . .            3,480              930            (1,100)
                                    -------          -------           -------
     Income (loss)
      before income
      taxes  . . . . . . .          (33,054)          (9,204)          (18,890)
     Income taxes  . . . .              (38)              (7)              (13)
                                    -------          -------            ------
     Net income (loss) . .          (33,092)          (9,211)          (18,903)
                                    =======          =======           =======



                                                       AT MARCH 31,
                                                          1998
                                                      -------------
                                                     (IN THOUSANDS)

      BALANCE SHEET DATA:
      Cash and cash equivalents . . . . .               $ 330,977
      Working capital . . . . . . . . . .                 313,525
      Property and equipment, net . . . .                  74,545
      Total assets  . . . . . . . . . . .                 438,153
      Current portion of capital lease
       obligations  . . . . . . . . . . .                   2,476
      Long-term debt and capital lease
       obligations, less current portion                  308,043
      Common stock and additional paid-in
       capital  . . . . . . . . . . . . .                 207,798
      Accumulated deficit . . . . . . . .                (114,037)
      Stockholders' equity  . . . . . . .                  94,010

                                            YEARS ENDED DECEMBER 31,
                               -----------------------------------------------
                                1993(1)     1994(1)     1995(1)(2)    1996(1)
                               ---------   ---------   ------------  ---------
                                        (IN THOUSANDS, EXCEPT RATIOS)

      OTHER DATA:
      Ratio of
       earnings to
       fixed charges(4)           8.7          --           --             --
      Deficiency of earnings
       to fixed charges(4)     $   --          100       14,049         44,242
      Net cash provided
       (used) by operating
       activities . . . . .       789        4,922         (461)       (21,651)
      Net cash used
       by investing
       activities . . . . .    (1,028)     (11,375)     (44,742)       (53,992)
      Net cash
       provided by
       financing
       activities . . . . .       314       27,315      170,294          2,351
      EBITDA(5)   . . . . .       399          873       (9,056)       (32,522)
      EBITDA (before
       nonrecurring
       charges)(5). . . . .       399          873       (7,745)       (31,036)
      Capital
       expenditures(6)  . .     1,028       11,143       43,361         53,992



                                 YEARS ENDED
                                  DECEMBER             THREE MONTHS
                                     31,              ENDED MARCH 31,
                                  ---------       -----------------------
                                   1997(1)         1997(1)          1998
                                  ---------       ---------        ------
                                       (IN THOUSANDS, EXCEPT RATIOS)

      OTHER DATA:
      Ratio of earnings
       to fixed charges(4). .          --            --               --
      Deficiency of earnings
       to fixed charges(4). .      33,054         9,204           17,774
      Net cash provided
       (used) by operating
       activities . . . . . .      (2,130)       (2,515)          (3,350)
      Net cash used by
       investing
       activities . . . . . .      (9,029)       (1,300)         (19,571)
      Net cash provided
       by financing
       activities . . . . . .       1,351         1,950          290,513
      EBITDA(5).  . . . . . .     (10,648)       (4,290)         (10,523)
      EBITDA (before
       nonrecurring
       charges(5) . . . . . .      (9,390)       (4,612)          (2,777)
      Capital
       expenditures(6)  . . .      17,258         5,281            8,632



     ---------------

          (1) The selected financial and other operating data of NETCOM were prepared using the audited consolidated financial statements of NETCOM included elsewhere herein, however, the selected financial and other operating data have been reclassified to conform with the classification and presentation of the unaudited consolidated financial statements of the Company for the three months ended March 31, 1998.

          (2) Results for fiscal 1995 include five months of results of Professional Internet Consulting, Inc., which was acquired by NETCOM in August 1995.

          (3) Giving pro forma effect to the receipt of the net proceeds from the Private Offering and interest expense, net on $300.6 million gross proceeds of Notes, without giving any effect to any increased interest income on available cash, as if such events had occurred on January 1, 1997, interest expense, net would have been $26.6 million for fiscal 1997 and $7.5 million for the three months ended March 31, 1998.


          (4)  On a pro forma basis giving effect
               to the Private Offering as if it had occurred on January 1, 1997 and without giving effect to any increased interest income on additional available cash, earnings would have been insufficient to cover fixed charges by $63.1 million for fiscal 1997 and by $25.3 million for the three months ended March 31, 1998. Earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized and that portion of rental expense the Company believes to be representative of interest (i.e., one-third of rental expense).


          (5) EBITDA consists of net earnings (loss) before interest, income taxes, depreciation and amortization and other income (expense), net. EBITDA (before nonrecurring charges) represents EBITDA before certain nonrecurring charges such as net loss (gain) on disposal of long-lived assets and merger and restructuring costs. EBITDA and EBITDA (before nonrecurring charges) are provided because they are measures commonly used in the Internet and telecommunications industries. EBITDA and EBITDA (before nonrecurring charges) are presented to enhance the understanding of the Company's operating results and are not intended to represent cash flows or results of operations in accordance with GAAP for the periods indicated. EBITDA and EBITDA (before nonrecurring charges) are not measurements under GAAP and are not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating, investing and financing activities as determined using GAAP are also presented in Other Data.

          (6) Capital expenditures include assets acquired under capital leases.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              AND RESULTS OF OPERATIONS

               The following discussion includes certain forward-looking statements which are affected by important factors including, but not limited to, the Company's lack of operating history, historical operating losses of NETCOM and lack of credit support from ICG. The results of operations for the three months ended March 31, 1998 represent the consolidated operating results of the Company. See the unaudited consolidated financial statements of the Company for the three months ended March 31, 1998 included elsewhere herein. For all prior periods, the results of operations represent the historical operating results of NETCOM, the predecessor business to the Company. The historical operating results of NETCOM were prepared using the audited consolidated financial statements of NETCOM for the three-year period ended December 31, 1997 included elsewhere herein, however, these historical operating results have been reclassified to conform with the classification and presentation of the consolidated statement of operations of the Company for the three months ended March 31, 1998. The following discussion includes year over year comparisons using the reclassified historical operating results of NETCOM.

          COMPANY OVERVIEW

               The Company was formed in January 1998 and has conducted no material operations to date other than the acquisition and operations of NETCOM. See "The Company." Therefore, the following discussion is principally a discussion and analysis of the results of operations and financial condition of NETCOM, the predecessor business to the Company. In January 1998, the Company formed ICG Equipment for the principal purpose of purchasing telecommunications equipment for sale or lease to other operating subsidiaries of ICG. The Company conducted no material operations under ICG Equipment through March 31, 1998. The Company's results of operations and financial condition will change as it consummates acquisitions and as the operations of ICG Equipment become more significant.

               NETCOM is a leading provider of high quality Internet solutions to individual and small and medium-sized businesses in the United States and also provides the same high quality Internet solutions in Canada and the United Kingdom. NETCOM offers a broad spectrum of Internet solutions designed to enhance customer productivity through the integration and application of technologies by providing a comprehensive software platform to interface with the Web, premium quality Internet access and support services and on-line tools to automate Web site creation and development.

               NETCOM owns and operates a data communications network consisting of 17 hubs containing frame relay switches and high-performance routers connecting a backbone of leased ATM switches and leased high-speed dedicated data lines in the United States, Canada and the United Kingdom. NETCOM maintains 247 POPs in the United States and Canada and also offers virtual local access numbers in Canada and the United Kingdom. The design and architecture of the physical network permits NETCOM to offer highly flexible, reliable high-speed services to its customers and support significant subscriber growth. The NETCOM infrastructure is monitored by NOCs in San Jose, Dallas, Toronto and London.

               NETCOM derives revenue from dial-up access, direct access and Web site hosting services. In January 1997, NETCOM announced plans to migrate its customer focus away from high volume, low margin consumer customers to higher margin products for small and medium-sized business customers. As a result, during the 12-month period ended December 31, 1997, average revenue per customer increased by 18.9% measured on a quarterly consolidated basis.
          This result is primarily due to the introduction of premium priced dial-up products and a higher proportion of dedicated access and Web hosting accounts during 1997. However, for the three months ended March 31, 1998, revenue from dial-up access, direct access and Web site hosting services was $32.5 million, $5.2 million and $2.3 million, respectively, representing approximately 80%, 13% and 6%, respectively, of NETCOM's total revenue. At the end of 1997, the percentage of dial-up customers that subscribed to premium priced accounts represented 12% of the total number of dial-up customers. At the end of 1996, there were no premium priced customers in this category. Management believes that the majority of the customers subscribing to premium priced services are small to medium-sized businesses. Direct access customers typically purchase equipment and generate non-recurring start-up revenue.
          This initial non-recurring revenue was approximately 1% of NETCOM's revenue for the three months ended March 31, 1998.


               Operating costs (excluding depreciation) principally consist of labor costs, costs of leased long distance transmission capacity, customer support costs, costs of equipment sold to customers and other miscellaneous costs. Transmission capacity is the largest component. NETCOM acquires transmission capacity through month-to-month (or longer) leases.



               Selling, marketing, general and administrative ("SG&A") expenses consist principally of commissions and advertising expenses paid to third party marketing organizations, advertising expenditures made directly by NETCOM and labor costs of NETCOM's internal sales force. NETCOM defers the costs of acquiring Internet subscribers pursuant to Statement of Position 93-7 and amortizes those costs over a 12-month period or the estimated life of the customer, whichever is shorter. The amortization of deferred subscriber acquisition costs is included in SG&A expenses in the Company's statement of operations. Also included in SG&A expenses are product development expenses which are principally labor costs for programmers and engineers. These personnel are employed to integrate NETCOM's software with software of third party vendors and software and applications used on the Internet. The labor market for computer programmers is highly competitive and labor costs for such personnel have increased and are expected to continue to increase. Additionally, the Company is allocated a portion of ICG's general and administrative expenses for certain direct and indirect costs incurred by ICG on behalf of the Company. In future periods, SG&A expenses are expected to substantially increase in absolute dollars as the Company increases its marketing and advertising activities.


               Depreciation and amortization expense is primarily composed of the depreciation of network equipment. As the operations of ICG Equipment become more significant, the Company expects depreciation and amortization expense to increase substantially.

               NETCOM recorded merger costs of approximately $7.7 million for the three months ended March 31, 1998 as a result of its merger with ICG completed in January 1998, which includes deferred expenses incurred prior to the effective date of the merger, aggregating approximately $1.8 million. The total merger costs recorded consist of $4.4 million of investment advisory, legal and accounting fees, $2.6 million of expense relating to penalties and the abandonment of projects resulting from the merger and $0.7 million of other costs associated with the merger.

               Historically, NETCOM has not had significant interest expense. However, as a result of the Private Offering and the April Private Offering, interest expense will increase substantially in future periods. Additionally, NETCOM has not historically had significant interest income, although the Company expects interest income to increase in the near term until the proceeds from the Private Offering and the April Private Offering, which are currently held in short-term investments, are fully invested in the Company's operations.

               The Company expects to acquire telecommunications, Internet and related businesses that complement ICG's business strategy to offer a wide array of telecommunications, Internet and related services primarily to communications-intensive business customers. Acquisition targets could include U.S. or foreign CLECs, ISPs and long distance companies, among others. The Company intends to make future acquisitions primarily through the use of ICG Common Stock, cash on hand and the proceeds from securities offerings.


          RESULTS OF OPERATIONS

          THREE MONTHS ENDED MARCH 31, 1998 AND 1997

               Revenue. Revenue increased $1.5 million, or 4%, to $40.5 million for the three months ended March 31, 1998 from $39.0 million for the three months ended March 31, 1997. The increase in revenue is due to an increase in average revenue per customer, which resulted from an increase in the mix of direct access and Web site hosting customers relative to dial-up customers, which generate lower revenue per customer, additional sales of NETCOM's premium dial-up products and growth in the Internet market generally. Between the comparative periods, NETCOM experienced increases in dedicated and Web site hosting customers of 39% and 151%, respectively, and a decrease in dial-up accounts. The consolidated average revenue per customer increased 12%, from

          $22.46 for the three months ended March 31, 1997 to $25.12 for the three months ended March 31, 1998. The total number of customers decreased by 9% to approximately 528,000 customers as of March 31, 1998 from approximately 578,000 customers as of March 31, 1997. In January 1997, NETCOM announced plans to migrate its customer focus away from high volume, low margin consumer customers to higher margin products for small and medium-sized business customers. As a result, NETCOM expects that the number of total subscribers will continue to decline in 1998, while revenue per customer will continue to increase. However, there can be no assurance that revenue per customer will continue to increase.

               International revenue increased by $2.6 million to $5.0 million for the three months ended March 31, 1998 from $2.4 million for the three months ended March 31, 1997. The increase in international revenue is due to the increased subscriber base for NETCOM's international operations which began in 1996.


               Operating costs (excluding depreciation). Operating costs (excluding depreciation) were $25.7 million, or 63%
          of revenue, for the three months ended March 31, 1998 and $23.4 million, or 60% of revenue, for the three months ended March 31, 1997. The increase in operating costs (excluding depreciation) is primarily attributable to NETCOM's international expansion, increased network and data communication costs associated with network improvements and with expansion of NETCOM's operations and customer support staff.



               International operating costs (excluding depreciation) for the three months ended
          March 31, 1998 were $3.1 million, or 62% of international revenue, compared to $2.7 million, or 113% of international revenue, for the three months ended March 31, 1997. The increase in international operating costs (excluding depreciation) in absolute dollars is due primarily to increased network and payroll related costs. The Company expects that operating costs (excluding depreciation) for international operations will continue to increase in absolute dollars in the foreseeable future.



               Selling, marketing, general and administrative expenses.
          SG&A expenses
          decreased $2.5 million, or 12%, from $20.2 million for the three months ended March 31, 1997 to $17.7 million for the three months ended March 31, 1998. SG&A expenses represent approximately 52% and 44% of revenue for the three months ended March 31, 1997 and 1998, respectively. The decrease in SG&A expenses is primarily attributable to the decrease in advertising and marketing programs, consulting costs and costs incurred relating to NETCOM's international operations. NETCOM deferred subscriber acquisition costs of $1.2 million and $2.0 million for the three months ended March 31, 1997 and 1998, respectively, and recorded amortization of such costs (including certain write-offs) of $3.0 million and $1.6 million for the three months ended March 31, 1997 and 1998, respectively.
          During the three months ended
          March 31, 1997, NETCOM recorded $0.6 million under its joint marketing agreement with Grupo Itamarati. NETCOM transferred its ownership interest in the joint marketing agreement to its partner in October 1997. Offsetting the decrease in NETCOM's
          SG&A expenses between the comparative periods, the Company recorded $0.5 million in SG&A expenses for the three months ended March 31, 1998 as a result of expenses allocated by ICG. Also included in SG&A expenses for the three months ended March 31, 1998 is a one-time nonrecurring charge of $0.4 million for retention payments to key employees of NETCOM as a result of NETCOM's merger with ICG in January 1998.


               Depreciation and amortization. Depreciation and amortization expense increased $1.5 million, or 25%, from $5.8 million for the three months ended March 31, 1997 to $7.3 million for the three months ended March 31, 1998, primarily as a result of the increase in depreciable assets between the comparable periods.

               Net loss (gain) on disposal of long-lived assets. Net gain on disposal of long-lived assets for the three months ended March 31, 1997 primarily represents a gain on the sale of NETCOM's investment in The McKinley Group.

               Merger and restructuring costs. NETCOM recorded merger costs of approximately $7.7 million for the three months ended March 31, 1998 as a result of its merger with ICG, completed in January 1998. These costs consist of $4.4 million of investment advisory, legal and accounting fees, $2.6 million of expense relating to penalties and the abandonment of projects resulting from the merger and $0.7 million of other costs associated with the merger.

               Interest expense. Interest expense increased $4.3 million, from $0.1 million for the three months ended March 31, 1997 to $4.4 million for the three months ended March 31, 1998, which includes $3.9 million of non-cash interest. The increase in interest expense is attributable to an increase in long-term debt, primarily the Private Offering completed in February 1998.

          The Company's interest expense increased, and will continue to increase, because the principal amount of its indebtedness increases until the Company's senior indebtedness begins to pay interest in cash.

               Interest income. Interest income increased $2.3 million, from $1.0 million for the three months ended March 31, 1997 to $3.3 million for the three months ended March 31, 1998. The increase is attributable to the increase in cash and invested cash balances from the proceeds from the Private Offering completed in February 1998.

               Other, net. Other, net recorded for the three months ended March 31, 1997 represents miscellaneous gains and losses.

               Income tax expense. Income tax expense for the three months ended March 31, 1997 and 1998 is attributable to state and foreign income taxes incurred and paid by NETCOM.


               Net loss. Net loss increased $9.7 million, or 105%, due to the increases in operating costs (excluding depreciation), SG&A expenses, merger costs and interest expense as noted above.


          YEARS ENDED DECEMBER 31, 1997 AND 1996

               Revenue. Revenue increased $40.1 million, or 33%, to $160.7 million for the year ended December 31, 1997 from $120.5 million for the year ended December 31, 1996. The increase in revenue is due to an increase in average revenue per customer, which resulted from an increase in the mix of direct access and Web site hosting customers relative to dial-up customers, sales of NETCOM's premium dial-up products and growth in the Internet market generally. During 1997, NETCOM experienced increases in dedicated and Web site hosting customers of 200% and 32%, respectively, and a decrease in dial-up accounts. The consolidated average revenue per customer increased approximately 20% from the year ended December 31, 1996 to the year ended December 31, 1997. The total number of customers decreased by 7% to approximately 539,000 customers as of December 31, 1997 from approximately 580,000 as of December 31, 1996. In January 1997, NETCOM announced plans to migrate its customer focus away from high volume, low margin consumer customers to higher margin products for small and medium-sized business customers. As a result, NETCOM expects that the number of total subscribers will continue to decline in 1998, while revenue per customer will continue to increase. However, there can be no assurance that revenue per customer will continue to increase.

               International revenue increased by $10.7 million to $13.2 million for the year ended December 31, 1997 from $2.5 million for the year ended December 31, 1996. The increase in international revenue is due to the increased subscriber base for NETCOM's international operations which began in 1996.


               Operating costs (excluding depreciation). Operating costs (excluding depreciation) were $95.5 million, or 59%
          of revenue, for the year ended December 31, 1997 and $73.5 million, or 61% of revenue, for the year ended December 31, 1996. The increase in operating costs (excluding depreciation) is primarily attributable to
          NETCOM's international expansion, increased network and data communication costs associated with network improvements and with expansion of NETCOM's operations and customer support staff.



               International operating costs (excluding depreciation) for the year ended December
          31, 1997 was $11.3 million, or 86% of international revenue, compared to $6.5 million, or 260% of international revenue, for the year ended December 31, 1996. The increase in international operating costs (excluding depreciation) in absolute dollars is due primarily to increased network and payroll related costs.



               Selling, marketing, general and administrative expenses. SG&A expenses decreased $3.4 million from $78.0 million for the year ended December 31, 1996 to $74.6 million for year ended December 31, 1997. SG&A expenses represent approximately 65% and 46% of revenue for the years ended December 31, 1996 and 1997, respectively. The decrease in SG&A expenses is primarily attributable to the decrease in advertising, trade shows, and consulting expenses and decreased subscriber activity in the United States, offset by an increase in personnel costs associated with product development as NETCOM continued to invest in the development of new software products and the upgrade of
          existing products.   Additionally, NETCOM
          deferred subscriber acquisition costs of $14.4 million and $6.5 million for the years ended December 31, 1996 and 1997, respectively, and recorded amortization of such costs (including certain write-offs) of $12.2 million and $8.9 million for the years ended December 31, 1996 and 1997, respectively.


               Depreciation and amortization. Depreciation and amortization expense increased $8.5 million, from $17.4 million for the year ended December 31, 1996 to $25.9 million for the year ended December 31, 1997. This increase is primarily due to increased investment in depreciable assets resulting from the continued expansion of NETCOM's services.

               Net loss (gain) on disposal of long-lived assets. Net gain on disposal of long-lived assets for the year ended December 31, 1997 represents a gain on the sale of NETCOM's investment in The McKinley Group of $1.3 million, offset by the write-off of various point of presence equipment. The net loss on disposal of long-lived assets for the year ended December 31, 1996 primarily represents the write-off of NETCOM's investment in The McKinley Group of $1.2 million and the net loss on the sale of miscellaneous equipment of $0.3 million.

               Merger and restructuring costs. Restructuring and related charges of $1.9 million during the year ended December 31, 1997 are the result of a decision by management to restructure operations of NETCOM's subsidiary in the United Kingdom. The restructuring charge is comprised of $1.4 million in accrued expenses for costs to terminate excess leased office facilities and a write-off of office equipment, furniture and building improvements as a result of consolidating office space, a $0.3 million write-down of previously capitalized deferred subscriber acquisition costs and $0.2 million for severance costs.

               Interest expense. Interest expense of $0.7 million for the year ended December 31, 1997 includes interest expense incurred on capital lease obligations entered into in 1997. No interest expense was recorded during the year ended December 31, 1996.

               Interest income. Interest income decreased $1.5 million, from $5.7 million for the year ended December 31, 1996 to $4.2 million for the year ended December 31, 1997. The decrease in interest income is attributable to NETCOM's lower average balance of cash and cash equivalents.

               Other, net. Other, net for the years ended December 31, 1997 and 1996 represents miscellaneous gains and losses.

               Income tax expense. Income tax expense for the years ended December 31, 1997 and 1996 is attributable to state and foreign income taxes incurred and paid by NETCOM.


               Net loss. Net loss decreased $11.2 million, or 25%, primarily due to the increase in revenue and the decrease in operating costs (excluding depreciation) as a percentage of revenue as noted above.


          YEARS ENDED DECEMBER 31, 1996 AND 1995

               Revenue. Revenue increased $68.1 million, or 130%, to $120.5 million for the year ended December 31, 1996 from $52.4 million for the year ended December 31, 1995. The increase in revenue is due to a significant increase in the number of dial-up subscribers, direct access connections and Web site hosting accounts, which NETCOM attributes to the growth in the Internet market generally, the increase in the number of NETCOM local access areas, NETCOM's release of enhancements to its software, and continued expansion of NETCOM's sales, distribution and promotional activities. Subscribers increased by 88% to approximately 580,000 customers as of December 31, 1996 from approximately 308,000 customers as of December 31, 1995.
          NETCOM's international subsidiaries accounted for $2.5 million of total revenue in 1996.


               Operating costs (excluding depreciation). Operating costs (excluding depreciation) were $73.5 million, or 61%
          of revenue, for the year ended December 31, 1996 and $30.0 million, or 56% of revenue, for the year ended December 31, 1995. The increase in the operating costs (excluding depreciation) was primarily attributable to the commencement of NETCOM's international operations during 1996, sales tax charges, increased network and data communication costs associated with the increased number of subscribers and network improvements and with expansion of NETCOM's operations and customer support staff. Operating costs (excluding depreciation) relating to international operations for the year ended December 31, 1996 were $11.3 million, or 86%, of international revenue.



               Selling, marketing, general and administrative expenses. SG&A expenses increased $47.4 million, or 155%, from $30.6 million for the year ended December 31, 1995 to $78.0 million for the year ended December 31, 1996. SG&A expenses represent approximately 58% and 65% of revenue for the years ended December 31, 1995 and 1996, respectively. The increase in SG&A expenses is due primarily to increased costs associated with NETCOM's international subsidiaries' sales and marketing expenses and subscriber acquisition activity in the U.S. SG&A expenses for NETCOM's international operations in 1996 were $12.1 million which includes costs incurred domestically relating to international operations. In addition, growth of costs associated with subscriber acquisition, the addition of management personnel and marketing programs in the U.S. contributed to the increase. Additionally, this increase is due to the increase in NETCOM's deferral of subscriber acquisition costs from $5.5 million for the year ended December 31, 1995 to $14.4 million for the year ended December 31, 1996. NETCOM recorded amortization of such costs (including certain write-offs) of $2.8 million and $12.2 million for the years ended December 31, 1995 and 1996, respectively.


               Depreciation and amortization. Depreciation and amortization expense increased $10.2 million, from $7.2 million for the year ended December 31, 1995 to $17.4 million for the year ended December 31, 1996. This increase is primarily due to increased investment in depreciable assets resulting from the continued expansion of NETCOM's services.

               Net loss (gain) on disposal of long-lived assets. Net loss on disposal of long-lived assets for the year ended December 31, 1996 represents the write-off of NETCOM's investment in The McKinley Group of $1.2 million and the net loss on the sale of miscellaneous equipment of $0.3 million. Net loss on disposal of long-lived assets for the year ended December 31, 1995 represents the write-off of various point of presence equipment.

               Interest income. Interest income increased $3.5 million, from $2.2 million for the year ended December 31, 1995 to $5.7 million for the year ended December 31, 1996. The increase in interest income is primarily the result of the investment of the proceeds from NETCOM's public equity offerings in May and November 1995, primarily in commercial paper.

               Other, net. Other, net recorded during the years ended December 31, 1995 and 1996 represents miscellaneous gains and losses.

               Income tax expense. Income tax expense for the years ended December 31, 1995 and 1996 is attributable to state and foreign income taxes incurred and paid by NETCOM.


               Net loss. Net loss increased $30.2 million, or 215%, due to the increase in operating costs (excluding depreciation), SG&A expenses and depreciation and amortization expense as noted above. Revenue growth reflects NETCOM's strategy to invest in its international operations as well as in the growth of its subscriber base and local access numbers.



          LIQUIDITY AND CAPITAL RESOURCES

               NETCOM's historical growth has been funded through cash generated from its operations and public and private offerings of its equity securities, while the Company's near term growth will be funded through its recently secured debt financings (the Private Offering and the April Private Offering). As of March 31, 1998, the Company had current assets of $349.6 million, including $343.0 million of cash, cash equivalents and short-term investments, which exceeded current liabilities of $36.1 million, providing working capital of $313.5 million. The Company invests excess funds in short-term, interest-bearing, investment-grade securities until such funds are used to fund the capital investments and operating needs of the Company's business. The Company's short-term investment objectives are safety, liquidity and yield, in that order.

          CASH USED BY OPERATING ACTIVITIES

               The Company's operating activities through March 31, 1998 consisted entirely of the operating activities of NETCOM and used $0.5 million, $21.7 million and $2.1 million for fiscal 1995, 1996 and 1997, respectively, and used $2.5 million and $3.4 million for the three months ended March 31, 1997 and 1998, respectively. Cash used by operations is primarily due to net losses, which are partially offset by non-cash expenses, such as depreciation and amortization expense, deferred interest expense and changes in working capital items.

               The Company does not anticipate that cash provided by operations will be sufficient to fund operating activities in the near term. As the Company provides a greater volume of higher margin services, principally dedicated access and Web site hosting Internet services, realizes the benefit of synergies and combined marketing efforts between ICG and NETCOM and commences operations under ICG Equipment, while experiencing decelerating increases in personnel and other SG&A expenses supporting its Internet operations, any or all of which may not occur, the Company anticipates that cash used by operating activities will continue to improve in the near term.

          CASH USED BY INVESTING ACTIVITIES

               The Company's investing activities through March 31, 1998 consisted entirely of the investing activities of NETCOM and used $44.7 million, $54.0 million and $9.0 million for fiscal 1995, 1996 and 1997, respectively and used $1.3 million and $19.6 million for the three months ended March 31, 1997 and 1998, respectively. Cash used by investing activities includes cash expended for the acquisition of property, equipment and other assets of $43.6 million, $54.0 million and $10.9 million for fiscal 1995, 1996 and 1997, respectively, and $2.1 million and $7.6 million for the three months ended March 31, 1997 and 1998, respectively. The Company will continue to use cash in 1998 and subsequent periods for the expansion of new and existing Internet networks, the purchase of telecommunications equipment by ICG Equipment for sale or lease to other operating subsidiaries of ICG and potentially for acquisitions. The Company acquired assets under capitalized leases of $6.4 million, $3.2 million and $1.0 million for fiscal 1997 and the three months ended March 31, 1997 and 1998, respectively.

          CASH PROVIDED BY FINANCING ACTIVITIES

               NETCOM's historical financing activities provided $170.3 million, $2.4 million, $1.4 million and $2.0 million for fiscal 1995, 1996, 1997 and the three months ended March 31, 1997, respectively. Cash provided by financing activities primarily includes proceeds from NETCOM's public securities offerings in fiscal 1995, the exercise of stock options to purchase NETCOM common shares, purchases under NETCOM's employee stock purchase plan (which was dissolved in conjunction with NETCOM's merger with ICG in January 1998) and financing of equipment purchases.

               The Company's financing activities provided $290.5 million for the three months ended March 31, 1998. On February 12, 1998, the Company completed the Private Offering for net proceeds, after underwriting and other offering costs, of approximately $291.0 million. Interest will accrue at 10% per annum, beginning February 15, 2003, and is payable each February 15 and August 15, commencing August 15, 2003. The New Notes will be redeemable at the option of the Company, in whole or in part, on or after February 15, 2003.

               As of March 31, 1998, the Company had an aggregate of approximately $6.1 million of capitalized lease obligations and an aggregate accreted value of approximately $304.4 million was outstanding under the Old Notes. The Company's cash on hand and amounts expected to be available through vendor financing arrangements will provide sufficient funds necessary for the Company to expand NETCOM's and ICG Equipment's businesses as currently planned and to fund its operating deficits through 1999. With respect to indebtedness outstanding on March 31, 1998, the Company has cash interest payment obligations of approximately $24.3 million in 2003, $49.0 million in 2004 and each year thereafter through 2007. Accordingly, the Company may have to refinance a substantial amount of indebtedness and obtain substantial additional funds prior to August 2003. The Company's ability to do so will depend on, among other things, its financial condition at the time, restrictions in the instruments governing its indebtedness, and other factors, including market conditions, beyond the control of the Company. There can be no assurance that the Company will be able to refinance such indebtedness, including capitalized leases, or obtain additional funds, and if the Company is unable to effect such refinancings or obtain additional funds, the Company's ability to make principal and interest payments on its indebtedness would be adversely affected.

               On April 27, 1998, the Company completed the private placement of the April Notes, for net proceeds, after underwriting costs, of approximately $242.5 million. Interest will accrue at 9 7/8% per annum, beginning May 1, 2003, and is payable each May 1 and November 1, commencing November 1, 2003. The April Notes will be redeemable at the option of the Company, in whole or in part, on or after May 1, 2003.

          OTHER CASH COMMITMENTS AND CAPITAL REQUIREMENTS

               The Company's capital expenditures through March 31, 1998 consisted entirely of capital expenditures of NETCOM and (including assets acquired under capital leases) were $43.4 million, $54.0 million and $17.3 million for fiscal 1995, 1996 and 1997, respectively, and were $5.3 million and $8.6 million for the three months ended March 31, 1997 and 1998, respectively. The Company anticipates that the expansion of existing and new Internet networks and the commencement of operations under ICG Equipment will require capital expenditures of approximately $220.0 million during the remainder of 1998. To facilitate the expansion of its services and networks, the Company has entered into equipment purchase agreements with various vendors under which the Company will purchase equipment and other assets, including a full range of switching systems, fiber optic cable, network electronics, software and services. Actual capital expenditures will depend on numerous factors including certain factors beyond the Company's control. These factors include the nature of future expansion and acquisition opportunities, economic conditions, competition, regulatory developments and the availability of equity, debt and lease financing.

               In addition to the Company's planned capital expenditures, the Company has capital lease obligations of $6.1 million as of March 31, 1998 and NETCOM has guaranteed monthly usage levels with WorldCom, its primary communications vendor, and has certain termination liabilities with other such vendors. The annual commitments (exclusive of certain usage discounts) in the years 1998, 1999, 2000 and 2001 are $9.3 million, $9.3 million, $7.6 million and $4.2 million, respectively. The aggregate termination liabilities as of March 31, 1998 are approximately $10.0 million. In addition, NETCOM has minimum future rental payments under noncancelable operating leases of $15.1 million as of March 31, 1998.

               In view of the continuing development of the Company's products and services, the expansion of new and existing Internet networks and the commencement of operations under ICG Equipment, the Company may require additional amounts of cash in the future from outside sources. Management believes that the Company's cash on hand and amounts expected to be available through vendor financing arrangements will provide sufficient funds necessary for the Company to expand NETCOM's and ICG Equipment's businesses as currently planned and to fund its operating deficits through 1999. Additional sources of cash may include public and private debt financings, capitalized leases and other financing arrangements. To date, the Company has been able to secure sufficient amounts of financing to meet its capital expenditure needs. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company. The failure to obtain sufficient amounts of financing could result in the delay or abandonment of some or all of the Company's development and expansion plans, which could have a material adverse effect on the Company's business.

          YEAR 2000 COMPLIANCE

               The Company is performing a comprehensive review of its information and support systems to determine whether such systems will properly function in the year 2000 and thereafter. Systems under review principally include the Company's network operations and monitoring systems, billing and financial systems and systems supporting the Company's communications equipment premises, building facilities and other office equipment. Although the Company relies primarily on systems developed with current technology and many of the systems currently in operation were designed to be year 2000 compliant, the Company expects that it will have to replace, upgrade or reprogram certain systems to ensure that all interfacing technology will be year 2000 compliant when running jointly. The Company's due diligence also includes an evaluation of vendor-provided technology and the implementation of new policies to require vendors to confirm that they have disclosed and will correct any year 2000 compliance issues.

               The Company's evaluation process is expected to be complete during 1998. Certain minor conversions and system upgrades are already under way and the Company plans to have all identified compliance issues resolved by mid-1999. The costs associated with resolving year 2000 compliance issues are expensed as incurred and, in the aggregate, are not expected to have a material impact on the Company's financial condition or results of operations. While the Company believes that its software applications will be year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will then function adequately. Further, if the software applications of local exchange carriers, long distance carriers or others on whose services the Company depends are not year 2000 compliant, it could have a material adverse effect on the Company's financial condition and results of operations.

                                       BUSINESS
          OVERVIEW

               ICG Services, Inc. provides Internet services, through its subsidiary, NETCOM, to individuals and to small and medium-sized businesses. The Company also acquires telecommunications equipment, software and capacity for lease or sale to other subsidiaries of ICG. In addition to providing these services, the Company intends to grow through acquisitions of telecommunications, Internet and related businesses that complement ICG's business strategy.

               The Company is a wholly owned subsidiary of ICG, one of the nation's leading ICPs of competitive communications services, based on estimates of the industry's 1997 revenue. ICG's objectives are to provide a wide range of local, long distance and data communications services to business end users and wholesale customers and to be a premier provider of high quality communications services to its targeted business and carrier customers. ICG believes that customers are increasingly demanding a broad, full service approach to providing services and that, by offering a bundled package, ICG will be better able to capture business from communications-intensive commercial customers.

          BUSINESS STRATEGY

               The Company's objective is to acquire and consolidate telecommunications, Internet and related businesses and bundle the services provided by these businesses with ICG's current competitive local and long distance telecommunications products. By leveraging the Company's relationship with ICG and utilizing ICG's extensive network footprint, the Company intends to capture the growth in demand from business customers for a full package of telecommunications services by offering a wide array of services, including Internet services.

               Market Services to Business End Users. The Company is focused on marketing a variety of telecommunications and Internet products and services primarily to business end users. Through its wholly owned subsidiary, NETCOM, the Company currently markets Internet services to individuals and to small and medium-sized businesses. In January 1997, NETCOM announced plans to migrate its customer focus away from high volume, low margin consumer customers to higher margin products for small and medium-sized business customers. Management believes a targeted business end user strategy can better leverage ICG's network footprint and telecommunications investment. To date, NETCOM has been successful in implementing this plan, and has seen its average revenue per customer increase from $21.47 during fiscal 1996 to $23.92 during fiscal 1997 and from $22.46 to $25.12 for the three months ended March 31, 1997 and 1998, respectively.

               Concentrate on Regional Clusters. The Company believes that by focusing its growth on business activities located within ICG's network of regional clusters in California, Colorado, Ohio and the Southeast, it will be able to more effectively service its customers' needs and efficiently market, operate and control its network and expanded service offerings. In addition, the Company believes that by focusing future growth within ICG's existing footprint, it will be able to overlay ICG's support services and realize extensive cost synergies. For example, a significant portion of NETCOM's customer base is located in California. To the extent feasible, NETCOM will route its Internet traffic over ICG's California network. NETCOM plans to continue to operate and grow its business in the United States outside of ICG's network footprint and in Canada and the United Kingdom.

               Increase Revenue and Margins through Bundled Services. The Company intends to increase its revenue and margins by providing a full range of communications products to its end user customers. The Company plans to complement ICG's competitive local and long distance telecommunications offerings by combining the Internet products developed by NETCOM and cross-marketing these combined products through ICG's direct sales force. Additionally, NETCOM intends to market ICG telecommunications products to its small and medium-sized business customer base.

               Integrate Investments and Expand. The Company expects to acquire telecommunications, Internet and related businesses that complement ICG's business strategy to offer a wide array of telecommunications, Internet and related services primarily to business customers. Acquisition targets could include U.S. and foreign CLECs, ISPs and long distance companies, among others. The Company intends to make future acquisitions primarily through the use of ICG Common Stock, cash on hand and the proceeds from securities offerings.

               ICG and the Company believe that the acquisition of NETCOM is strategically important as it helps to (i) broaden ICG's communications product offerings to include Internet services and
          (ii) provide NETCOM with extensive network infrastructure for the on-net transportation of its Internet traffic. The Company will continue to look for acquisitions which it believes will benefit ICG's objectives to provide a wide range of local, long distance and data communications services to business end users and wholesale customers and to be a premier provider of high quality communications services to its targeted business and carrier customers.

               New Product Offerings. In March 1998, ICG announced its plans to offer long distance service via IP technology. ICG and NETCOM will begin to market this service over the Internet in the third quarter of 1998. NETCOM's POPs will be equipped for this service by ICG and will be linked to ICG's networks. NETCOM will invoice ICG for providing the POPs and other associated costs. All customer revenue will flow to ICG. ICG also plans to offer by the end of fiscal 1998 competitively priced high-speed data transmission services via DSL technology to all business and end user customers within its existing regional clusters. DSL technology uses the existing twisted copper pair connection to the business or end user, giving the customer significantly greater bandwidth when connecting to the Internet. NETCOM expects to generate revenue by reselling this service to its customers.

                                    ICG EQUIPMENT

               In January 1998, the Company formed ICG Equipment, Inc., a Colorado corporation and wholly owned subsidiary of the Company ("ICG Equipment"). Subsidiaries of ICG Holdings, Inc., a Colorado corporation and subsidiary of ICG ("Holdings"), intend to enter into arrangements with ICG Equipment to purchase or lease telecommunications equipment, software and capacity and related services. The equipment and services provided to Holdings' subsidiaries will be utilized to upgrade and expand their network infrastructure to take full advantage of the opportunities and cost savings available as a result of the acquisitions made by the Company. Any such arrangement will be on an arm's length basis and on comparable terms that Holdings' subsidiaries would be able to obtain from a third party.

                                        NETCOM

               NETCOM is a leading provider of high quality Internet solutions to individuals and small and medium-sized businesses in the United States and also provides the same high quality Internet solutions in Canada and the United Kingdom. NETCOM offers a broad spectrum of Internet solutions designed to enhance customer productivity through the integration and application of technologies by providing a comprehensive software platform to interface with the Web, premium quality Internet access and support services and on-line tools to automate Web site creation and development. These offerings have led to significant growth, with revenue increasing from approximately $2.4 million for fiscal 1993 to approximately $160.7 million for fiscal 1997. Additionally, NETCOM recorded net income of $0.2 million for fiscal 1993 and a net loss of $(33.1) million for fiscal 1997.
          In January 1997, NETCOM announced plans to migrate its customer focus away from high volume, low margin consumer customers to higher margin products for small and medium-sized business customers.

               NETCOM owns and operates a data communications network consisting of 17 hubs containing frame relay switches and high-performance routers connecting a backbone of leased ATM switches and leased high-speed dedicated data lines in the United States, Canada and the United Kingdom. NETCOM maintains 247 POPs in the United States and Canada and also offers virtual local access numbers in Canada and the United Kingdom. The design and architecture of the physical network permits NETCOM to offer highly flexible, reliable high-speed services to its customers and support significant subscriber growth. The NETCOM infrastructure is monitored by NOCs in San Jose, Dallas, Toronto, and London.

               NETCOM provides Internet solutions principally through dial-up, direct access and Web site hosting services. Direct access and Web site hosting services provide higher revenue per customer and higher margins than dial-up services. NETCOM also receives revenue from value-added services such as security, anti-virus and data storage.

          Market Overview

               The Internet is a global collection of thousands of computer networks cooperating to enable commercial organizations, educational institutions, government agencies and individuals to communicate electronically, to access and share information and to conduct business. The Internet originated with the ARPAnet, a restricted network started in 1969 by the United States Department of Defense to provide efficient and reliable long-distance data communications among the disparate computer systems used by government funded researchers and organizations. Unlike other public and private telecommunications networks that are managed by businesses, government agencies and other entities, the Internet is a cooperative interconnection of many such public and private networks. The networks that comprise the Internet are connected in a variety of ways, including by the public switched telephone network and by high speed, dedicated leased lines. Open communications on the Internet are enabled by TCP/IP, an internetworking standard that enables communication across the Internet regardless of the hardware and software used. In the late 1980s and early 1990s, the use of the Internet by businesses and universities as a communications and research tool began to grow dramatically. In 1993, Web technology was introduced to the Internet paving the way for rapid commercialization of the Internet on a global basis. Since the introduction of the Web, continual technological advances, including new and innovative software applications, have led to a more robust, lower-cost infrastructure, improved security, an expanded array of enhanced services and a dramatic increase in content.

               Internet access services is one of the fastest growing segments of the telecommunications services market. According to industry research analysts, the market for consumer and business Internet connectivity and enhanced services exceeded $3 billion in 1996, and is estimated to reach $18 billion in revenue by the year 2000, reflecting a compounded annual growth rate of approximately 50%. Business connectivity and value-added services are estimated to represent in excess of 50% of the overall market. The use of the Internet by small and medium-sized businesses in particular is expected to grow substantially from its current low levels of market penetration.

               ISPs provide customers with a variety of services to meet their Internet-related needs. Internet services include the following categories: (1) access services (dial-up, direct access and Web site hosting); (2) value-added services (security services, anti-virus and data storage); and (3) content services (information creation, aggregation and delivery). Some ISPs offer all of these services while others specialize in only one or two. As the market continues to segment in these three areas, there are opportunities for both the specialists who can provide superior service in one area, as well as full-service providers who can bundle services and offer discounts. There were over 4,300 ISPs in the United States and Canada as of October 31, 1997 compared to just over 3,000 as of October 31, 1996. There have been some large acquisitions of ISPs as CLECs and others attempt to enter the industry. Because of low barriers to entry, there are local and regional ISPs entering the market, which has caused the level of competition to intensify.

               The availability of an expansive variety of compelling business and consumer applications over the Internet has attracted a large number of consumer and business users. The total number of connections to ISP networks, according to International Data Corporation ("IDC"), was 17 million as of November 1997, and is predicted to reach over 30 million by the year 2000. Aggregate revenue from the retail segment of the ISP industry exceeded $3 billion in 1996. Market trends contributing to the overall growth in connectivity include advancements in technologies required to navigate the Internet, the availability of Internet connectivity, and the rich consumer and business content available. The Company believes that ongoing development of access to and applications of the Internet will continue to attract a valuable consumer audience for businesses.

          Market Growth

               Industry analysts anticipate continued rapid growth for the ISP market. Specifically, IDC forecasts the ISP market's annual aggregate revenue to grow from $3.3 billion in 1996 to $18.3 billion in the year 2000, excluding content revenue.

               Graphic consists of two pie charts, displayed side by side, depicting the percentage breakdown of annual revenue for each of the four markets comprising the ISP market for years 1996 and 2000 (forecast). The overall size of the pie chart for the year 2000 is larger than that for the year 1996, representing the greater total revenue in the year 2000. The charts, however, are not drawn to scale.

               In tabular form, the graphic presents the following information:


                       1996                                2000
                       ----                                ----

           Corporate Access         58%         Value-Added            38%

           Individual Access        29%         Corporate Access       36%

           Wholesale                 9%         Individual Access      19%

           Value-Added               4%         Wholesale               7%
                                  -----                              -----
                           $3.3 Billion                      $18.3 Billion

          Source: IDC


               In addition to connectivity solutions, business customers increasingly are seeking a variety of value-added solutions to take full advantage of the Internet. Technological advances such as increases in microprocessor speeds, the introduction of innovative software tools and the development of higher bandwidth data networking technology have led to rapid innovation and development of value-added Internet services. The principal value-added services being offered among business oriented ISPs today include Web site hosting services, security solutions, commerce solutions, intranet services, business content, and advanced Internet applications such as voice and video conferencing and data storage and retrieval solutions. Value-added solutions are projected by industry analysts to increase to $7 billion in revenue by the year 2000 from $130 million in 1996.

               As a result of the growing Internet audience, businesses have discovered that the Internet provides a valuable marketing forum and can enhance communications with customers, geographically distributed offices and business partners, allowing them to quickly reduce operating costs, access valuable information and reach additional markets. Increasingly, businesses are utilizing the Internet for mission-critical applications such as sales, customer service and project coordination. In addition, a growing number of businesses are implementing secured virtual private networks over the Internet, as a more economical option to dedicated private networks, in order to provide internal company communications (intranets) and to link with their customers and suppliers (extranets). According to IDC, corporate access revenue from the retail segment of the ISP industry was approximately $1.9 billion in 1996.

               Access-related revenue is projected by industry analysts to approach $10 billion by the year 2000. Most of the growth in access revenue is expected to be attributable to dedicated access.

               Graphic consists of two pie charts, displayed side by side, depicting the percentage breakdown of annual revenue for each of the three sources of access-related revenue in the ISP market for the years 1996 and 2000 (forecast). The overall size of the pie chart for the year 2000 is larger than that for the year 1996, representing the greater total revenue in the year 2000. The charts, however, are not drawn to scale.

               In tabular form, the graphic presents the following information:


                      1996                                2000
                      ----                                ----

           Corporate Dedicated                Corporate Dedicated
           Access                  37%        Access                   55%

           U.S. Household                     U.S. Household
           Dial-up Access          33%        Dial-up Access           34%

           Corporate Dial-up                  Corporate Dial-up
           Access                  30%        Access                   11%
                                  ----                                ----
                          $2.9 Billion                       $10.1 Billion


          Source: IDC


          The NETCOM Solution

               NETCOM's mission is to help individual professionals and small and medium-sized businesses work more productively using the Internet. Historically, NETCOM and other ISPs have pursued a customer acquisition strategy based on offering a $19.95 per month, flat-rate unlimited Internet dial-up access product, which is both high volume and low margin. In January 1997, NETCOM announced plans to migrate its customer focus away from high volume, low margin consumer customers to higher margin products for small and medium-sized business customers. NETCOM's solution is to offer a variety of packages that a customer can tailor to its specific needs and to offer premium performance and customer service. NETCOM believes that those customers that demand extra services (more mailboxes, research library access, anti-virus software) will be willing to pay more if they are assured convenience and reliability. NETCOM plans to gradually migrate its existing customer base to higher margin premium services and expects that low use, low margin customers will switch to lower-cost providers. NETCOM has designed a series of packages aimed at addressing the different needs of its customers.

               Dial-Up Services. NETCOM's dial-up customers receive an integrated Internet solution consisting of high quality access, software and 24 hours a day, seven days a week, automated customer support. NETCOM dial-up customers connect directly to the Internet via NETCOM's own network which provides high speed, reliable access. All NETCOM dial-up accounts allow access to the Internet's resources, including E-mail, the Web and USENET newsgroups. In addition, NETCOM dial-up customers can receive a one Mb personal Web page, access to a daily customized newspage via E-mail, and access to on-line financial, corporate and market information and analytical tools. Enhanced services available to dial-up customers include features such as additional E-mail addresses, enhanced support offerings, software and virus updates, access to research libraries, a domain name service, monthly back-up, 10 Mb data storage, 750 Mb per month data transfer capability and premium service and technology support.

               NETCOM customers can quickly register using NETCOMplete software, available for both Windows and Macintosh platforms via compact disk, and set up a NETCOM account by following a sequence of simple, on-screen steps. All of the software needed to connect and access the Internet is automatically installed and configured, eliminating the need for complex set up procedures. NETCOMplete also provides an easy-to-use interface as well as software from leading industry participants, bookmark managers, off-line browsers and additional software that enhances a customer's Internet experience. Revenue from dial-up services increased from $102.9 million for fiscal 1996 to $133.7 million for fiscal 1997, representing approximately 85% and 83%, respectively, of total revenue for such periods.

               Direct Access Services. NETCOM offers a full suite of high-speed dedicated Internet connection and service products which provide its small and medium-sized business customers with direct access to the full range of Internet applications. These Internet services are offered to businesses over leased lines at various speeds, including 56 Kbps, T-1 and T-3 levels, depending upon the customer's needs. Through its direct access product line, NETCOM offers Internet access services including domain name and IP address, router configurations, on-line usage statistics and security consultation. There are generally no usage charges for any of NETCOM's dedicated customers, and E-mail service and USENET news feed are provided at no additional charge. Direct network connection requires the customer to obtain a leased line from ICG or another local telephone company. NETCOM provides an Internet connection based on frame relay technology provided by local telephone carriers. Revenue from direct access services increased from $16.3 million for fiscal 1996 to $19.5 million for fiscal 1997, representing approximately 14% and 12%, respectively, of total revenue for such periods.

               Web Site Hosting Services. NETCOM offers Web site hosting services to its small and medium-sized business customers as well as to individuals. Web site hosting services include client domain name registration, hosting and site maintenance. Services provided are fully scalable, but would, in a typical package, include domain name registration, 10 E-mail addresses, access to NETCOM's on-line Business Center, CGI scripting (which enables visitors to the Web site to leave their names and addresses), weekly back-up service, 50 Mb of data storage, 1,000 Mb per month of data transfers, traffic logs and Web statistics and premium service and technology support. Revenue from Web site hosting services increased from $1.3 million fiscal 1996 to $6.3 million for fiscal 1997, representing approximately 1% and 4%, respectively, of total revenue for such periods.

               Value-Added Services. As part of its dial-up client access and Web site hosting services, NETCOM offers its small and medium-sized business customers value-added business connectivity solutions packages designed to address their needs of increased security, reliability, access speed and customer service. The Company believes that businesses are willing to pay premium prices for these premium services. One such feature is Automatic Reconnect which automatically reroutes a customer's traffic to an alternate ISDN line so that in the event of certain kinds of service interruptions, customers may remain connected. In order to provide a secure, private connection among multiple specific locations, NETCOM's SecureConnect product performs a security assessment and then implements, monitors and troubleshoots a flexible security solution to provide secure communication between central offices, branch offices and off-site employees without jeopardizing the integrity of the internal network. Another value-added service NETCOM offers is 24 hours a day, seven days a week support. For larger customers, NETCOM offers flexible, high-speed dedicated line service that is scalable to grow as traffic increases. Other value-added services offered include password protected Web sites, usage statistics, anti-virus software and additional domain names.

               NETCOM's Internet connectivity services are available in the following package offerings:


           NETCOMplete -- $19.95 monthly    NETCOMplete Advantage --
           - Standard dial-up access        $24.95 monthly
           - Productivity software; anti-   - Standard dial-up access
             virus file conversion          - 2 mailboxes, forwarding
           - NETCOM Personal News,          - Productivity software; anti-
             Personal Finance                 virus file conversion
           - Toll free support (24x7)       - NETCOM Personal News,
                                              Personal Finance
                                            - Toll free support (24x7)
                                              plus priority queue

           NETCOMplete Advantage Pro --     NETCOM Identity Pack --
           $29.95 monthly                   $45 monthly
           - All of NETCOMplete Advantage   - All of NETCOMplete Advantage
             plus:                            with Web site plus:
           - Research Libraries             - Domain name service
           - Software updates               - Monthly back-up
           - Virus protection updates       - 10 Mb data storage
           - Toll free support (24x7) plus  - 750 Mb/month data transfer
             priority queue                 - Toll free support (24x7)

           NETCOM Business Web Hosting --   NETCOM DirectConnect -- $400 &
           $25-$350 monthly                 up monthly fee
           - Domain name service            - Domain name and IP address
           - 10 mailboxes                   - Line installation and
           - NETCOM Business Center           maintenance
           - 50 Mb data storage             - Router configuration and
           - 100 Mb/month data transfer       support
           - Traffic logs, Web site         - On-line usage statistics
             statistics                     - Automatic Reconnect
           - Toll free support (24x7)       - NewsServer access (up to 25
                                              users)
                                            - Needs analysis
                                            - Toll free support (24x7) and
                                              technical support


          Software and Services Development

               NETCOM has placed significant emphasis on developing its products and services, both internally and through third party arrangements. NETCOM's newest software package, NETCOMplete, features NETCOM's versions of leading products including Microsoft Internet Explorer 4.0 or Netscape Navigator 3.0, Qualcomm Eudora Light, McAfee Webscan, SurfWatch Software and Service, VocalTec Internet Phone and Internet Phone Lite, NETCOM Unplugged by WebEx, NETCOM Unplugged Lite, Storm EasyPhoto, Macromedia Shockwave, Adobe Acrobat Reader, OnBase DragNet and DragNet Lite, NCSA Telnet, Quarterdeck Global Chat, IBM Cryptolope, Microsoft NetMeeting, Internet Mail, Internet News and Comic Chat. NETCOM intends to design additional features into future versions of NETCOMplete and additional products. Additionally, NETCOM will continue to enhance the ease of installation and automatic configuration of its products.

          Marketing and Distribution

               NETCOM's primary focus is on providing high quality Internet solutions to individuals and to small and medium-sized businesses. In order to achieve this objective, NETCOM engages in marketing and advertising activities, alliances with key strategic partners, seminars in targeted regional markets, and distribution via both direct and indirect channels. NETCOM's current marketing efforts emphasize its strategy of focusing on providing premium services to businesses and individuals through integrated product offerings. The campaign incorporates the theme of productivity and efficiency and includes an emphasis on the full range of NETCOM solutions. NETCOM's current distribution channels include the following:

               OEM. Original equipment manufacturer arrangements with computer, hardware, software and modem manufacturers account for a significant portion of NETCOM's new accounts. NETCOM's CPU OEM partners include Hewlett Packard Company, Acer America Corporation and NEC Corporation. NETCOM has also entered into a number of bundling arrangements with software companies, including Netscape Corp. and Microsoft Corporation. Arrangements with modem manufacturers such as U.S. Robotics and Global Village Communication account for a significant portion of OEM activity. New agreements with companies such as Cisco and Farallon Computing, Inc. will be increasingly focused on Web site hosting and direct access.

               VAR. As NETCOM increases its focus on providing solutions to small and medium-sized business segments, the value added resellers who support this segment will become an increasingly active channel of distribution, selling the entire suite of NETCOM products. The network of NETCOM VARs are supported by

          NETCOM sales representatives both in the regional territories and in the Telesales center. Current VARs include Transnet
          Corporation, Nova Quest Infosystems, PC Solutions, Kissane Business Systems, Inc. and Cohesive Systems, Inc.

               Retail. A significant portion of NETCOM's new accounts is generated through retail distribution of NETCOMplete compact disks, which currently are offered in two versions. One is offered at a suggested retail price of $4.95; the other is a larger package featuring extensive third party software and books for a suggested retail price of $39.95. NETCOM's distributors include national chains such as CompUSA, Circuit City Stores, Inc., and Computer City, as well as regional entities such as Fry's Electronics, Inc. NETCOM distributes to retailers through national distributors such as Ingram Micro, Inc. and TechData Corporation, and through regional distributors such as Liuski International, Inc. Retail coverage is also provided via the OEM agreements described above.

               Telesales. A significant portion of NETCOM's business is conducted through inbound and outbound Telesales efforts. Telesales support business generated by direct marketing activities, trade shows and referrals, and is aligned to support the focus on targeted regional markets.

               The Web. NETCOM also generates a portion of its revenue from customers who sign up for services by accessing NETCOM's Web site.

          Customer Support

               NETCOM believes that it is important to provide prompt and effective assistance to its subscribers. NETCOM provides network monitoring and technical assistance services 24 hours a day, seven days a week. Most support personnel respond to telephone inquiries and inquiries from E-mail, faxes and letters. There are also a significant number of personnel dedicated to building automated support systems such as on-line knowledgebases, fax-on-demand systems and interactive voice response systems. The demands on NETCOM's customer support resources have increased with NETCOM's rapidly changing subscriber base, and NETCOM has from time to time experienced difficulties in providing adequate levels of support. An October 1997 customer satisfaction survey by NETCOM revealed customer support and customer service as a primary source of customer dissatisfaction. NETCOM is aware that its systems require investments to meet the more complex needs of its customers, especially its small to medium-sized business customers. NETCOM is taking steps to help customer support resources keep pace with projected increases in subscribers' demands. During 1997, NETCOM increased its customer support staff by 44 employees to 285 employees on December 31, 1997. NETCOM also implemented automated support services such as the WebTech Online Knowledgebase, the SupportFacts fax-on-demand system, and an Interactive Voice Response system, which significantly increased the support group's capacity to handle queries and improve customer satisfaction. NETCOM intends to continue to improve its customer support capabilities in order to keep pace with changes in NETCOM's subscriber base; however, there can be no assurance that NETCOM will be successful in doing so. See "Risk Factors -- Integrations of Acquired Business" and "-- Dependence on Key Personnel."

          Data Communications Infrastructure

               NETCOM maintains an extensive data communications infrastructure that enables it to provide nationwide digital Internet connectivity services to its subscribers. NETCOM's network of POPs provides Internet access to subscribers by means of a dedicated line or local telephone call. NETCOM's ability to offer efficient access to the Internet is due in part to NETCOM's high-capacity data communications network, configured exclusively for facilitating Internet access. NETCOM's United States network consists of 13 regional hubs, each containing carrier grade frame relay switches and high capacity routers. These hubs are interconnected via a fiber optic T-3, 45 Mbps backbone and ATM transport together with other high-speed data connections between the T-3 backbone and NETCOM's POPs. The T-3 backbone connects to Internet gateways in Santa Clara (at two sites), California, San Jose, California, Newark, New Jersey, Chicago, Illinois and Washington, D.C. In addition, NETCOM has Internet gateways in Toronto and London.

               NETCOM maintains two NOCs in the United States: one at its San Jose headquarters and the other in Dallas. Through these centers, NETCOM's technical staff continually monitors network utilization and security, including equipment at individual local access numbers, to ensure reliable Internet connectivity service.

          NETCOM's Dallas center reduces its dependence on its primary San Jose facilities. However, this does not eliminate the significant risk to NETCOM's operations from a natural disaster or other unanticipated event at one of these two sites. See "Risk Factors -- Dependence on Network Infrastructure; Risk of System Failure; Security Risks." Internationally, NETCOM has NOCs in Toronto and London.

               NETCOM is continuing to enhance capacity and capabilities of its data communications network. NETCOM continues to add ATM switches, and plans to continue increasing capacity as its customer base increases. Additionally, NETCOM has efforts currently underway to increase the available dial-up speeds. As of December 31, 1997, NETCOM had 247 POPs in the United States and Canada, as listed below. Furthermore, NETCOM offers virtual local access lines in Canada and the United Kingdom.


   ALABAMA        COLORADO       INDIANA         NEW             PENNSYLVANIA
                                                 HAMPSHIRE
     Birmingham     Colorado       Bloomington     Manchester      Allentown
                    Springs
     Huntsville     Denver         Ft. Wayne       Nashua          Harrisburg
   ARKANSAS         Ft.            Indianapolis    Portsmouth      King of
                    Collins                                        Prussia
     Little Rock  CONNECTICUT    IOWA            NEW JERSEY        Pittsburgh
   ARIZONA          Danbury        Des Moines      Atlantic        Reading
                                                   City
     Phoenix        Hartford     KANSAS            Cherry          Wilkes
                                                   Hill            -Barre
     Tucson         New Haven      Kansas City     Eatontown     RHODE ISLAND
   CALIFORNIA       Stamford       Topeka          Hackensack      Providence
     Alameda      DELAWARE         Wichita         Morristown    SOUTH
                                                                 CAROLINA
     Bakersfield    Wilmington   KENTUCKY          New             North
                                                   Brunswick       Charleston
     Benecia      DISTRICT OF      Lexington     NEWARK          Columbia
     /Vallejo
     Corona       COLUMBIA         Louisville      Paterson        Greenville
                                                   /Passaic
     Escondido      Washington   LOUISIANA         Pennington    TENNESSEE
     Fremont      FLORIDA          Baton Rouge     Princeton       Chattanooga
     Fresno         Boca           New Orleans     Trenton         Knoxville
                    Raton
     Irvine         Clearwater/  MAINE             Westfield       Memphis
     /Santa
     Anna
     La Puente      St.            Portland      NEW MEXICO        Nashville
     /Covina        Petersburg
     Long Beach     Cocoa        MARYLAND          Albuquerque   TEXAS
     Los Angeles    Daytona        Baltimore       Santa Fe        Austin
                    Beach
     Mission        Deland         Columbia      NEW YORK          Bryan
     Viejo
     Modesto        Fort Walton    Frederick       Albany          Dallas
                    Beach
     Monterey       Ft.            Kensington      Binghamton      El Paso
                    Lauderdale
     Morgan Hill    Ft. Meyers     Rockville       Buffalo         Ft. Worth
     Ontario        Gainesville  MASSACHUSETTS     Garden          Harlingen
                                                   City
     Palm           Jacksonville   Amherst         New York        Houston
     Springs                                       City(2)
     Palo Alto      Miami          Boston          Poughkeepsie    Irving
     Pasadena       Orlando        Framingham      Rochester       San Antonio
                                                   /Webster
     Petaluma       Pensacola      Lawrence        Ronkonkoma/   UTAH
     Pleasanton     Sarasota       Lowell          Holbrook        Ogden
     Sacramento     Tallahassee    Springfield     Syracuse        Orem
                                                   /Liverpool
     Salinas        Tampa          Taunton         Utica/Rome      Salt Lake
                                                                   City
     San            West Palm      Wellesley     NORTH CAROLINA  VERMONT
     Bernardino     Beach
     San Diego    GEORGIA          Worcester       Charlotte       Burlington
     San            Athens       MICHIGAN          Raleigh       VIRGINIA
     Francisco/                                    /Durham
       Daly         Atlanta        Ann Arbor       Wilmington      Leesburg
       City(2)
     San Jose(2)    Augusta        Detroit         Winston         Norfolk
                                                   -Salem
     San Luis       Macon          East Lansing  OHIO              Richmond
      Obispo
     San Marcos     Savannah       Grand Rapids    Akron           Roanoke
     San Mateo    IDAHO            Kalamazoo       Cincinnati      Woodbridge
     San Rafael     Boise          Pontiac         Cleveland     WASHINGTON
     Santa        ILLINOIS         Warren          Columbus        Everett
     Barbara
     Santa Cruz     Alsip        MINNESOTA         Dayton          Kennewick
     Santa Maria    Aurora         Minneapolis     Elyria          Olympia
                                                                   /Lacey
     Santa Rosa     Champaign      Rochester       Hamilton        Seattle
     Stockton       Chicago      MISSOURI          Toledo          Silverdale
     Temecula       Chicago/       Springfield     Youngstown      Spokane
                    Downtown
     Thousand       Joliet         St. Louis     OKLAHOMA          Tacoma
     Oaks
     Valencia       Moline       NEBRASKA          Oklahoma        Vancouver
                                                   City
     Ventura        Oakbrook/      Lincoln         Tulsa         WEST
                                                                 VIRGINIA
     Victorville    Downers        Omaha         OREGON            Martinsburg
                    Grove
     Walnut         Palatine     NEVADA            Eugene        WISCONSIN
     Creek          /N. Chicago
     Woodland       Peoria         Las Vegas       Portland        Appleton
                                                   /Beaverton      /Green Bay
     Woodland       Rockford       Reno            Salem           Kenosha
     Hills
                    Waukegan                                       Madison
                                                                   Milwaukee

              CANADA
                Barrie            Georgetown      London             Semie
                Calgary           Halifax         Montreal           Toronto
                Collingwood       Hamilton        Oshawa             Vancouver
                 /Wasaga Beach    Kingston        Ottawa             Victoria
                Edmonton          Kitchener       St. Catherine's    Windsor
                                                                     Winnipeg

          Competition

               The market for Internet access and related services is highly competitive. There are no substantial barriers to entry and the Company anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. Current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers, and on-line service providers.

               ISPs. According to industry sources, there are over 4,300 ISPs in the United States and Canada as of October 31, 1997, consisting of national, regional and local providers. The Company's current primary competitors include other ISPs with a significant national presence which focus on business customers, such as UUNet Technologies, BBN and PSINet. While the Company believes that its level of local service and support and target market focus distinguish it from these competitors, many of these competitors have significantly greater market share, brand recognition, and financial, technical and personnel resources than the Company. The Company also competes with unaffiliated regional and local ISPs in its targeted geographic regions.

               Telecommunications Carriers. The major long distance companies (also known as interexchange carriers or IXCs), including AT&T, MCI, and Sprint, offer Internet access services and compete with the Company. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for ILECs, including the RBOCs and other competitive CLECs, to enter the Internet connectivity market. In order to address the Internet connectivity requirements of the business customers of long distance and local carriers, the Company believes that there is a move toward horizontal integration by ILECs through acquisitions or joint ventures with and the wholesale purchase of connectivity from ISPs. The WorldCom/MFS/UUNet consolidation and GTE's recent acquisition of BBN are indicative of this trend. Accordingly, the Company expects that it will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial technical and personnel resources, also have large existing commercial customer bases.

               Cable Companies, Direct Broadcast Satellite and Wireless Communications Companies. Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Continental Cablevision, Inc. and TCI have recently announced trials to provide Internet cable service to their residential customers in select areas. However, the cable companies are faced with large-scale upgrades of their existing plant equipment and infrastructure in order to support connections to the Internet backbone via high-speed cable access devices. Additionally, their current subscriber base and market focus is residential which requires that they partner with business-focused providers or undergo massive sales and marketing and network development efforts in order to target the business sector. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. These include Hughes Network Systems' announcement that it will provide high-speed data through direct broadcast satellite technology; CAI Wireless Systems, Inc.'s announcement of an MMDS wireless cable operator launching data services via
          2.5 to 2.7 GHz and high-speed wireless modem technology; and Winstar Communications, a 38 GHz radio company that wholesales its network capacity to other carriers and now offers high-speed Internet access to business customers.

               On-line Service Providers. The dominant on-line service providers, including Microsoft Network, America Online, Compuserve, Inc. and Prodigy, Inc., have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. The Company competes to a lesser extent with these service providers, which currently are primarily focused on the consumer marketplace and offer their own content, including chat rooms, news updates, searchable reference databases, special interest groups and shopping. While Compuserve recently announced it will also target Internet connectivity for the small to medium-sized business market, this will require a significant transition from a consumer market focus to a business market focus.

               The Company believes that its ability to attract business customers and to market value-added services are keys to its future success. However, there can be no assurance that its competitors will not introduce similar pricing plans at comparable or more attractive prices in the future or that the Company will not be required to reduce its prices to match competition. Recently, many competitive ISPs have shifted their focus from individual customers to business customers. Moreover, there can be no assurance that more of the Company's competitors will not shift their focus to attracting business customers, resulting in even more competition for the Company. There can be no assurance that NETCOM will be able to offset the effects of any such competition or resulting price reductions through an increase in the number of its subscribers, higher revenue from enhanced services, cost reductions or otherwise. Increased competition could result in erosion of NETCOM's market share and adversely affect NETCOM's operating results. See "Risk Factors -- Competition."

          Intellectual Property and Other Proprietary Rights

               NETCOM relies on a combination of worldwide copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect its proprietary technology and software products. NETCOM currently has no domestic or foreign patents or patent applications pending. However, NETCOM does have registered or pending trademarks in various countries including the United States. NETCOM from time to time receives notices claiming that it is infringing the proprietary rights of third parties. Any such claims could be time-consuming, result in costly litigation, cause product shipment delays or lead NETCOM to enter into royalty or licensing agreements rather than disputing the merits of such claims. For a more extensive discussion on intellectual property and rights, see "Risk Factors -- Limited Intellectual Property Protection."

               CSW Strategic Alliance. In January 1997, ICG announced a strategic alliance with CSW which was formed for the purpose of developing and marketing telecommunications services in Austin, Corpus Christi, Dallas, Houston and San Antonio, Texas. The venture entity, a limited partnership named CSW/ICG ChoiceCom, L.P. ("ChoiceCom"), is based in Austin, Texas. CSW holds 100% of the interest in ChoiceCom and ICG has an option to purchase a 50% interest at any time prior to July 1, 2003. Subsequent to July 1, 1999, if ICG has not exercised its purchase option, CSW will have the right to sell, at a price pursuant to the terms of the limited partnership agreement, either 51% or 100% of the partnership interest in ChoiceCom to ICG. CSW and ICG each have two representatives on the Management Committee of the general partner of ChoiceCom. ChoiceCom is currently offering local exchange, long distance and long haul services in Austin, Corpus Christi, Dallas, Houston and San Antonio, Texas and other selected areas of Texas and may offer these services as well as data communications and other services in Arkansas, Louisiana and Oklahoma.

               Pursuant to these agreements relating to ChoiceCom, prior to offering ISP services in the states of Texas, Oklahoma, Louisiana and Arkansas, ICG is obligated to offer CSW the right to purchase up to a 49% interest in the business opportunity providing such services. Consequently, ICG has offered CSW an option to purchase up to 49% of that portion of the business of NETCOM that provides such services in such four-state area (the "ISP Opportunity") at a price based on the costs and expenses incurred by ICG to acquire such ISP Opportunity. The Company does not know whether CSW will exercise this option. If CSW does not exercise this option, at such time, if ever, that ICG exercises the option it currently holds to acquire a 50% interest in ChoiceCom, ChoiceCom will then effectively have the right to acquire 100% of the ISP Opportunity from ICG at a price equal to ICG's costs and expenses (including an implied interest rate) incurred with respect to such ISP Opportunity. As a result, ICG is required to maintain separate books and records for the ISP Opportunity, and transactions between the ISP Opportunity and NETCOM's other operations will be carried out on an arm's length basis. Additionally, options on substantially the same terms will be available to CSW and ChoiceCom with respect to all telecommunications business opportunities in such four-state area. See "Risk Factors - Risks related to CSW/ChoiceCom Options."

          Employees

               As of March 31, 1998, the Company employed 847 persons, all of whom were full-time employees of NETCOM, including 170 in operations, 274 in customer support, 176 in marketing and distribution, 162 in administration and 65 in Web site and software integration. None of the Company's employees is represented by a labor union and the Company considers its employee relations to be good.

          Properties

               NETCOM's executive offices and data communications centers are located in San Jose, California, where the Company currently leases approximately 183,000 square feet under various leases in three buildings that expire during various months in 1999. In addition, the Company leases approximately 60,800 square feet in Dallas, Texas for its second data communications center. The Company also leases space (typically less than 500 square feet) in various geographic locations to house the telecommunications equipment for each of its local access numbers. NETCOM's Canadian subsidiary leases approximately 19,600 square feet in Toronto, Canada. The Toronto lease expires in December 2000. The Company's United Kingdom subsidiary leases approximately 22,800 square feet in Bracknell, United Kingdom. The United Kingdom lease expires in March 2014.

          Litigation

               A putative class action lawsuit, Adam L. Swinehart, on behalf of himself and others similarly situated v. NETCOM On-Line Communication Services, Inc., was filed on July 15, 1997 in the Superior Court of California, Orange County, alleging unfair business practice and related causes of action against NETCOM in connection with its offers of free trial periods and cancellation procedures and claiming damages of at least $10 million. The case is in preliminary stages, the complaint has been answered and plaintiff has served initial requests for discovery. NETCOM believes it has meritorious defenses to such claims and intends to vigorously defend the action. While it is not possible to predict the outcome of this litigation, management believes these proceedings will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.


               The Company is from time to time involved in litigation in the course of its business. The Company is currently involved in certain other litigation and potential claims which management believes, based on facts presently known, will not have a material adverse effect on the Company's business, operating results or financial condition. In addition, from time to time the Company receives notices claiming that it is infringing the proprietary rights of third parties, and there can be no assurance that the Company will not become the subject of infringement claims or legal proceedings with third parties with respect to current or future products. See "Business -- Intellectual Property and Other Proprietary Rights."

                                      MANAGEMENT

               Set forth below are the names, ages and positions of directors and executive officers of the Company.

                     NAME           AGE               POSITION
                     ----           ---               --------
           J. Shelby Bryan . . . .   52    Chairman of the Board of
                                           Directors, President and
                                           Chief Executive Officer

           James D. Grenfell (1) .   46    Executive Vice President, Chief
                                           Financial Officer and Director

           H. Don Teague . . . . .   55    Executive Vice President, General
                                           Counsel, Secretary and Director


           Eric W. Spivey. . . . .   37    Senior Vice President and President
                                           of NETCOM


           Michael D. Kallet . . .   44    Senior Vice President, and Senior
                                           Vice President, Products,
                                           Technology  and Business
                                           Development of NETCOM

           Sheldon S. Ohringer . .   41    Director


----------------------------------
   (1) On June 30, 1998, ICG announced that Mr. Grenfell, the current Executive Vice President, Chief Financial Officer and Director of the Company, will resign those positions and will resign as the Executive Vice President and Chief Financial Officer of ICG, effective July 31, 1998. Harry R. Herbst, a member of ICG's board of directors since October 1995, has become Executive
          Vice President and, effective as of July 31, 1998, will become the Chief Financial Officer of ICG and the Executive Vice President and Chief Financial Officer and a director of the Company. Mr. Herbst will continue to serve as a member of ICG's board of directors.


               J. Shelby Bryan was appointed Chairman of the Board of Directors, President and Chief Executive Officer of the Company in January 1998. In May 1995, Mr. Bryan was appointed President, Chief Executive Officer and a Director of ICG. He has 18 years of experience in the telecommunications industry, primarily in the cellular business. He co-founded Millicom International Cellular S.A. ("Millicom"), a publicly owned corporation providing cellular service internationally, served as its President and Chief Executive Officer from 1985 to 1994 and has served as a Director through the present.

               James D. Grenfell, Executive Vice President, Chief Financial Officer and Director of the Company, joined ICG as Executive Vice President and Chief Financial Officer in November 1995. Previously, Mr. Grenfell served as Director of Financial Planning for BellSouth Corporation and Vice President and Assistant Treasurer of BellSouth Capital Funding. A Chartered Financial Analyst, Mr. Grenfell has been a telephone industry financial executive for over 20 years. He was with BellSouth from 1985 through November 1995, serving previously as Finance Manager of Mergers and Acquisitions. He handled BellSouth's financing strategies, including capital market financings as well as public debt and banking relationships. Prior to BellSouth, Mr. Grenfell spent two years as a Project Manager with Utility Financial Services and six years with GTE of the South, a subsidiary of GTE Corporation, including four years as Assistant Treasurer.

               H. Don Teague, Executive Vice President, General Counsel, Secretary and Director of the Company, joined ICG as Executive Vice President, General Counsel and Secretary in May 1997. Prior to this position, Mr. Teague was Senior Vice President, Administration and Legal with Falcon Seaboard Holdings, L.P. and its predecessors from April 1994 through April 1997. From 1974 to April 1994, Mr. Teague was a partner in the law firm of Vinson & Elkins L.L.P.



               Eric W. Spivey, Senior Vice President of the Company, has
          served as President of NETCOM since March 1998.   From March 1998
          to June 1998, Mr. Spivey also served as Chief Operating Officer of NETCOM. Mr. Spivey joined NETCOM in January 1996 as President, NETCOM International. Prior to his appointment to

          NETCOM, Mr. Spivey held senior positions with the Dun &
          Bradstreet Corporation for more than a decade in North America, Europe, Asia-Pacific and Latin America, including Chief Executive Officer for the Australia and New Zealand businesses.

               Michael D. Kallet, Senior Vice President of the Company, has served as Senior Vice President, Products, Technology and Business Development of NETCOM since August 1996. From December 1995 to August 1996, Mr. Kallet served as NETCOM's Vice President of Software Engineering. Prior to joining NETCOM, Mr. Kallet was the founder of MK Management Consultants from October 1994 to November 1995. He served as Senior Vice President of Development for Walker Interactive from December 1993 to October 1994. From April 1992 to September 1993 he served as Vice President of Research and Development at Verity, Inc. From 1988 through 1992, Mr. Kallet was employed by Software Publishing Company.

               Sheldon S. Ohringer, Director of the Company, has served as Executive Vice President-Telecom of ICG and President of ICG Telecom Group, Inc. since September 1997. Prior to this position, Mr. Ohringer was Senior Vice President of Business Development and Strategic Planning for ICG Telecom Group, Inc. since November 1994. Prior to joining ICG, Mr. Ohringer was Senior Vice President of Sales and Business Development for U.S. Long Distance, Inc. from May 1991 until October 1994. From May 1984 until August 1990, Mr. Ohringer held key management and executive positions with Telecom* USA, a major long distance carrier which was acquired by MCI in 1990.


               Harry R. Herbst has been a Director of ICG since October 1995. In July 1998, he joined ICG as Executive Vice President. From November 1995 through June 1998, he was Vice President of Finance and Strategic Planning of Gulf Canada Resources Ltd. He was Vice President and Treasurer of Gulf Canada Resources Ltd. from January to November 1995. Previously, Mr. Herbst was Vice President of Taxation for Torch Energy Advisors Inc. from 1991 to 1994, and tax manager for Apache Corp. from 1987 to 1990. Mr. Herbst is a certified public accountant, formerly with Coopers & Lybrand.


                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

               ICG intends to enter into arrangements with ICG Equipment to purchase, lease, license or enter into right-of-use arrangements, for telecommunications equipment, software and capacity and related services. The equipment and services provided to ICG will be utilized to upgrade and expand its network infrastructure to take full advantage of the opportunities and cost savings available as a result of the acquisitions made by the Company. Any such arrangements will be on an arm's length basis and on comparable terms ICG would be able to obtain from a third party.

               Messrs. Bryan, Grenfell, Teague, Herbst and Ohringer are also officers of ICG. (Mr. Grenfell has submitted his resignation from his positions with ICG and its subsidiaries effective July 31, 1998). The cost of the time and efforts spent by such officers of ICG on matters for the benefit of the Company will be reimbursed by the Company.

               The Company and ICG expect that from time to time, as NETCOM and other future acquisitions become integrated within ICG's business, the Company and ICG will be providing to each other certain services, such as accounting, legal, operations, network and general corporate services as needs arise. All such services will be priced and consideration paid on an arm's length basis in accordance with the terms of the ICG Indentures.

               Upon the formation of ICG Services, the Company entered into certain intercompany and shared services agreements with ICG, whereby ICG allocates to the Company direct and certain indirect costs incurred by ICG or its Restricted Subsidiaries on behalf of the Company. Allocated expenses generally include a portion of salaries and related benefits of legal, accounting and finance, information systems support and other ICG employees, certain overhead costs and reimbursement for invoices of the Company paid by ICG. Conversely, any cash collected by ICG on behalf of the Company or invoices paid by the Company on behalf of ICG are in turn reimbursed to the Company by ICG. As the Company and its subsidiaries and ICG and its Restricted Subsidiaries jointly enter into service offerings and other transactions, joint costs incurred are generally allocated to each of the Company and ICG according to the relative capital invested and efforts expended of each party. All transactions between the Company and its subsidiaries and ICG and its Restricted Subsidiaries are approved by the Board of Directors of each entity.

               For the three months ended March 31, 1998, ICG charged approximately $1.6 million to the Company for intercompany transfers and direct and indirect costs incurred by ICG and its Restricted Subsidiaries on behalf of the Company. In addition, the Company charged approximately $0.7 million to ICG and its Restricted Subsidiaries for intercompany transfers and direct and indirect costs incurred by the Company on behalf of ICG and its Restricted Subsidiaries.

                           SOLE STOCKHOLDER OF THE COMPANY

               ICG owns all of the outstanding shares of common stock, $.01 par value per share, of the Company. The principal executive offices of ICG are located at 161 Inverness Drive West, Englewood, Colorado 80112.

                                  THE EXCHANGE OFFER

          PURPOSE AND EFFECT OF THE EXCHANGE OFFER

               The Old Notes were sold by Morgan Stanley & Co. Incorporated (the "Placement Agent") on February 12, 1998 to a limited number of institutional investors (the "Purchasers"). In connection with the sale of the Old Notes, the Company and the Placement Agent entered into a registration rights agreement dated February 12, 1998 (the "Registration Rights Agreement"), which requires, among other things, the Company (i) to cause the Old Notes to be registered under the Securities Act or (ii) to use its best efforts to cause to be filed with the Commission a registration statement under the Securities Act with respect to New Notes identical in all material respects to the Old Notes and have such registration statement declared effective under the Securities Act and remain effective until the closing of the Exchange Offer. The Company is further obligated, upon the effectiveness of that registration statement, to offer the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Company's books or any other person who has obtained a properly completed assignment from the registered holder.

               In order to participate in the Exchange Offer, a Holder must represent to the Company, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company.

               Based on a previous interpretation by the staff of the Commission set forth in no-action letters issued to third-parties, including "Exxon Capital Holdings Corporation" (available May 13, 1988), "Morgan Stanley & Co. Incorporated" (available June 5, 1991), "Mary Kay Cosmetics, Inc." (available June 5, 1991), "Warnaco, Inc." (available October 11, 1991) and "K-III Communications Corp." (available May 14, 1993), the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this Prospectus be used for an offer to resell, resale or other retransfer of the New Notes. In the event that the Company's belief is inaccurate, Holders of the New Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. The Company does not assume or indemnify Holders against such liability. The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, Holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer. See "Plan of Distribution."

          TERMS OF THE EXCHANGE OFFER

               Upon the terms and subject to the conditions set forth in this Prospectus and in the Letters of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

               The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Services Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Services Indenture.

               As of the date of this Prospectus, $490,000,000 aggregate principal amount at maturity of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders of the Old Notes.

               The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and will be entitled to the rights and benefits such Holders have under the Services Indenture.

               The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purposes of receiving the New Notes from the Company.

               If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

               Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

          EXPIRATION DATE; EXTENSIONS; AMENDMENTS

               The term "Expiration Date," shall mean 5:00 p.m., New York
          City time on           , 1998, unless the Company, in its sole
                       ----------
          discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

               In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered Holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

               The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the

          Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

               Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

               Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-
          - Conditions." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent.

               In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount, or a greater number of shares, respectively, than the Holder desires to exchange, then such unaccepted or non-exchanged Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

          CONDITIONS

               Notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any New Notes for any Old Notes and may terminate the Exchange Offer upon the occurrence of any of the following conditions prior to the Expiration Date:

                    (a) if any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

                    (b) if any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

                    (c) if any governmental approval or approval by Holders of the Old Notes has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

               If the Company determines in its reasonable judgment that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders who tendered such Old Notes to withdraw their tendered Old Notes or
          (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

          PROCEDURES FOR TENDERING

               To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to the Expiration Date.

               The tender by a Holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

               THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

               Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed assignment from the registered Holder. The transfer of registered ownership may take considerable time.

               Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto is tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
          (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

               If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power signed by such registered Holder as such registered Holder's name appears on such Old Notes.

               If the Letter of Transmittal or any Old Notes or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

               All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, none of the Company, the Exchange Agent, or any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

               In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth above under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

               By tendering, each Holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer is being obtained in the ordinary course of business of the Person receiving such New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the Holder nor any such other person has an arrangement or understanding with any Person to participate in the distribution of such New Notes, and
          (iv) neither the Holder nor any such other Person is an "affiliate," as defined in Rule 405 of the Securities Act, of the Company.

               In all cases, issuance of New Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

          BOOK-ENTRY TRANSFER

               The Exchange Agent each will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer

          Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

          GUARANTEED DELIVERY PROCEDURES

               Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

                    (a)  The tender is made through an Eligible
          Institution;

                    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

                    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

               Upon request to the Exchange Agent a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

          WITHDRAWAL OF TENDERS

               Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

               To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

          EXCHANGE AGENT

               Norwest Banks has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery with respect to the exchange of the Old Notes should be directed to the Exchange Agent addressed as follows:
           By Registered Mail or Certified     By Overnight Courier:
           Mail:

           Norwest Banks                       Norwest Banks
           Corporate Trust Section             Corporate Trust Section
           P.O. Box 1517                       NorthStar East Building
           Minneapolis, MN  55480-1517         Sixth and Marquette
                                               Avenues
                                               Minneapolis, MN  55479-0113

           By Telephone:                       By Facsimile:

           (612) 667-4070                      (612) 667-4972

          FEES AND EXPENSES

               The expenses of soliciting tenders will be paid by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and regular employees of the Company and its affiliates.

               The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

               The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $100,000. Such expenses include registration fees, fees and expenses of the Exchange Agent accounting and legal fees and printing costs, among others.

               The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes for principal amounts or number of shares not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of Old Notes tendered, or if tendered the Old Notes are registered in the name of, any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

                             DESCRIPTION OF THE NEW NOTES

               The New Notes are to be issued under an indenture, dated as of February 12, 1998 (the "Services Indenture"), between the Company, as issuer, and Norwest Bank Colorado, National Association, as trustee (the "Trustee"). A copy of the Services Indenture is available upon request from the Company. The following is a summary of all of the material provisions of the Services Indenture. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Services Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Whenever particular defined terms of the Services Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

          GENERAL

               The New Notes will be senior, unsecured obligations of the Company, initially limited to $490,000,000 aggregate principal amount at maturity, and will mature on February 15, 2008. Although for federal income tax purposes, a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accrues from the issue date of the New Notes, no interest will be payable on the New Notes prior to August 15, 2003. From and after February 15, 2003, interest will accrue at the rate of 10% per annum from February 15, 2003, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the February 1 or August 1 immediately preceding the Interest Payment Date) on February 15 and August 15 of each year, commencing August 15, 2003.

               Principal of, premium, if any, and interest on the New Notes will be payable, and the New Notes may be exchanged or transferred, at the office or agency of the Company (which initially will be the corporate trust office of the Trustee at 1740 Broadway, Denver, Colorado), or at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register; provided that all payments of principal, premium, if any, and interest with respect to New Notes represented by one or more permanent global New Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.

               The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount at maturity and any integral multiple thereof. See "-- Book Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of New Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

               Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional New Notes under the Services Indenture. The New Notes offered hereby and any additional New Notes subsequently issued would be treated as a single class for all purposes under the Services Indenture.

          OPTIONAL REDEMPTION

               The New Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after February 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following prices (the "Redemption Prices") (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing February 15, of the years set forth below:

              YEAR                                   REDEMPTION PRICE
           ----------------                          ---------------
           2003  . . . . . . . . . . . . . . . . .    105.0000%
           2004  . . . . . . . . . . . . . . . . .    103.3333
           2005  . . . . . . . . . . . . . . . . .    101.6667
           2006 and thereafter . . . . . . . . . .    100.0000

               In addition, at any time or from time to time, on or prior to February 15, 2001, the Company may, at its option, redeem New Notes having an aggregate principal amount at maturity of up to 35% of the aggregate principal amount at maturity of the Notes with the proceeds of one or more public or private Equity Offerings, at a Redemption Price equal to 110.0% of Accreted Value on the Redemption Date; provided that at least 65% of the aggregate principal amount of New Notes initially issued remains outstanding after each such redemption.

               In the case of any partial redemption, selection of the New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed or, if the New Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no New Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any New Note is to be redeemed in part only, the notice of redemption relating to such New Note shall state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note.

          RANKING

               The New Notes will be senior, unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future unsecured, unsubordinated indebtedness and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. At December 31, 1997, after giving pro forma effect to the Private Offering and the NETCOM acquisition, the Company would have had, on a consolidated basis, approximately $306.6 million of indebtedness including capitalized lease obligations. The Company is a holding company and the New Notes will be effectively subordinated to all liabilities (including trade payables) of the subsidiaries of the Company, and at December 31, 1997, on the same pro forma basis, the subsidiaries of the Company would have had approximately $-
          34.5 million of liabilities (excluding intercompany payables) including approximately $6.0 million of indebtedness, consisting solely of capitalized lease obligations. The Company may incur substantial amounts of indebtedness in the future. See "Risk Factors -- Substantial Indebtedness; Ability to Service Debt" and "-- Holding Company Structure; Priority of Creditors."

          CERTAIN DEFINITIONS

               Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Services Indenture. Reference is made to the Services Indenture for the definition of any other capitalized term used herein for which no definition is provided.

               "Accreted Value" is defined to mean, for any Specified Date, the amount calculated pursuant to (i), (ii), (iii) or (iv) for each $1,000 principal amount at maturity of New Notes:

                    (i) if the Specified Date occurs on one of the
               following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

                  SEMI-ANNUAL                                ACCRETED
                 ACCRUAL DATE                                  VALUE
               ----------------                              ---------
               August 15, 1998                                 $644.60
               February 15, 1999                               $676.83
               August 15, 1999                                 $710.68
               February 15, 2000                               $746.21
               August 15, 2000                                 $783.52

               February 15, 2001                               $822.70
               August 15, 2001                                 $863.83
               February 15, 2002                               $907.02
               August 15, 2002                                 $952.38
               February 15, 2003                             $1,000.00

                    (ii) if the Specified Date occurs before the first
               Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) the original issue price and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less the original issue price multiplied by (2) a fraction, the numerator of which is the number of days from the issue date of the New Notes to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the issue date of the Notes to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

                    (iii) if the Specified Date occurs between two Semi-
               Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

                    (iv) if the Specified Date occurs after the last Semi-
               Annual Accrual Date, the Accreted Value will equal $1,000.

               "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

               "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
          (i) the net income (or loss) of any Person that is not a Restricted Subsidiary (or is an Unrestricted Subsidiary), except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person or an Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause
          (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includible pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;
          (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (except to the extent such restriction has been legally waived); (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales or the termination of discontinued operations; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on preferred stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; (vi) all extraordinary gains and extraordinary losses; and (vii) at the irrevocable election of the Company for each occurrence, any net after-tax income
          (loss) from discontinued operations; provided that for purposes of any subsequent Investment in the entity conducting such discontinued operations under the "Restricted Payments" covenant, such entity shall be treated as an Unrestricted Subsidiary until such discontinued operations have actually been disposed of.

               "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

               "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

               "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

               "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Services Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property or assets of the kind described in clause (B) of the "Limitation on Asset Sales" covenant, (c) a disposition of cash or Temporary Cash Investments, (d) any Restricted Payment that is permitted to be made, and is made, under the "Limitation on Restricted Payments" covenant, (e) sales or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $2.0 million (provided that any series of related sales or dispositions in excess of $2.0 million shall be considered "Asset Sales"), (f) the lease, license, transfer of rights-of-use, assignment of a lease, license, transfer of rights-of-use or sublease or sublicense of any real or personal property in the ordinary course of business, (g) foreclosures on assets, (h) substantially simultaneous exchange by the Company or any Restricted Subsidiary of property or equipment for other property or equipment; provided that the property or equipment received by the Company or such Restricted Subsidiary has, at least substantially equal market value to the Company or such Restricted Subsidiary, (i) sales or other dispositions by the Company or any Restricted Subsidiary, from time to time, of up to 100% of the Southwest Communications Business to Central and South West Corporation or its affiliates or CSW/ICG ChoiceCom, L.P. and (j) transfer or other disposition by the Company or any Restricted Subsidiary of Capital Stock of any Restricted Subsidiary or an operating unit or business of the Company or any Restricted Subsidiary in exchange for an ownership interest in a joint venture whose primary business is related, ancillary or complementary to (A) the businesses of the Company and its Restricted Subsidiaries at the time of determination or
          (B) the Telecommunications Business; provided that the fair market value of such ownership interest is at least equal to the fair market value of such Capital Stock or operating unit or business transferred or disposed of (as determined by the Board of Directors, where good faith determination shall be conclusive and evidenced by a board resolution); and provided further that the assets or properties so transferred or disposed of pursuant to this clause (j) do not exceed 20% of Adjusted Consolidated Net Tangible Assets at the time of such transfer or disposition.

               "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing
          (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

               "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock, partnership or membership interests and any other right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

               "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

               "Capitalized Lease Obligations" means the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on balance sheet prepared in accordance with GAAP.

               "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of (A) more than 40% of the total voting power of the Voting Stock of the Company on a fully diluted basis and (B) Voting Stock of the Company having a greater total voting power than the Voting Stock of the Company (on a fully diluted basis) beneficially owned by ICG or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

               "Closing Date" means the date on which the New Notes are originally issued under the Services Indenture.

               "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing (or, in the case of a loss, decreasing) Adjusted Consolidated Net Income, determined, with respect to clauses
          (ii), (iii) and (iv), on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by
          (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

               "Consolidated Interest Expense" means, for any period, the aggregate amount (without duplication) of interest in respect of

          Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and the interest component of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

               "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to (ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Four Quarter Period"); provided that, in making the foregoing calculation, pro forma effect shall be given to the following events which occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"): (i) the Incurrence of the Indebtedness with respect to which the computation is being made and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of the Four Quarter Period; (ii) the Incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of the Four Quarter Period as if such Indebtedness was incurred, repaid or retired at the beginning of the Four Quarter Period; (iii) in the case of Acquired Indebtedness, the related acquisition, as if such acquisition occurred at the beginning of the Four Quarter Period;
          (iv) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale or any related repayment of Indebtedness, in each case since the first day of the Four Quarter Period, assuming such acquisition or disposition had been consummated on the first day of the Four Quarter Period and after giving pro forma effect to net cost savings that the Company reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such acquisition or disposition (provided that both (A) such cost savings were identified and quantified in an Officers' Certificate delivered to the Trustee at the time of the consummation of the acquisition or disposition and (B) with respect to each acquisition or disposition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such acquisition or disposition to effect such cost savings identified in such Officers' Certificate and with respect to any other acquisition or disposition, such Officers' Certificate sets forth the specific steps to be taken within the 90 days after such acquisition or disposition to accomplish such cost savings); and provided further that (x) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest shall be computed by applying, at the option of the Company, either the fixed or floating rate, and (y) in making such computation, the Consolidated Interest Expense of the Company attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the pro forma average daily balance of such Indebtedness during the applicable period; and (v) the occurrence of any of the events described in clauses (i)-(iv) above by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period.

               "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52) .

               "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

               "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

               "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the New Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the New Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the New Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock (or the security for which such Capital Stock is convertible into or exchangeable for) upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the New Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock (or the security for which such Capital Stock is convertible into or exchangeable for) are no more favorable to the holders of such Capital Stock (or the security for which such Capital Stock is convertible into or exchangeable for) than the provisions contained in "Limitation on Asset Sales" and "Repurchase of New Notes upon a Change of Control" covenants described below and such Capital Stock (or the security for which such Capital Stock is convertible into or exchangeable for) specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such New Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of New Notes upon a Change of Control" covenants described below.

               "Equity Offering" means any public or private sale of Capital Stock of the Company (excluding Disqualified Stock), other than public offerings with respect to the Company's common stock registered on Form S-8.

               "fair market value" means the price that would be paid in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy; fair market value may be determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive if evidenced by a board resolution.

               "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Services Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Services Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

               "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such

          Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay (unless such purchase arrangements or such obligations are on arm's length terms and are entered into in the ordinary course of business), or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

               "ICG" means ICG Communications, Inc., a Delaware corporation.

               "ICG Common Stock" means common stock, par value $.01 per share, of ICG.

               "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

               "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding trade letters of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables and accrued current liabilities arising in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) hereof of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of principal or interest outstanding on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation of the types described above, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of such Indebtedness, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" and
          (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

               "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

               "Internet Service Business" means any business operating an internet connectivity or internet enhancement service as it exists from time to time, including, without limitation, dial-up or dedicated internet service, web hosting or collocation services, security solutions, the provision and development of software in connection therewith, configuration services, electronic commerce, intranet solutions, data backup and restoral, business, content and collaboration, communications tools or network equipment products or services.

               "Investment" means, with respect to any Person, all investments by such Person in other Persons in the form of any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar

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          arrangement; but excluding installment sales, capital leasing arrangements and financings for and advances to customers, in each case in the ordinary course of business that are, in conformity with GAAP, recorded as assets on the balance sheet of the Company or its Restricted Subsidiaries and commissions, travel and similar advances to officers and employees made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such other Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments; and provided, further, that any disposition, sale, lease, transfer, license, transfer of rights-of-use of, communications equipment, software and capacity and/or provision of services, by the Company or any Restricted Subsidiary to ICG or its subsidiaries for fair market value (if, at the time of such disposition, sale, lease or transfer, the Company or such Restricted Subsidiary is a Subsidiary of ICG) will not be deemed to be an Investment. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

               "Investment Grade Securities" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than cash equivalents), (ii) debt securities or debt instruments with a rating of BBB+ or higher by S&P or Baa1 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries, and (iii) investment in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold cash pending investment and/or distribution.

               "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

               "Moody's" means Moody's Investors Service, Inc. and its successors.

               "Net Cash Proceeds" means (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other commissions, fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale and any relocation expenses incurred as a result thereof, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and
          (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

               "Offer to Purchase" means an offer to purchase New Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all New Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any New Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any New Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a New Note purchased pursuant to the Offer to Purchase will be required to surrender the New Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the New Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such New Notes purchased; and
          (vii) that Holders whose New Notes are being purchased only in part will be issued new New Notes equal in principal amount at maturity to the unpurchased portion of the New Notes surrendered; provided that each New Note purchased and each new New Note issued shall be in a principal amount of $1,000 or an integral multiple thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis New Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all New Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all New Notes or portions thereof so accepted together with an Officers' Certificate specifying the New Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of New Notes so accepted payment in an amount equal to the purchase price (or, if the New Notes are represented by one or more permanent global New Notes registered in the name of DTC or its nominee, by such other method as required thereby), and the Trustee shall promptly authenticate and mail to such Holders a new New Note equal in principal amount at maturity to any unpurchased portion of the New Note surrendered; provided that each New Note purchased and each new New Note issued shall be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase New Notes pursuant to an Offer to Purchase.

               "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments and Investment Grade Securities; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP and reasonable advances to sales representatives; (iv) any Investment acquired by the Company or any of its Restricted Subsidiaries (x) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (y) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (v) Guarantees permitted by the "Limitation on Indebtedness" covenant; (vi) loans or advances to employees of the Company or any Restricted Subsidiary that do not in the aggregate exceed at any one time outstanding $2.0 million;
          (vii) Currency Agreements and Interest Rate Agreements permitted under the "Limitation on Indebtedness" covenant; (viii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility deposits and workers' compensation, performance and other similar deposits; (ix) Investments in debt securities or other evidences of Indebtedness that are issued by companies engaged in the Telecommunications Business or the Internet Service Business; provided that when each Investment pursuant to this clause (ix) is made, the aggregate amount of Investments outstanding under this clause (ix) does not exceed $3.0 million; (x) Strategic Investments and Investments in Permitted Joint Ventures in an amount not to exceed $30.0 million at any one time outstanding; (xi) an Investment in any Person the primary business of which is related, ancillary or complementary to (I) the business of the Company and its Subsidiaries on the date of such Investments or (II) the Telecommunications Business in an amount not to exceed at any time outstanding the sum of (A) $20.0 million plus (B) 10% of the Company's Consolidated EBITDA, if positive, for the immediately preceding four fiscal quarters (valued in each case as provided in the definition of "Investments"); (xii) securities received in connection with Asset Sales to the extent constituting non-cash consideration permitted under the "Asset Sale" covenant; (xiii) stock, obligations or securities received in satisfaction of judgments, bankruptcies, workouts or settlements; (xiv) Investments in CSW/ICG ChoiceCom, L.P. and (xv) any Investments acquired as capital contribution, including without limitation, acquisition of shares of ICG Common Stock.

               "Permitted Joint Venture" means any Unrestricted Subsidiary or any other Person in which the Company or a Restricted Subsidiary owns, directly or indirectly, an ownership interest (other than a Restricted Subsidiary) and whose primary business is related, ancillary or complementary to (i) the businesses of the Company and its Restricted Subsidiaries at the time of determination or (ii) the Telecommunications Business.

               "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, attorneys, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business, unexercised rights of set off, in each case with respect to amounts not yet delinquent or that are bonded or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, licenses, statutory or regulatory obligations, bankers' acceptances, surety, performance and appeal bonds, trade or government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements (including reciprocal easement agreements), rights-of-way, municipal, building and zoning ordinances and similar charges, utility agreements, covenants, reservations, restrictions, encroachments, charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property or other assets or rights acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Trade Payables that the Company reasonably expects to pay within 180 days or Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost of (including the cost of design, development, acquisition, construction, installment, improvements, transportation or integration) or to acquire the item of property or assets subject thereto (including, without limitation, acquisition by way of acquisitions of real property, leasehold improvements, licenses, rights-of-use, Capitalized Leases and installment sales, and any refinancings thereof) and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Trade Payables or Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases, subleases, licenses and rights-of-use granted to others and rights of purchase pursuant to installment sales that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases or installment sales; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Company or any Restricted Subsidiary;
          (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, installment sales, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and (xviii) Liens on or sales of receivables.

               "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

               "S&P" means Standard & Poor's Ratings Services and its successors.

               "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

               "Southwest Communications Business" means the Company's or any of its Subsidiaries' (A) Internet connectivity or Internet enhancement service as it exists from time to time in the states of Texas, Louisiana, Arkansas and Oklahoma, including, without limitation, dial-up or dedicated Internet service, Web site hosting or collocation services, security solutions, the provision and development of software in connection therewith, configuration services, electronic commerce, intranet solutions, data backup and restoral, business content and collaboration, communications tools or network equipment products or services and (B) development, ownership or operations of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video, data or Internet services) and any related, ancillary or complementary business in the states of Texas, Louisiana, Arkansas and Oklahoma.

               "Specified Date" means any Redemption Date, any Payment Date for an Offer to Purchase or any date on which the Notes first become due and payable after an Event of Default.

               "Stated Maturity" means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

               "Strategic Investments" means (A) Investments that the Board of Directors has determined in good faith will enable the Company or any of its Restricted Subsidiaries to obtain additional business that it might not be able to obtain without making such Investment and (B) Investments in entities the principal function of which is to perform research and development with respect to products and services that may be used or useful in the Telecommunications Business or the Internet Service Business; provided that the Company or one of its Restricted Subsidiaries is entitled or otherwise reasonably expected to obtain rights to such products or services as a result of such Investment.

               "Strategic Subordinated Indebtedness" means Indebtedness of the Company that (i) is expressly made subordinate in right of payment to the New Notes and (ii) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company's obligations under the New Notes.

               "Subsidiary" means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a general partner or otherwise controls such entity.

               "Telecommunications Business" means the development, ownership or operation of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video, data or Internet services) and any related, ancillary or complementary business.

               "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, (ii) deposit accounts, time deposit accounts, certificates of deposit, eurodollar time deposits, overnight bank deposits and money market deposits maturing within one year or less of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and
          (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's, and (vi) investment funds investing 95% of their assets in securities of the type described in clauses (i) through (v) above.

               "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services and required to be paid within one year.

               "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

               "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and
          (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Services Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

               "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

               "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

          COVENANTS

          Limitation on Indebtedness

               (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the New Notes and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6:1.

               Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of the Company or its Restricted Subsidiaries outstanding at any time in an aggregate principal amount not to exceed (A) $200 million of unsubordinated

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          Indebtedness (including any Indebtedness under one or more revolving credit or working capital facilities) and (B) $200 million of subordinated Indebtedness (and any Guarantees thereof by the Company or its Restricted Subsidiaries), less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) the Incurrence by the Company of Indebtedness represented by the New Notes; (iii) Indebtedness in existence on the Closing Date; (iv) Indebtedness of the Company to a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that such Indebtedness is made pursuant to an intercompany note (which, in the case of Indebtedness owed to the Company, shall be unsubordinated) and any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause
          (iv); (v) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clauses (i), (iv), (vi) or (viii) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund Indebtedness that is subordinated in right of payment to the New Notes shall only be permitted under this clause (v) if (A) such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the New Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the New Notes and (B) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause
          (v); (vi) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time (except to the extent Incurred under another clause hereof) other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (vii) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase New Notes tendered in an Offer to Purchase made as a result of a Change in Control or
          (B) deposited to defease the New Notes as described below under "Defeasance"; (viii) Guarantees of the New Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below and any Guarantee by the Company of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness Incurred by such Restricted Subsidiary is permitted under the terms of this covenant; (ix) Indebtedness Incurred to finance the cost (including, without limitation, the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment, inventory, assets, services and related costs in connection with the Internet Service Business or the Telecommunications Business (including, without limitation, acquisitions by way of acquisitions of real property, leasehold improvements, licenses, rights-of-use, Capitalized Leases, installment sales and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired) by the Company or a Restricted Subsidiary after the Closing Date; (x) Indebtedness of the Company not to exceed, at any one time outstanding, the sum (without duplication) of (A) two times the Net Cash Proceeds received by the Company from the sale of ICG Common Stock contributed by ICG to the Company after the Closing Date to a Person that is not a Subsidiary of the Company (1.6 times the closing price, last sale price or similar price of such ICG Common Stock at the time received by the

          Company to the extent such ICG Common Stock has not been sold) plus (B) two times cash or cash equivalents contributed by ICG or its Subsidiaries (other than the Company and its Subsidiaries) to the Company after the Closing Date plus (C) 1.6 times the fair market value of other assets (including, without limitation, Capital Stock) acquired by the Company or its Restricted Subsidiaries to the extent that the consideration therefor consists of ICG Common Stock plus (D) 1.6 times the fair market value of other assets contributed by ICG or its Subsidiaries (other than the Company and its Subsidiaries) to the Company after the Closing Date plus (E) two times the Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company plus (F) 1.6 times the fair market value of property (other than cash and cash equivalents) received by the Company after the Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, in each case, to the extent such Net Cash Proceeds, ICG Common Stock, cash or cash equivalents or such other assets or property have not been used pursuant to clause (C)(2) of the first paragraph or clause
          (iii) or (iv), as the case may be, of the second paragraph of the "Limitation on Restricted Payments" covenant described below; provided that such Indebtedness does not mature prior to the Stated Maturity of the New Notes and has a then current Average Life at least as long as the New Notes; (xi) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence; (xii) Acquired Indebtedness or Indebtedness of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Services Indenture; provided that such Indebtedness is not incurred in contemplation of such acquisition or merger; and (xiii) Strategic Subordinated Indebtedness.

               (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies. Accretion on an instrument issued at a discount will not be deemed to constitute an Incurrence of Indebtedness.

               (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant,
          (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and
          (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

          Limitation on Restricted Payments

               The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on common stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary), (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes (other than the purchase, redemption, repurchase or other acquisition of such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within six months of the date of acquisition) or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses
          (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) except with respect to making any Investments, the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of
          (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) 100% of (I) the aggregate Net Cash Proceeds or fair market value of any Capital Stock and the amount of cash from any capital contributions to the Company after the Closing Date from Persons other than Subsidiaries of the Company (including contributions of ICG Common Stock, cash and cash equivalents and other assets to the Company by ICG) plus (II) the aggregate Net Cash Proceeds received by the Company after the Closing Date from an issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including, without limitation, an issuance or sale permitted by the Services Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the New Notes), to the extent such Net Cash Proceeds, Capital Stock, marketable securities or amount have not been previously applied pursuant to clauses (iii) or
          (iv), as the case may be, of the second paragraph of the "Limitation on Restricted Payments" covenant or used to support the Incurrence of Indebtedness pursuant to clause (x) under the "Limitation of Indebtedness" covenant plus (3) amounts received from Investments (other than Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

               The foregoing provision shall not be violated by reason of:
          (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (v) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the New Notes (A) with cash or cash equivalents contributed by ICG to the Company after the Closing Date or (B) with, or out of the Net Cash Proceeds of, ICG Common Stock or other assets (other than cash or cash equivalents) contributed by ICG to the Company after the Closing Date, or (C) in exchange for, or out of, the Net Cash Proceeds of a substantially concurrent offering of shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock), to the extent such Net Cash Proceeds, cash or cash equivalents, ICG Common Stock, Capital Stock or such other assets have not been used pursuant to clause (C)(2) of the first paragraph or clause (iv) of the second paragraph, as the case may be, of the "Limitation on Restricted Payments Covenant" or used to support the Incurrence of Indebtedness pursuant to clause (x) under the "Limitation on Indebtedness Covenant"; (iv) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); or (v) other Restricted Payments in an aggregate amount not to exceed $10 million; provided that, except in the case of clauses
          (i), (ii), (iii) and (iv), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

               Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

               Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment by distribution, sale or otherwise (up to the amount of such Investment on the date made).


          Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

               The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

               The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date the Services Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law, rule, regulation or order; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause
          (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, right-of-use, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Services Indenture, (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary or (D) purchase money obligations (including, without limitation, Capitalized Leases and installment sales) for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (iv) above on the property so acquired; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A)(1) the encumbrances or restrictions apply only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (2) the encumbrances or restrictions are similar in nature and substance to the "Limitation on Restricted Payments" covenant contained herein, as determined by the Board of Directors in good faith,
          (B) the encumbrances or restrictions are not materially more disadvantageous to the Holders of the New Notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrances or restrictions will not materially affect the Company's ability to make principal or interest payments on the New Notes; (vii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and
          (viii) any encumbrances or restrictions of the type referred to in clauses (i) through (iv) of the first paragraph of this covenant imposed by any amendments, modifications, renewals, restatements, increases, supplements, refundings, replacements or refinancings of the contracts referred to in clause (i) through
          (vii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more disadvantageous to the Holders than those contained in the restriction prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

          Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

               The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or (iv) issuances or sales of common stock of a Restricted Subsidiary, provided that the Company or any Restricted Subsidiary applies an amount equal to the Net Cash Proceeds thereof in accordance with the "Limitation on Asset Sales" covenant.

          Limitation on Issuances of Guarantees by Restricted Subsidiaries

               The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the New Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Services Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the New Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the New Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (B) subordinated in right of payment to the New Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the New Notes.

               Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon
          (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Services Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

          Limitation on Transactions with Shareholders and Affiliates

               The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such an Affiliate.


               The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm or a nationally recognized firm having expertise in the specific area which is the subject of such determination stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or its Restricted Subsidiaries; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Permitted Investments and Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph the aggregate amount of which exceeds $2.0 million in value, must be approved or determined to be fair in the manner provided for in clause (i) (A) or (B) above.

          Limitation on Liens

               The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the New Notes and all other amounts due under the Services Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the New Notes, prior to) the obligation or liability secured by such Lien.

               The foregoing limitation does not apply to (i) Liens existing on the Closing Date or required on the Closing Date to be provided in the future; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (v) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

          (v) Liens on any property or assets of Restricted Subsidiaries securing Indebtedness of Restricted Subsidiaries permitted under the "Limitation on Indebtedness" covenant; or (vi) Permitted Liens.

          Limitation on Sale-Leaseback Transactions

               The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

               The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

          Limitation on Asset Sales

               The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. For purposes of this covenant, the following are deemed to be cash: (x) the principal amount or accreted value (whichever is larger) of Indebtedness of the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary has either (I) received a written release or (II) been released by operation of law, in either case, from all liability on such Indebtedness in connection with such Asset Sale and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets
          (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), (x) in property or assets (other than current assets) of a nature or type or that are used in a business (or in a Person (other than a natural person) having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) or (y) in property or assets (other than current assets) related to the Telecommunications Business, including, without limitation, telecommunications switches and related equipment, services, leases, licenses, capacity and rights-of-use, (or in a person (other than a natural person) having property or assets related to the Telecommunications Business, including, without limitation, telecommunications switches and related equipment, services, leases, licenses, capacity and rights-of-use) and (ii) apply (no

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          later than the end of the 12-month period referred to in clause
          (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

               If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $20.0 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis, and an offer to purchase any outstanding Indebtedness with similar provisions requiring the Company to make an offer to purchase such Indebtedness, in an aggregate principal amount at maturity of New Notes (or, if prior to February 15, 2003, the Accreted Value of the New Notes) and such pari passu Indebtedness equal to (A) with respect to the New Notes, the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount at maturity of the New Notes (or, if prior to February 15, 2003, the Accreted Value of the New Notes) and the denominator of which is the sum of the outstanding principal amount at maturity of the New Notes (or, if prior to February 15, 2003, the Accreted Value of the New Notes) and such pari passu Indebtedness (the product hereinafter referred to as the "New Note Amount"), and (B) with respect to the pari passu Indebtedness, the excess of the Excess Proceeds over the New Note Amount, at a purchase price equal to 100% of the Accreted Value of the New Notes or such pari passu Indebtedness, as the case may be, on the relevant Payment Date or such other date set forth in the documentation governing the pari passu Indebtedness, plus, in each case, accrued interest (if any) to the Payment Date or such other date set forth in the documentation governing the pari passu Indebtedness. If the aggregate purchase price of the New Notes tendered pursuant to the Offer to Purchase is less than the Excess Proceeds, the remaining will be available for use by the Company for general corporate purposes. Upon the consummation of any Offer to Purchase in accordance with the terms of the Services Indenture, the amount of Net Cash Proceeds from Asset Sales subject to any future Offer to Purchase shall be deemed to be zero.

          REPURCHASE OF NEW NOTES UPON A CHANGE OF CONTROL

               The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all New Notes then outstanding, at a purchase price equal to 101% of the Accreted Value thereof on the relevant Payment Date, plus accrued interest (if any) to the Payment Date. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make repayment of outstanding indebtedness (including repurchases of New Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the New Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such New Note repurchase, either prior to or concurrently with such Note repurchase. In the event the Company is unable to consummate a repurchase of New Notes due to insufficient funds upon a Change of Control, such failure will constitute an immediate Event of Default under the Services Indenture and will result, upon the declaration by the Trustee, in the acceleration of the New Notes, whereby the Accreted Value of, premium, if any, and accrued interest on the New Notes will be immediately due and payable.

          COMMISSION REPORTS AND REPORTS TO HOLDERS

               Whether or not the Company is required to file reports with the Commission, the Company shall deliver for filing with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. All references herein to reports "filed" with the Commission shall be deemed to refer to the reports then most recently delivered for filing, whether or not accepted by the Commission. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

          EVENTS OF DEFAULT

               The following events will be defined as "Events of Default" in the Services Indenture: (a) default in the payment of principal of (or premium, if any, on) any New Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any New Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Services Indenture or under the New Notes (other than a default specified in clause (a) or (b) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the New Notes; (d) the Company shall have failed to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" covenant above; (e) the Company shall have failed to make or consummate an Offer to Purchase in accordance with the provisions of "Repurchase of New Notes upon a Change of Control" above; (f) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (g) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against the Company or any of its Significant Subsidiaries to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (h) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (i) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

               If an Event of Default (other than an Event of Default specified in clause (h) or (i) above that occurs with respect to the Company) occurs and is continuing under the Services Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the New Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the Accreted Value of, premium, if any, and accrued interest on the New Notes to be immediately due and payable. Upon a declaration of acceleration, such Accreted Value of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (f) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (f) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (h) or (i) above occurs with respect to the

          Company, the Accreted Value of, premium, if any, and accrued interest on the New Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding New Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the Accreted Value of, premium, if any, and interest on the New Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

               The Holders of at least a majority in aggregate principal amount of the outstanding New Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Services Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Services Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding New Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding New Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a New Note to receive payment of the principal of, premium, if any, or interest on, such New Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the New Notes, which right shall not be impaired or affected without the consent of the Holder.

               The Services Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Services Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Services Indenture.

          CONSOLIDATION, MERGER AND SALE OF ASSETS

               The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the New Notes and under the Services Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, (A) the Company or any Person becoming the successor obligor of the Notes, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or (B) the Company or any Person becoming the successor obligor of the Notes, as the case may be, shall have a Consolidated Leverage Ratio no more than the greater of (I) 6:1 and (II) the Consolidated Leverage Ratio of the Company immediately prior to such transaction; provided that this clause (iii) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided that, in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company; and (iv) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii) above) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clause (iii) above does not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

          DEFEASANCE

               Defeasance and Discharge. The Services Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the New Notes on the 123rd day after the deposit referred to below, and the provisions of the Services Indenture will no longer be in effect with respect to the New Notes (except for, among other matters, certain obligations to register the transfer or exchange of the New Notes, to replace stolen, lost or mutilated New Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the New Notes on the Stated Maturity of such payments in accordance with the terms of the Services Indenture and the New Notes, (B) the Company has delivered to the Trustee
          (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or
          Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time the New Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the New Notes will not be delisted as a result of such deposit, defeasance and discharge, provided that if simultaneously with the deposit of the money and/or U.S. Government Obligations referred to in (A) above, the Company has caused an irrevocable, transferrable, standby letter of credit to be issued by a bank with capital and surplus exceeding the principal amount of the New Notes then outstanding, expiring not earlier than 180 days from its issuance, in favor of the Trustee which permits the Trustee to draw an amount equal to the principal, premium, if any, and accrued interest on the New Notes through the expiry date of the letter of credit, then the Company will be deemed to have paid and discharged any and all obligations in respect of the New Notes on the date of the deposit and issuance of the letter of credit.

               Defeasance of Certain Covenants and Certain Events of Default. The Services Indenture further will provide that the provisions of the Services Indenture will no longer be in effect with respect to clause (iii) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under

          "Covenants," clause (c) under "Events of Default" with respect to such other covenants and clauses (c), (d), (e), (f) and (g) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the New Notes on the Stated Maturity of such payments in accordance with the terms of the Services Indenture and the New Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

               Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Services Indenture with respect to the New Notes as described in the immediately preceding paragraph and the New Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the New Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the New Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

          MODIFICATION AND WAIVER

               Modifications and amendments of the Services Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding New Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any New Note, (ii) reduce the Accreted Value or principal amount of, or premium, if any, or interest on, any New Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any New Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any New Note, (v) reduce the above-stated percentage of outstanding New Notes the consent of whose Holders is necessary to modify or amend the Services Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the New Notes or (vii) reduce the percentage or aggregate principal amount of outstanding New Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Services Indenture or for waiver of certain defaults.

          NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

               The Services Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the New Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Services Indenture, or in any of the New Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the New Notes, waives and releases all such liability.

          CONCERNING THE TRUSTEE

               The Services Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Services Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

               The Services Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of Holdings or the Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

          BOOK ENTRY; DELIVERY AND FORM

               All of the Old Notes were originally issued in the form of one Global Note (the "Global Old Note"). The Global Old Note was deposited upon issuance with the Trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company ("DTC"), in New York, New York. The New Notes will be issued in the form of one Global Note (the "Global New Note") and deposited upon issuance with and registered in the name of, or on behalf of, DTC or its nominee.

               So long as DTC, or its nominee, is the registered owner or holder of a Global New Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global New Note for all purposes under the Services Indenture and the New Notes. No beneficial owner of an interest in a Global New Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Services Indenture.

               Payments of the principal of, and interest on, a Global New Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

               The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global New Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global New Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global New Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

               Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear & Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

               New Notes that are issued as described below will be issued in the form of registered definitive certificates (the
          "Certificated New Notes"). Such Certificated New Notes may, unless the applicable Global New Note has previously been exchanged for Certificated New Notes, be exchanged for an interest in the applicable Global New Note representing the principal amount of Old Notes being transferred.

               The Company expects that DTC will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global New Note is credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC will exchange the applicable Global New Note for Certificated New Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

               The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
          Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

               Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global New Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations.

               If DTC is at any time unwilling or unable to continue as a depositary for the Global New Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated New Notes, which may bear the legend referred to under "Transfer Restrictions," in exchange for the Global New Notes. Holders of an interest in a Global New Note may receive Certificated New Notes, which may bear the legend referred to under "Transfer Restrictions," in accordance with the DTC's rules and procedures in addition to those provided for under the Services Indenture.

               CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

               Thelen Reid & Priest LLP, counsel to the Company, has advised the Company that the following disclosure as to legal matters is their opinion as to the material anticipated federal income tax consequences of the purchase, ownership and disposition of the New Notes. Except where noted, this opinion deals only with New Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), by United States Holders (as defined below), and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, tax exempt organizations, persons holding New Notes as a part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code and Treasury regulations, administrative and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified with possible retroactive effect so as to result in federal income tax consequences different from those discussed below. ALL PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

          TAX CONSEQUENCES TO UNITED STATES HOLDERS

               As used herein, a "United States Holder" means a beneficial owner that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions. An individual may, subject to certain exceptions, be deemed to be a resident (as opposed to a non-resident alien) of the United States by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). A "Non-United States Holder" is a holder that is not a United States Holder.

          Exchange of Old Notes for New Notes

             An exchange of a debt instrument for another debt instrument will not constitute a taxable event for U.S. federal income tax purposes unless such exchange is deemed to be a "modification" of the original debt instrument and such modification is deemed to be "significant." The New Notes are identical to the Old Notes except that the New Notes will be registered under the Securities Act and will not bear legends restricting the transfer thereof. Under recently issued Treasury regulations, the exchange of Old Notes for New Notes should not constitute a taxable event because the registration feature of the New Notes should neither be a modification nor economically significant. However, there is no judicial or administrative guidance on this issue. See "Risk Factors -- Possible Unfavorable Consequences of the Exchange." Assuming that the exchange is not a taxable event, a United States Holder will have the same tax basis and holding period in the New Note as such Holder did in the Old Note. In addition, a United States Holder will have the same OID, market discount and acquisition premium (as described below) in the New Note as such Holder had in the Old Note.

          Payments of Interest on the New Notes

               The stated interest on a New Note will not be treated as interest for federal income tax purposes, but instead will be subject to the original issue discount ("OID") rules described below. Payments of stated interest on a New Note will not be separately included in income, but rather will be treated first as payments of previously accrued OID and then as payments of principal and consequently will reduce a United States Holder's basis in a New Note as described below under "-- Sale, Exchange or Redemption of New Notes."

          Original Issue Discount

               The New Notes are being issued with OID. The excess of a New Note's "stated redemption price at maturity" over its "issue price" will generally constitute OID for federal income tax purposes. The "issue price" of a debt instrument issued for cash is equal to the first price at which a substantial amount of such debt instruments are sold (excluding sales to bond houses and brokers). The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments).

               Because interest on the New Notes is not payable until August 15, 2003, the stated interest on the New Notes will not be treated as qualified stated interest. In addition, the New Notes are being issued at a price that is less than their stated principal amount. As a result, the New Notes will be treated as issued with OID equal to the excess of their stated redemption price at maturity (which will be equal to the sum of the principal amount plus all payments of stated interest) over their issue price.

               United States Holders of the New Notes should be aware that they generally must include OID in gross income for federal income tax purposes on an annual basis under a constant yield accrual method, regardless of their method of accounting. As a result, United States Holders will include OID in income in advance of the receipt of cash attributable to that income. However, United States Holders of New Notes generally will not be required to include separately in income cash interest payments received on the New Notes. The Company will report to United States Holders of New Notes on a timely basis the reportable amount of OID based on its understanding of applicable law.

               The amount of OID includible in income by the initial United States Holder of a New Note is the sum of the "daily portions" of OID with respect to the New Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such New Note. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a New Note may be of any length and may vary in length over the term of the New Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the New Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The yield of a New Note is, rounded to two decimal places, 10.00%. The "adjusted issue price" of a New Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such New Note (other than qualified stated interest) on or before the first day of the accrual period.

               The New Notes may be redeemed prior to their Stated Maturity at the option of the Company. For purposes of computing the yield of such instrument, the Company will be deemed to exercise or not exercise its option to redeem the New Notes in a manner that minimizes the yield on the New Notes. It is not anticipated that the Company's ability to redeem prior to stated maturity will affect the yield of the New Notes. Consequently, the Company does not intend to treat the redemption option as affecting the computation of the yield to maturity of the New Notes.

               In the event of a change of control, the Company will be required to offer to repurchase all of the New Notes. The right of holders to require repurchase upon a Change of Control will not affect the yield or maturity date of the New Notes provided that, based on all the facts and circumstances as of the issue date, the payment schedule on such New Notes that does not reflect a change of control is significantly more likely than not to occur. The Company does not intend to treat the change of control provisions of the New Notes as affecting the computation of the yield to maturity of the New Notes.

          Market Discount

               With respect to a United States Holder who purchased an Old Note at original issuance, such instrument, and, accordingly, a New Note held by such holder, will not be treated as issued with "market discount" for federal income tax purposes unless the Old Note was purchased for less than its issue price and the difference between the purchase price and the issue price is greater than a specified de minimis amount. With respect to a subsequent United States Holder who purchased an Old Note or who purchases a New Note, such Note will not be treated as issued with market discount for federal income tax purposes unless such Note was purchased for less than its stated redemption price at maturity and the difference between the purchase price and the stated redemption price at maturity is greater than a specified de minimis amount. Under the market discount rules, a United States Holder holding a Note with market discount will be required to treat any principal payment on an Old Note or a New Note, or any gain on the sale, exchange, retirement or other disposition of such Note, as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder will be required, in certain circumstances, to defer, until the maturity of such Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

               Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of such Note, unless the United States Holder elects to accrue on a constant interest rate method. A United States Holder of Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest rate method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

          Acquisition Premium

               A United States Holder that purchases a New Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the New Note after the purchase date, will be considered to have purchased such New Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID, if any, which such United States Holder must include in its gross income with respect to such New Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

          Sale, Exchange or Redemption of New Notes

               Upon the sale, exchange or redemption of a New Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or redemption and such United States Holder's adjusted tax basis of the New Note. A United States Holder's tax basis in a New Note will, in general, be the United States Holder's cost therefor, increased by OID and market discount previously included in income by the United States Holder with respect to the New Notes and reduced by any principal and stated interest payments on the New Notes. Such gain or loss will be capital gain or loss.

               The Taxpayer Relief Act of 1997 includes substantial changes to the federal taxation of capital gains recognized by certain noncorporate taxpayers, such as individuals, including a 20% maximum tax rate for certain gains from the sale of capital assets held for more than 18 months. The deduction of capital losses is subject to certain limitations.

          Information Reporting and Backup Withholding

               In general, information reporting requirements will apply to certain payments of principal and OID and to the proceeds of sales of New Notes made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder (i) fails to provide a taxpayer identification number,
          (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service ("IRS") that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. In the case of interest paid after December 31, 1999, a United States Holder generally will be subject to backup withholding at a 31% rate unless certain IRS certification procedures are complied with directly or through an intermediary.

               The Company will furnish annually to the IRS and to record holders of the New Notes (other than with respect to certain exempt holders) information relating to the OID accruing during the calendar year. The annual accruals of OID included in such information will be based on the amount of OID that would have accrued to a United States Holder who acquired the Old Note at original issue.

               Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such United States Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

          TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

          Interest and OID on New Notes

               Subject to the discussion below concerning backup withholding, no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes OID) on a New Note owned by a Non-United States Holder, provided that the beneficial owner (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (ii) is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, (iii) is not a bank whose receipt of interest on a New Note is described in Section 881(c)(3)(A) of the Code and (iv) satisfies the statement requirement (described generally below) set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder.

               To satisfy the requirement referred to in (iv) above, the beneficial owner of such New Note, or a financial institution holding the New Note on behalf of such owner, must provide, in accordance with specified procedures, the Company or its paying agent with a statement to the effect that the beneficial owner is not a U.S. person. These requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an IRS Form W-8 (or successor form)) or (2) a financial institution holding the New Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

               In the event that any of the above requirements are not satisfied, the Company will nonetheless not withhold federal income tax on interest paid to or accrued by a Non-United States Holder if it receives IRS Form 4224 (or, after December 31, 1999, a Form W-8) from that Non-United States Holder, establishing that such income is effectively connected with the conduct of a trade or business in the United States, unless the Company has knowledge to the contrary. Interest (including OID) paid to a Non-United States Holder (other than a partnership) that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, such corporation will, in certain circumstances, also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation's deemed repatriation from the United States of its effectively connected earnings and profits at a 30% rate (unless the rate is reduced or eliminated by an applicable income tax treaty and the holder is a qualified resident of the treaty country). Special rules apply to interest paid to or accrued by a partnership with foreign partners (i.e., persons who would be Non-United States Holders if they held the New Notes directly).

          Sale, Exchange or Redemption of New Notes

               A Non-United States Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or redemption of New Notes unless (i) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States, (ii) in the case of a Non-United States Holder who is an individual and holds the New Notes as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Non-United States Holder is subject to tax pursuant to certain provisions of the Code applicable to United States expatriates.

               Gains derived by a Non-United States Holder (other than a partnership) from the sale or other disposition of New Notes that are effectively connected with the conduct by the Holder of a trade or business in the United States are generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, such corporation will, in certain circumstances, also be subject to the United States branch profits tax. If an individual Non-United States Holder falls under clause (ii) above, he will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by United States capital losses recognized within the same taxable year as such sale or other disposition (notwithstanding the fact that he is not considered a resident of the United States). Special rules apply to the sale, exchange or redemption of New Notes by partnerships with foreign partners (i.e., persons who would be Non-United States Holders if they held the New Notes directly).

          Federal Estate Tax

               A New Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such New Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

          Information Reporting and Backup Withholding

               No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (iv) under "Tax Consequences to Non-United States Holders -- Interest and OID on New Notes" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

               Information reporting and backup withholding will not apply if payments of OID on a New Note are paid or collected by a custodian, nominee, or agent on behalf of the beneficial owner of such New Note if such custodian, nominee, or agent has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

               Payments on the sale, exchange or other disposition of a New Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three year period, or (with respect to payments after December 31, 1999) a foreign partnership with certain connections to the United States, such payments will be subject to information reporting unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. With respect to payments made after December 31, 1999, backup withholding will apply, under certain circumstances, to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to information reporting and backup withholding unless the Non-United States Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

               For payments made after December 31, 1999, with respect to New Notes held by foreign partnerships, IRS regulations require that the certification described in (iv) under "Interest and OID on New Notes" above be provided by the partners, rather than by the foreign partnership, and that the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

               Non-United States Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Non-United States Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided the required information is furnished to the IRS.

                                 PLAN OF DISTRIBUTION

               Except as described below, a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company shall for a period of 90 days after the Expiration Date make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
          In addition, until               , 1998 all dealers effecting
                             --------------
          transactions in the New Notes may be required to deliver a prospectus.

               The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

               The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the holders of the New Notes and will indemnify the holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                    LEGAL MATTERS

               The validity of the New Notes offered hereby and certain tax matters will be passed upon by Thelen Reid & Priest LLP, New York, New York.

                                       EXPERTS

               The consolidated financial statements of NETCOM On-Line Communication Services, Inc. at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and in the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               ICG Services, Inc. has appointed KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ended December 31, 1998.

                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                       Page
                                                                       ----

          NETCOM ON-LINE COMMUNICATION SERVICES, INC.

               Report of Ernst & Young LLP, Independent Auditors  . . . F-2

               Consolidated Balance Sheets as of December 31,
                   1996 and 1997  . . . . . . . . . . . . . . . . . . . F-3

               Consolidated Statements of Operations for the
                   years ended December 31, 1995, 1996 and 1997 . . . . F-4

               Consolidated Statements of Stockholders' Equity
                   for the years ended December 31, 1995, 1996
                   and 1997 . . . . . . . . . . . . . . . . . . . . . . F-5

               Consolidated Statements of Cash Flows for the years
                   ended December 31, 1995, 1996 and 1997 . . . . . . . F-6

               Notes to Consolidated Financial Statements . . . . . . . F-7


          ICG SERVICES, INC. AND SUBSIDIARIES

               Consolidated Balance Sheets (unaudited) as of December
                   31, 1997 and March 31, 1998  . . . . . . . . . . . .F-18

               Consolidated Statements of Operations (unaudited)
                   for the three months ended March 31, 1997 and 1998 .F-20

               Consolidated Statement of Stockholders' Equity
                   (unaudited) for the three months ended
                   March 31, 1998 . . . . . . . . . . . . . . . . . . .F-21

               Consolidated Statements of Cash Flows (unaudited) for
                   the three months ended March 31, 1997 and 1998 . . .F-22

               Notes to Consolidated Financial Statements (unaudited)  F-23

          REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

          The Board of Directors and Stockholders
          NETCOM On-Line Communication Services, Inc.

               We have audited the accompanying consolidated balance sheets of NETCOM On-Line Communication Services, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NETCOM On-Line Communication Services, Inc. at December 31, 1996 and 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                  /s/ Ernst & Young LLP

                                                  ERNST & YOUNG LLP


          San Jose, California
          February 13, 1998

                     NETCOM ON-LINE COMMUNICATION SERVICES, INC.
                             CONSOLIDATED BALANCE SHEETS
                  (in thousands except share and per share amounts)


                                                       DECEMBER 31,
                                               ---------------------------
                                                   1996           1997
                                                -----------  -------------
                         ASSETS
           Current assets:
            Cash and cash equivalents  . . .    $ 73,408       $ 63,368
            Short term investments   . . . .         849              -
            Amounts receivable, net of
             allowance for doubtful
             accounts of $896 and
             $1,628 in 1996 and 1997,
             respectively  . . . . . . . . .       1,284          2,397
            Inventory  . . . . . . . . . . .         464            341
            Prepaid expenses   . . . . . . .       2,484          3,554
                                                 -------        -------
                Total current assets . . . .      78,489         69,660
            Property and equipment at
             cost, net . . . . . . . . . . .      84,373         72,945
            Deferred subscriber
             acquisition costs, net  . . . .       5,595          3,115
            Deposits and other assets  . . .       1,177          1,127
                                                 -------        -------
                     Total assets  . . . . .    $169,634       $146,847
                                                 =======        =======

              LIABILITIES AND STOCKHOLDERS'
                         EQUITY
           Current liabilities:
            Trade accounts payable   . . . .    $  7,517       $  9,314
            Accrued payroll and related
               expenses  . . . . . . . . . .       3,727          5,897
            Other accrued expenses and
               liabilities . . . . . . . . .      10,669          8,090
            Deferred revenue   . . . . . . .       2,930          5,170
            Short-term capital lease
             obligations . . . . . . . . . .           -          2,491
                                                 -------        -------
                Total current liabilities  .      24,843         30,962
                                                 -------        -------
            Long-term capital lease
             obligations . . . . . . . . . .           -          3,550
                                                 -------        -------
            Commitments and contingencies

            Stockholders' equity:
              Preferred stock. $0.01 per
               value; 5,000,000 authorized
               and none issued . . . . . . .           -              -
              Common stock, $0.01 par
               value; authorized
               shares - 40,000,000;
               11,630,900 and 11,783,100
               shares issued and
               outstanding at December 31,
               1996 and 1997,
               respectively  . . . . . . . .         116            117
              Additional paid-in capital   .     205,506        207,208
              Accumulated deficit  . . . . .     (62,042)       (95,134)
              Cumulative translation
                    adjustment and other . .       1,211            144
                                                 -------        -------
                 Total
                  stockholders'
                  equity . . . . . . . . . .     144,791        112,335
                                                 -------        -------
                     Total liabilities
                      and stockholders'
                      equity . . . . . . . .    $169,634       $146,847
                                                 =======        =======


                                See accompanying notes

                     NETCOM ON-LINE COMMUNICATION SERVICES, INC.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                       (in thousands except per share amounts)


                                           YEARS ENDED DECEMBER 31,
                                         ----------------------------

                                        1995         1996         1997
                                        ----         ----         ----
           Revenue . . . . . . . .  $ 52,422      $120,540     $160,660
           Costs and expenses:
            Cost of revenue  . . .    36,641        88,396      118,432
            Product development  .     2,240         6,020        6,518
            Sales and marketing  .    18,771        51,237       49,375
            General and
             administrative  . . .    11,016        23,610       22,264
            Restructuring and
             related charges . . .         -             -        1,879
                                     -------       -------      -------
              Total costs and
               expenses  . . . . .    68,668       169,263      198,468
                                     -------       -------      -------
           Loss from operations  .   (16,246)      (48,723)     (37,808)
           Gain (loss) on
            investment . . . . . .         -        (1,200)       1,274
           Interest income and
            other, net . . . . . .     2,197         5,681        3,480
                                     -------       -------      -------
           Loss before provision
            for income taxes . . .   (14,049)      (44,242)     (33,054)
           Provision for income
            taxes  . . . . . . . .        15            23           38
                                     -------       -------      -------
           Net loss  . . . . . . .  $(14,064)     $(44,265)    $(33,092)
                                     -------      --------      -------

           Basic and diluted net
            loss per share . . . .    $(1.68)       $(3.85)      $(2.82)
                                     =======      ========     ========

           Shares used in
            computing basic and
            diluted net loss per
            share  . . . . . . . .     8,350        11,498       11,717
                                     =======      ========     ========


                                See accompanying notes

                     NETCOM ON-LINE COMMUNICATION SERVICES, INC.
                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (in thousands except per share amounts)

                                             COMMON STOCK       ADDITIONAL
                                          -------------------    PAID-IN
                                          SHARES       AMOUNT    CAPITAL
                                          ------       ------   ----------
           Balance at December 31,
              1994  . . . . . . . .       6,724,500     $ 67      $31,610
             Proceeds from issuance
               of common stock, net
               of issuance costs. .       3,750,000       38      169,177
             Issuance of common
               stock for the
               acquisition of
               Professional
               Internet Consulting,
               Inc.  . . . . . . .           32,200       --        1,000
             Issuance of common
               stock for investment
               in The McKinley
               Group, Inc. . . . .           12,600       --          300
             Exercise of stock
               options and
               purchases under
               employee stock
               purchase plan and
               other   . . . . . .          576,800        6        1,073
             Cumulative translation
               adjustment  . . . .               --       --           --
             Net loss  . . . . . .               --       --           --
                                         ----------     ----     --------
           Balance at December 31,
             1995  . . . . . . . .       11,096,100      111      203,160
             Exercise of stock
               options and
               purchases under
               employee stock
               purchase plan and
               other  . . . . . . .         534,800        5        2,346
             Unrealized gains on
               available for sale
               investments  . . . .              --       --           --
             Cumulative translation
               adjustment . . . . .              --       --           --
             Net loss . . . . . . .              --       --           --
                                         ----------     ----     --------
           Balance at December 31,
             1996 . . . . . . . . .      11,630,900      116      205,506
             Exercise of stock
               options and
               purchases under
               employee stock
               purchase plan and
               other  . . . . . . .         152,200        1        1,702
             Change in unrealized
               gains on available
               for sale investments.            --        --           --
             Cumulative translation
               adjustment . . . . .             --        --           --
             Net loss . . . . . . .             --        --           --
                                        ----------      ----     --------
      Balance at December 31, 1997.     11,783,100      $117     $207,208
                                        ==========      ====     ========



                                       RETAINED     CUMULATIVE    TOTAL
                                       EARNINGS    TRANSLATION    STOCK-
                                     (ACCUMULATED   ADJUSTMENT   HOLDERS'
                                       DEFICIT)     AND OTHER     EQUITY
                                     ------------  -----------   --------
           Balance at December 31,
             1994 . . . . . . . . .    $ (3,713)        $ --    $ 27,964
             Proceeds from issuance
               of common stock, net
               of issuance costs. .          --           --     169,215
             Issuance of common
               stock for the
               acquisition of
               Professional
               Internet Consulting,
               Inc. . . . . . . . .          --           --       1,000
             Issuance of common
               stock for investment
               in The McKinley
               Group, Inc.  . . . .          --           --         300
             Exercise of stock
               options and
               purchases under
               employee stock
               purchase plan and
               other  . . . . . . .          --           --       1,079
             Cumulative translation
             adjustment  . . . . .           --          (28)        (28)
             Net loss  . . . . . .      (14,064)          --     (14,064)
                                        -------         ----    --------
           Balance at December 31,
             1995  . . . . . . . .      (17,777)         (28)    185,466
             Exercise of stock
               options and
               purchases under
               employee stock
               purchase plan and
               other   . . . . . .           --           --       2,351
             Unrealized gains on
               available for sale
               investments   . . .           --          540         540
             Cumulative translation
               adjustment  . . . .           --          699         699
             Net loss  . . . . . .      (44,265)          --     (44,265)
                                       --------         ----    --------
           Balance at December 31,
             1996  . . . . . . . .      (62,042)       1,211     144,791
             Exercise of stock
               options and
               purchases under
               employee stock
               purchase plan and
               other   . . . . . .           --           --       1,703
             Change in unrealized
               gains on available
               for sale investments.         --         (540)       (540)
             Cumulative translation
               adjustment  . . . .           --         (527)       (527)
             Net loss  . . . . . . .    (33,092)          --     (33,092)
                                       --------         ----    --------
     Balance at December 31, 1997..    $(95,134)        $144    $112,335
                                       ========         ====    ========


                                See accompanying notes

                     NETCOM ON-LINE COMMUNICATION SERVICES, INC.
                         CONSOLIDATED STATEMENT OF CASH FLOWS
                                    (in thousands)



                                          YEARS ENDED DECEMBER 31,
                                      --------------------------------
                                      1995          1996          1997
                                      ----          ----          ----
           OPERATING ACTIVITIES
             Net loss  . . . .    $(14,064)      $(44,265)    $(33,092)
             Adjustments to
               reconcile net
               loss to net cash
               used in
               operating
               activities:
               Write-off of
                 fixed assets
                 and deferred
                 subscriber
                 acquisitions
                 costs . . . .          --             --          992
               Depreciation and
                 amortization.       7,190         17,401       25,886
               Amortization of
                 deferred subscriber
                 acquisition costs
                 included in sales
                 and marketing
                 expenses . . .      2,755         12,225        8,914
               Loss on disposal
                 of assets . .       1,311            286          653
               (Gain) loss on
                 investments .          --          1,200       (1,274)
               Changes in
                 assets and
                 liabilities:
                 Accounts
                   receivable,
                   net . . . .          (3)           169       (1,113)
                 Inventory . .        (115)          (258)         123
                 Prepaid
                   expenses and
                   other
                   current
                   assets  . .        (670)        (1,013)      (1,070)
                 Deposits and
                   other assets.      (477)          (657)          50
                 Trade accounts
                   payable . .       5,944         (3,872)       2,012
                 Accrued
                   payroll and
                   related
                   expenses  .       1,480          1,573        2,170
                 Other accrued
                   expenses and
                   liabilities       1,898          8,248       (2,079)
                 Deferred
                   subscriber
                   acquisition
                   costs, net       (5,505)       (14,368)      (6,542)
                 Deferred
                   revenue . .        (205)         1,680        2,240
                                   --------       --------     --------
           Total adjustments..      13,603         22,614       30,962
                                   --------       --------     --------
           Net cash used in
             operating                (461)       (21,651)      (2,130)
             activities  . . .     --------       --------     --------


           INVESTING ACTIVITIES
             Purchase of
               property and
               equipment   . .     (43,361)       (53,992)     (10,865)
             Proceeds from
               disposal of
               property and
               equipment   . .          --             --          253
             Cash acquired from
               PICnet  . . . .          59             --           --
             Proceeds from sale
               of Excite   . .          --             --        1,583
             Investment in
               affiliates  . .      (1,200)            --           --
             Product
               development costs.     (240)            --           --
                                   --------       --------     --------
           Net cash used in
             investing activities  (44,742)       (53,992)      (9,029)
                                   --------       --------     --------
           FINANCING ACTIVITIES
             Proceeds from
               capital lease
               line  . . . . .          --             --        1,578
             Repayment of
               capital lease
               obligations   .          --             --       (1,930)
             Proceeds from
               issuance of
               common stock,
               net of issuance
               costs   . . . .     170,294          2,351        1,703
                                  --------       --------     --------
           Net cash provided by
             financing
             activities  . . .     170,294          2,351        1,351
                                  --------       --------     --------
           Net increase
             (decrease) in cash
             and cash
             equivalents   . .     125,091        (73,292)      (9,808)
           Effects of exchange
             rates on cash   .         (28)           699         (232)
           Cash and cash
             equivalents at
             beginning of
             period  . . . . .      20,938        146,001       73,408
                                  --------       --------     --------
           Cash and cash
             equivalents at end
             of period   . . .    $146,001       $ 73,408     $ 63,368
                                  ========       ========     ========

           SUPPLEMENTAL
             DISCLOSURES OF
             CASH FLOW
             INFORMATION:
           Interest paid . . .    $      7       $     --     $    493
                                  ========       ========     ========
           Income taxes paid .    $      8       $     23     $     26
                                  ========       ========     ========

           SUPPLEMENTAL
             INFORMATION ON
             NONCASH INVESTING
             AND FINANCING
             ACTIVITIES:
           Stock issued for
             investments in
             affiliates  . . .    $  1,300       $     --     $     --
                                  ========       ========     ========
           Purchases of
             equipment under
             capital lease
             obligations   . .    $     --       $     --     $  6,393
                                  ========       ========     ========


                                See accompanying notes

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          NOTE 1  ORGANIZATION

             NETCOM On-Line Communication Services, Inc. ("NETCOM" or the "Company") was incorporated in the state of California in August 1992. In October 1994, the Company reincorporated in the state of Delaware. The Company provides Internet solutions to subscribers in the United States, the United Kingdom and Canada. On January 21, 1998, the Company became a wholly owned subsidiary of ICG Services, Inc., a Delaware Corporation, which is a wholly owned subsidiary of ICG Communications, Inc. and ceased to exist as an independent entity (see note 11).


          NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             Principles of Consolidation

             The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliated companies representing less than a 20% interest and for which there is no ability to exert significant influence are carried at cost.

             Estimates and Assumptions

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

             Revenue Recognition

             Monthly subscription service revenue is recognized over the period services are provided. One-time set-up fees and equipment revenue, which require the use of Company-provided installation of equipment at a subscriber's location, are recognized when the monthly subscription service is commenced. The Company sells equipment to customers without future obligation to purchase service. A provision for estimated equipment returns is recorded in the period the revenue is recognized.

             Cash and Cash Equivalents

             The Company considers all highly liquid investments with an original maturity (at the date of purchase) of three months or less and insignificant interest rate risk to be the equivalent of cash for the purposes of the balance sheet presentation and statement of cash flows.

             Accounts Receivable and Deferred Revenue

             The Company generally bills for subscription service, including direct access, Web site hosting and dial-up connection services and initial one-time setup fees, on the first day of each month for which service is provided. Deferred revenue consists primarily of prepaid monthly subscriptions and also, to a lesser extent, billings to customers for equipment shipped that has not been installed at customer locations.

             Inventory

             Inventory consists of purchased goods and is stated at the lower of cost or market on a first-in, first-out basis.

             Property and Equipment

             Property and equipment are carried at cost and depreciated or amortized using the straight-line method over the estimated useful life of the assets, which is generally three to five years. Leasehold improvements are amortized by the straight-line method over the shorter of their estimated useful lives or the term of the related lease. Equipment under capital leases is depreciated on a straight-line basis over lease terms of thirty-six months.

             Deferred Subscriber Acquisition Costs

             The Company expenses the costs of advertising as incurred, except direct response advertising, which are included in subscriber acquisition costs. Subscriber acquisition costs are deferred and amortized over a period determined by calculating the ratio of current revenue related to the direct response advertising versus the total expected revenue, or twelve months, whichever is shorter. These costs relate directly to subscriber solicitations and principally include the printing, production and shipping of starter packages and the costs of obtaining qualified prospects by various targeted direct marketing programs. No indirect costs are included in subscriber acquisition costs. To date, all subscriber acquisition costs have been incurred for the solicitation of specifically identified prospects. It is possible that these estimates of anticipated gross revenue could be reduced in the future based on management's periodic evaluation of the estimates used. As a result, the carrying value and/or the amortization period and carrying value of the subscriber acquisition costs could be reduced.

             Deferred subscriber acquisition costs capitalized during fiscal years 1996 and 1997 were $14,368,000 and $6,542,000, respectively. Amortization and write-offs for fiscal years 1995, 1996 and 1997 were $2,755,000, $12,225,000 and $8,914,000, respectively, and have been included in sales and marketing expense in the Company's consolidated statement of operations.

             The amounts charged to advertising expense were $4,534,000 in 1995, $7,526,000 in 1996 and $4,680,000 in 1997.

             Concentrations of Credit Risk

             Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade receivables. The Company's cash investment policies limit investments to short-term, low-risk instruments. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. During 1995, 1996, and 1997, the Company incurred bad debt expense in the amount of $182,000, $1,851,000 and $1,511,000, respectively.

             Translation Adjustments

             The functional currency for all foreign operations is the local currency. As such, all assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue, costs, and expenses are translated at weighted average rates of exchange prevailing during the period. Translation adjustments are carried as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in income.

             Basic and Diluted Net Loss Per Share

             In February 1997, the Financial Accounting Standards Board issued Statement No. 128, ("SFAS 128") "Earnings Per Share." Under SFAS 128, basic loss per share is computed on the basis of weighted average common shares outstanding. Diluted loss per share considers potential common stock instruments in the calculation. The Company adopted SFAS 128 for its fiscal year ending December 31, 1997, including the requirement for retroactive application. The adoption of SFAS 128 had no effect on the Company's previously reported loss per share. Potential common stock instruments, which include options, are not included in the loss per share calculation as their effect is anti-dilutive.

             Income Taxes

             Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.


          NOTE 3  INVESTMENTS

             The Company has classified all investments as available-for-sale. Available-for-sale securities are carried at fair market value based on quoted market prices with unrealized gains and losses, net of tax, reported in stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. Interest on securities classified as available-for-sale is included in investment income.

             The following is a summary of available-for-sale securities (in thousands):

                                                      DECEMBER 31,
                                                 ----------------------
                                                   1996           1997
                                                 -------        -------
           Commercial paper  . . . . . . . .     $61,149        $61,119
           Money market instruments, net of
             overdrafts  . . . . . . . . . .       7,265          1,173
           Equity securities . . . . . . . .         849             --
                                                 -------        -------
                                                  69,263         62,292
           Included in cash and cash
             equivalents   . . . . . . . . .      68,414         62,292
                                                 -------        -------
           Included in short-term
             investments   . . . . . . . . .     $   849        $    --
                                                 =======        =======

             At December 31, 1996 and 1997, the estimated fair value of the commercial paper and money market instruments approximated cost, and the amount of gross unrealized gains and losses was not significant. At December 31, 1996, the cost of equity securities was $309,000 and unrealized gains totaled $540,000. All commercial paper and money market instruments mature within one year. During 1997, the Company recorded a realized gain on equity securities of $1,274,000 (see note 5).

          NOTE 4  PROPERTY AND EQUIPMENT

             Property and equipment consists of the following (in thousands):

                                                      DECEMBER 31,
                                                ------------------------
                                                  1996           1997
                                                --------       --------
           Equipment . . . . . . . . . . . .    $ 87,771       $100,807
           Leasehold improvements  . . . . .       7,893          8,617
           Furniture, fixtures and other . .      10,286         11,895
           Construction in process . . . . .       1,526            688
                                                --------       --------
                                                 107,476        122,007
           Less accumulated depreciation and
             amortization  . . . . . . . . .     (23,103)       (49,062)
                                                --------       --------
           Net property and equipment  . . .    $ 84,373       $ 72,945
                                                ========       ========

             Depreciation expense was $6,563,000, $16,873,000 and $26,242,000 for 1995, 1996 and 1997, respectively. Equipment includes $6,393,000 of equipment under capital leases at December 31, 1997. Accumulated depreciation for such equipment was $1,976,000 at December 31, 1997.


          NOTE 5  ACQUISITIONS

             In August 1995, the Company completed the acquisition of Professional Internet Consulting, Inc. ("PICnet") pursuant to an Agreement and Plan of Reorganization in a transaction accounted for using the purchase method of accounting. As consideration for all of the outstanding shares of PICnet, the Company issued 32,207 shares of its common stock at an approximate fair market value of $31.05 per share with a total value of approximately $1,000,000. Additionally, the Company acquired net liabilities with a fair value of approximately $373,000. The resulting consideration in excess of assets acquired totaling $1,373,000 represents the goodwill acquired. The goodwill was amortized over a period of eighteen months and is fully amortized at December 31, 1997. The results of PICnet have been included in the consolidated financial statements beginning in August 1995.

             In June 1995, the Company acquired common stock in The McKinley Group, Inc. ("McKinley") in exchange for $1,200,000 cash and $300,000 of common stock. In 1996 Excite, Inc. ("Excite") acquired all of the outstanding shares of McKinley and the Company received shares of Excite in exchange for its investment in McKinley. The Company recorded a loss of $1,200,000 in 1996 to reflect the estimated value of the shares received. During 1997, the Company sold the Excite shares for a net gain of $1,274,000.


          NOTE 6  INDUSTRY SEGMENT REPORTING

             The Company operates in one principal industry segment, as a provider of Internet solutions, and markets its services internationally through foreign subsidiaries. The Company's services are provided primarily to the individual and small business markets.

             Geographic financial information is as follows (in thousands):

                                             YEARS ENDED DECEMBER 31,
                                        ---------------------------------
                                           1995        1996        1997
                                        ---------   ---------   ---------
           Revenue:
             United States   . . . .    $  52,422   $ 118,055   $ 147,467
             Canada  . . . . . . . .           --       1,882       8,164
             United Kingdom  . . . .           --         603       4,979
             Other   . . . . . . . .           --          --          50
                                        ---------   ---------   ---------
              Consolidated   . . . .    $  52,422   $ 120,540   $ 160,660
                                        =========   =========   =========

           Loss from operations:
             United States   . . . .    $ (15,263)  $ (34,697)  $ (20,346)
             Canada  . . . . . . . .         (367)     (5,048)     (4,259)
             United Kingdom  . . . .         (616)     (8,978)     (8,580)
             Other   . . . . . . . .           --          --      (4,623)
                                        ---------   ---------   ---------
              Consolidated   . . . .    $ (16,246)  $ (48,723)  $ (37,808)
                                        =========   =========   =========

           Identifiable assets:
             United States   . . . .    $ 199,208   $ 153,564   $ 134,031
             Canada  . . . . . . . .        2,237       4,909       5,520
             United Kingdom  . . . .        1,235      11,161       7,296
             Other   . . . . . . . .           --          --          --
                                        ---------   ---------   ---------
              Consolidated   . . . .    $ 202,680   $ 169,634   $ 146,847
                                        =========   =========   =========

             Intersegment sales and transfers are not material. Revenue is based on the location of the entity providing service. Loss from operations represents total revenue less costs and expenses, and does not include other income or provision for income taxes. Identifiable assets of geographic areas are those assets used in the Company's operations in each area. In September 1996, the Company signed a letter of intent for a joint venture agreement with a Brazilian conglomerate. Prior to the formation of the joint venture in August 1997, the Company incurred joint marketing expenses of $350,000 and $1,439,000 in 1996 and 1997, respectively. During 1997, the Company recorded $579,000 as its share of operating losses relating to the joint venture, which have been included in sales and marketing expense in the Company's consolidated statement of operations. During December 1997, the Company transferred its interest in the Brazilian joint venture to its partner, Grupo Itamarati. The Company's losses in International operations were related primarily to start up costs.


          NOTE 7  COMMITMENTS AND CONTINGENCIES

             Legal Proceedings

             The Company is subject to legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. In the opinion of management, settlement of these actions when ultimately concluded will not have a material adverse effect on trends in results of operations or the financial condition of the Company. This conclusion is based upon current facts and circumstances, however, and it is possible that a change in the facts and circumstances relating to such legal proceedings and claims could result in a development that would have a material adverse effect on the results of operations or financial condition of the Company.

             Operating Lease Obligations

             The Company has operating leases for all of its premises. The Company's rental expenses under operating leases in the years ended December 31, 1995, 1996 and 1997 totaled approximately $1,603,000, $5,152,000 and $6,192,000, respectively. Future minimum lease payments for all leases are as follows (in thousands):

                 FISCAL YEARS
                 ------------
                 1998  . . . . . . . . . . . . . .   $ 6,168
                 1999  . . . . . . . . . . . . . .     5,553
                 2000  . . . . . . . . . . . . . .     2,324
                 2001  . . . . . . . . . . . . . .     1,475
                 2002  . . . . . . . . . . . . . .       848
                 Thereafter  . . . . . . . . . . .       278
                                                     -------
                 Total minimum lease payments  . .   $16,646
                                                     =======


             Telecommunications Lines

             The Company has guaranteed monthly usage levels with its primary communications vendor. The yearly commitment in each of the years 1998, 1999, 2000 and 2001 is $9,300,000, $9,300,000,
          $7,550,000 and $4,200,000, respectively. These amounts are exclusive of usage discounts.

             Capital Lease Obligations

             The Company leases a portion of its equipment under capital lease agreements with leasing companies in the United States and Canada. Future minimum payments under all capital leases are as follows (in thousands):

                FISCAL YEARS
                ------------
                1998  . . . . . . . . . . . . . . .     $ 3,223
                1999  . . . . . . . . . . . . . . .       3,194
                2000  . . . . . . . . . . . . . . .         816
                                                        -------
                Total capital lease obligations . .       7,233
                Less: amount representing interest       (1,192)
                                                        -------
                Present value of capital lease
                  obligations   . . . . . . . . . .       6,041
                Less:  current portion  . . . . . .      (2,491)
                                                        -------
                Total minimum lease payments  . . .     $ 3,550
                                                        =======


          NOTE 8  EMPLOYEE BENEFIT PLANS

             The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB
          25) and related Interpretations in accounting for its employee stock awards because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

             1993 Stock Option Plan

             In 1993, the Company approved and adopted its 1993 Stock Option Plan (the "Plan"). The Plan is administered by the Stock Option Committee of the Board of Directors. The Plan provides for the granting of options to purchase common stock to eligible employees, directors and consultants of the Company. A total of 3,153,571 shares of common stock may be issued pursuant to options granted under the Plan. The options generally vest over three to five year periods and are exercisable for up to ten years following the date of grant.

             The following table summarizes stock option activity:

                                                     OPTIONS OUTSTANDING
                                                   -----------------------
                                                                 WEIGHTED
                                                     NUMBER      AVERAGE
                                                       OF        EXERCISE
                                                     SHARES       PRICE
                                                   ----------     ------
           Balance at December 31, 1994  . . . .      698,200     $ 5.83
              Granted  . . . . . . . . . . . . .    1,265,600     $30.33
              Exercised  . . . . . . . . . . . .     (258,500)    $ 2.57
              Forfeited  . . . . . . . . . . . .      (19,900)    $19.94
                                                   ----------     ------
           Balance at December 31, 1995  . . . .    1,685,400     $24.56
              Granted  . . . . . . . . . . . . .      848,700     $25.95
              Exercised  . . . . . . . . . . . .     (193,400)    $ 6.08
              Forfeited  . . . . . . . . . . . .     (449,700)    $28.70
                                                   ----------     ------
           Balance at December 31, 1996  . . . .    1,891,000     $26.09
              Granted  . . . . . . . . . . . . .    2,122,100     $13.90
              Exercised  . . . . . . . . . . . .      (89,600)    $11.18
              Forfeited  . . . . . . . . . . . .   (2,021,400)    $25.75
                                                   ----------     ------
           Balance at December 31, 1997  . . . .    1,902,100     $13.52
                                                   ==========     ======

             At December 31, 1995, 1996 and 1997, approximately 335,600, 588,200 and 573,300 options, respectively, were exercisable under the Plan.

             In addition, in January 1994, the Company granted options, under individual stock option agreements, to purchase 562,500 and 62,500 shares of common stock (of which 40,200 shares expired upon the director's resignation in October 1994) at an exercise price per share of $0.80 to the Company's former Chairman of the Board and Chief Technical Officer and a former director of the Company, respectively. These options, which were granted outside the Plan, vested in full upon the Company's December 1994 public offering. During 1995, 291,400 of the options were exercised outside the Plan. The remaining 293,400 options were exercised during 1996.

             The following table summarizes information about the Company's stock options outstanding at December 31, 1997:

                                         OPTIONS OUTSTANDING
                             ----------------------------------------------
                                           WEIGHTED AVERAGE     WEIGHTED
              RANGE OF          NUMBER        REMAINING          AVERAGE
           EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE  EXERCISE PRICE
           ---------------   -----------   ----------------  --------------

                $2.24            12,500           6.25           $ 2.24
                $4.48             1,800           6.36           $ 4.48
           $7.84 - $11.20       345,000           8.83           $ 9.62
           $12.13 - $17.25    1,432,100           9.25           $13.97
           $18.75 - $27.00      108,400           9.61           $21.05
           $35.88 - $40.25        2,300           7.93           $37.46
                              ---------
           $2.24 - $40.25     1,902,100           9.17           $13.52
                              =========

                                 OPTIONS EXERCISABLE
                             ----------------------------
                                              WEIGHTED
               RANGE OF         NUMBER        AVERAGE
           EXERCISE PRICES   EXERCISABLE   EXERCISE PRICE
           ----------------  -----------   --------------

                $2.24           12,500         $ 2.24
                $4.48            1,800         $ 4.48
            $7.84 - $11.20      91,500         $ 8.83
           $12.13 - $17.25     456,100         $13.65
           $18.75 - $27.00      10,300         $23.85
           $35.88 - $40.25       1,100         $37.73
                               -------
            $2.24 - $40.25     573,300         $12.83
                               =======

             During 1996 and 1997, certain outstanding options were exchanged at the election of the option holder. In September 1996, 67,408 shares were exchanged and repriced for 39,995 shares and in January 1997, 457,846 shares were exchanged and repriced for 272,084 shares. On the effective date of the trade in, eligible options were issued at a price lower than the traded in option and at a price higher than the market value. The trade in ratio was set such that the number of old options times their option price approximates the new number of options times their exercise price. This program was offered to all employees excluding members of the Board of Directors and Officers of the Company. However, option holders participating in the first exchange were not eligible for the second program.

             During May 1997, 1,182,374 outstanding options were exchanged at the election of certain stock option holders and repriced for 632,546 options. This was offered to all employees including members of the Board of Directors and officers of the Company.

             Employee Stock Purchase Plan

             In 1994, the Board of Directors of the Company approved and adopted an Employee Stock Purchase Plan (the "ESPP") to provide employees of the Company with an opportunity to purchase common stock through payroll deductions. Under the ESPP, 200,000 shares of common stock were reserved for issuance, subject to anti-dilution adjustments. The ESPP was effective upon the effectiveness of the Company's initial public offering in December 1994. Each offering period under the ESPP was six months long, although the Board of Directors had the authority to determine the duration of offering periods, up to a maximum of 27 months. Eligible employees could participate in the ESPP by authorizing payroll deductions of an amount determined by the Board of Directors. The amount of authorized payroll deductions could not be less than 1% nor more than 10% of an employee's initial cash compensation, not to exceed $25,000 per year. Amounts withheld were applied at the end of every six-month accumulation period to purchase shares of common stock, but not more than 2,500 shares, or such other number of shares as the Board of Directors determined.

             Participants could withdraw their contributions at any time before stock was purchased, and such contributions were returned to the participants without interest. The purchase price was equal to 85% of the lower of (i) the market price of common stock immediately before the beginning of the applicable period or (ii) the market price of common stock at the time of the purchase. As of December 31, 1996 and 1997, 75,400 and 138,000 shares of common stock were purchased under the ESPP, respectively.

             The Company's ESPP was dissolved in conjunction with NETCOM's merger with ICG Communications, Inc. (see note 11).

             Pro Forma Information

             In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Company adopted SFAS No. 123 in 1996. As allowed by SFAS No. 123, the Company applies APB 25 for purposes of determining net loss and provides the pro forma disclosure requirements of SFAS No. 123. Pro forma information regarding net loss per share as required by SFAS No. 123, also requires that the information be determined as if the Company has accounted for its employee stock options (including shares issued under the stock purchase plan) granted subsequent to December 31, 1994 under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1995, 1996 and 1997: risk-free interest rate of 6%, a zero percent dividend yield, volatility factor of the expected market price of the Company's common stock of 80% for all three years; and a weighted average expected life of the option of 1.6 years from vest date.

             The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

             The weighted average estimated fair value of stock options granted during 1995, 1996 and 1997 was $18.44, $16.73 and $11.94 per share, respectively. The weighted average estimated fair value of shares granted under the Employee Stock Purchase Plan during 1995, 1996 and 1997 was $7.18, $5.75 and $4.86, respectively.

             For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                              YEARS ENDED DECEMBER 31,
                                           -----------------------------
                                            1995        1996       1997
                                           ------      ------     ------
           Net loss -- as reported . .    $(14,064)   $(44,265)  $(33,092)
                                          ========    ========   ========
           Net loss -- pro forma . . .    $(18,879)   $(56,143)  $(37,962)
                                          ========    ========   ========
           Net loss per share -- as
             reported  . . . . . . . .    $  (1.68)   $  (3.85)  $  (2.82)
                                          ========    ========   ========
           Net loss per share -- pro
             forma   . . . . . . . . .    $  (2.26)   $  (4.88)  $  (3.24)
                                          ========    ========   ========

             The effect on pro forma disclosures of applying SFAS No. 123 are not likely to be representative of the effects on pro forma disclosures in future years.

             Employee Savings Plan

             The Company has a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. Prior to 1997, the Company matched 50% of each employee's contributions up to a maximum of 6% of the employee's eligible earnings. During 1997, the Company began matching 100% of each employee's contributions up to a maximum of 3% of the employee's eligible earnings. Company matches vest over four years.

          NOTE 9  INCOME TAXES

             The provision for income taxes for 1995, 1996 and 1997 in the amount of $15,000, $23,000 and $38,000, respectively, consists entirely of international and state minimum taxes since the Company incurred pre-tax losses in each year.

             Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows (in thousands):

                                                 DECEMBER 31,
                                           ------------------------
                                             1996            1997
                                           --------        --------
           Deferred tax assets
             Net operating loss
                carryforwards  . . . . .   $ 27,829        $ 43,016
             Deferred revenue  . . . . .      1,087           1,932
             Other, net  . . . . . . . .      3,503           2,877
                                           --------        --------
             Total deferred tax assets .     32,419          47,825
             Valuation allowance   . . .    (31,104)        (44,598)
                                           --------        --------
                                           $  1,315        $  3,227
                                           ========        ========
           Deferred tax liabilities
             Deferred subscriber
                acquisition costs  . . .   $ (1,153)       $   (939)
              Accumulated depreciation
                and amortization . . . .       (162)         (2,288)
                                           --------        --------
                                           $ (1,315)       $ (3,227)
                                           ========        ========

             Realization of deferred tax assets is dependent on future earnings, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax assets as of December 31, 1996 and 1997 has been established to reflect these uncertainties. The change in the valuation allowance was a net increase of $24,446,000 and $13,494,000 in 1996 and 1997, respectively. Approximately $124,000 of the valuation allowance at December 31, 1997 is attributable to the tax benefits of disqualifying dispositions of stock received through incentive stock options and the Company's employee stock purchase plan, the benefit of which will be credited to additional paid-in capital when realized.

             At December 31, 1997, the Company had federal, state and foreign net operating loss carryforwards of approximately $89,000,000, $37,000,000 and $27,000,000, respectively, which will expire in the years 1999 through 2011. Under the Tax Reform Act of 1986, the amounts and benefits of net operating losses that can be carried forward may be impaired in certain circumstances, including a cumulative change of more than 50% over a three year period. The Agreement and Plan of Merger, as amended, with ICG Communications, Inc. which was consummated on January 21, 1998 (see note 11) resulted in a change in ownership greater than 50%. Accordingly, the Company's net operating loss carryforwards incurred prior to January 21, 1998 that can be utilized to reduce future taxable income are limited to approximately $15 million per year.

          NOTE 10  RESTRUCTURING AND RELATED CHARGES

             Restructuring and related charges of $1,879,000 during 1997 are the result of a decision by management to restructure operations of the Company's subsidiary in the United Kingdom.
          The charge includes $1,356,000 in accrued expenses for costs to terminate excess leased office facilities and a write-off of office equipment, furniture and building improvements as a result of consolidating office space, a $356,000 write-down of previously capitalized deferred subscriber acquisition costs and $167,000 for severance costs relating to approximately twelve employees.

             The following table depicts the activity in the Company's restructuring accrual at December 31, 1997 (in thousands):

                                                   EXPENDI-
                                        ADDITIONS    TURES     BALANCE AT
                                         DURING     DURING    DECEMBER 31,
                                          1997       1997         1997
                                        ---------  --------   ------------
           Payments on canceled or
             vacated facilities  . . .    $588       $456         $132
           Payments for legal and
             other support   . . . . .     132        132           --
           Payments to employees
             involuntarily
             terminated  . . . . . . .     167        135           32
                                          ----       ----         ----
           Total restructuring
             accrual   . . . . . . . .    $887       $723         $164
                                          ====       ====         ====


          NOTE 11  SUBSEQUENT EVENTS

             Agreement and Plan of Merger with ICG Communications, Inc.

             On October 12, 1997, the Company entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement"), with ICG Communications, Inc., a Delaware corporation ("ICG"), pursuant to which ICG agreed to acquire the Company through a tax-free merger (the "Merger") of a newly formed Delaware subsidiary of ICG with and into the Company. On January 21, 1998, all contingencies of the merger were satisfied and the Merger was consummated. Under the terms of the Merger Agreement, each share of the Company's common stock has been exchanged for 0.8628 shares of common stock of ICG ("ICG Common Stock"). The Company became a wholly owned subsidiary of ICG Services, Inc., a Delaware corporation, which is a wholly owned subsidiary of ICG Communications, Inc., and ceased to exist as an independent entity. As a result of the merger of NETCOM with a subsidiary of ICG, NETCOM's historical earnings per share included in the statement of operations should not be considered indicative of future earnings per share of the Company.


             On December 31, 1997, there were $1,500,000 of deferred merger expenses included in prepaid expenses which were subsequently expensed in January 1998.

                         ICG SERVICES, INC. AND SUBSIDIARIES

                       CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                         DECEMBER 31, 1997 AND MARCH 31, 1998


                                            DECEMBER 31,        MARCH 31,
                                                1997               1998
                                          ----------------    --------------
           ASSETS                                   (IN THOUSANDS)
           ------

           Current assets:
             Cash and cash
              equivalents  . . . . .         $ 63,368            330,977
             Short-term investments
              available for sale . .               --             12,000
             Accounts receivable, net
              of allowance of $1,628
              and $2,020 at December
              31, 1997 and March 31,
              1998, respectively   .            2,397              3,766
             Inventory . . . . . . .              341                385
             Prepaid expenses and
              deposits . . . . . . .            3,554              2,497
                                              -------            -------

               Total current assets            69,660            349,625
                                              -------            -------

           Property and equipment  .          122,007            131,863
             Less accumulated
              depreciation . . . . .          (49,062)           (57,318)
                                              -------            -------
               Net property and
                equipment  . . . . .           72,945             74,545
                                              -------            -------

           Other assets, net of
            accumulated
            amortization:  . . . . .
             Deferred financing costs              --              9,499
             Deferred subscriber
              acquisition costs  . .            3,115              3,551
             Other . . . . . . . . .            1,127                933
                                              -------            -------
               Total other assets  .            4,242             13,983
                                              -------            -------

                   Total assets  . .         $146,847            438,153
                                              =======            =======

                                                              (Continued)

                         ICG SERVICES, INC. AND SUBSIDIARIES

                                                DECEMBER 31,      MARCH 31,
                                                    1997            1998
                                              ---------------   ------------
           LIABILITIES AND STOCKHOLDERS'               (IN THOUSANDS)
           ----------------------------
            EQUITY
            ------

           Current liabilities:
             Accounts payable  . . . . . . .      $  9,314       12,712
             Accrued liabilities . . . . . .        13,987       13,518
             Due to ICG (note 5) . . . . . .            --        1,990
             Deferred revenue  . . . . . . .         5,170        5,404
             Current portion of capital lease
              obligations  . . . . . . . . .         2,491        2,476
                                                   -------      -------
               Total current liabilities . .        30,962       36,100
                                                   -------      -------

           Capital lease obligations, less
            current portion  . . . . . . . .         3,550        3,600
           Long-term debt, net of discount,
            less current portion (note 3)  .            --      304,443
                                                   -------      -------

             Total liabilities . . . . . . .        34,512      344,143
                                                   -------      -------

           Stockholders' equity:
             Common stock  . . . . . . . . .           117           --
             Additional paid-in capital  . .       207,208      207,798
             Accumulated deficit . . . . . .       (95,134)    (114,037)
             Accumulated other comprehensive
              income . . . . . . . . . . . .           144          249
                                                   -------      -------
               Total stockholders' equity  .       112,335       94,010
                                                   -------      -------

           Commitments and contingencies
            (note 6)

                   Total liabilities and
                    stockholders' equity         $ 146,847      438,153
                                                  ========     ========



             See accompanying notes to consolidated financial statements.

                         ICG SERVICES, INC. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      THREE MONTHS ENDED MARCH 31, 1997 AND 1998




                                             THREE MONTHS ENDED MARCH 31,
                                             ----------------------------
                                                1997              1998
                                             ----------        ----------
                                                    (IN THOUSANDS)

           Revenue . . . . . . . . . .         $ 39,005          40,534

           Operating costs and expenses:
             Operating costs
              (excluding depreciation).          23,380          25,654
             Selling, marketing,
              general and administrative
              expenses . . . . . . . .           20,237          17,657
             Depreciation and
              amortization . . . . . .            5,844           7,267
             Net gain on disposal of
              long-lived assets  . . .             (322)             --
             Merger costs  . . . . . .               --           7,746
                                                 ------         -------
               Total operating costs
                and expenses . . . . .           49,139          58,324

               Operating loss  . . . .          (10,134)        (17,790)

           Other income (expense):
             Interest expense  . . . .              (42)         (4,360)
             Interest income . . . . .              964           3,260
             Other, net  . . . . . . .                8              --
                                                 ------         -------
                                                    930          (1,100)
                                                 ------         -------

           Loss before
            income taxes . . . . . . .           (9,204)        (18,890)
           Income tax
            expense  . . . . . . . . .               (7)            (13)
                                                 ------         -------
               Net loss  . . . . . . .        $  (9,211)        (18,903)
                                                 ======         =======

           Other comprehensive
            (loss) income:
             Foreign currency
              translation adjustment .             (378)            105
             Unrealized loss on
              investment securities  .             (221)             --
                                                 ------         -------
               Other comprehensive
                (loss) income  . . . .             (599)            105

                 Comprehensive loss  .         $ (9,810)        (18,798)
                                                 ======        ========


             See accompanying notes to consolidated financial statements.

                         ICG SERVICES, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)
                          THREE MONTHS ENDED MARCH 31, 1998




                                         COMMON STOCK         ADDITIONAL
                                     -----------------------   PAID-IN
                                      SHARES         AMOUNT    CAPITAL
                                     --------       --------  ----------
                                              (IN THOUSANDS)

          BALANCES AT JANUARY
           1, 1998  . . . . . .          11,783       $ 117     207,208
            Shares issued
             for cash
             in connection
             with the
             exercise
             of NETCOM's
             options and
             warrants
             (note 3) . . . . .              10          --         341
            Shares issued
             for cash in
             connection
             with NETCOM's
             employee stock
             purchase plan
             (note 3) . . . . .              28           1         131
            Elimination of
             NETCOM's
             historical
             equity in
             connection
             with NETCOM's
             merger with
             ICG (note 3) . . .         (11,821)       (118)   (102,349)
            Contribution of
             ICG's investment
             in NETCOM to ICG
             Services, Inc.
             (note 3) . . . . .              --          --     102,467
            Cumulative foreign
             currency
             translation
             adjustment . . . .              --          --          --
            Net loss  . . . . .              --          --          --
                                         ------      ------      ------
          BALANCES AT
           MARCH 31, 1998 . . .              --        $ --     207,798
                                         ======      ======     =======



                                               ACCUMULATED
                                                  OTHER          TOTAL
                                 ACCUMULATED  COMPREHENSIVE  STOCKHOLDERS'
                                   DEFICIT        INCOME         EQUITY
                                 -----------   ------------   -----------
                                              (IN THOUSANDS)

          BALANCES AT JANUARY       (95,134)         144          112,335
           1, 1998  . . . . .
            Shares issued
             for cash
             in connection
             with the
             exercise
             of NETCOM's
             options and
             warrants
             (note 3) . . . .            --           --              341
            Shares issued
             for cash in
             connection
             with NETCOM's
             employee stock
             purchase plan
             (note 3) . . . .            --           --              132
            Elimination of
             NETCOM's
             historical
             equity in
             connection
             with NETCOM's
             merger with
             ICG (note 3) . .            --           --         (102,467)
            Contribution of
             ICG's investment
             in NETCOM to ICG
             Services, Inc.
             (note 3) . . . .            --           --          102,467
            Cumulative foreign
             currency
             translation
             adjustment . . .            --          105              105
            Net loss  . . . .       (18,903)          --          (18,903)
                                   --------       ------          -------
          BALANCES AT
           MARCH 31, 1998 . .      (114,037)         249           94,010
                                   ========       ======          =======


             See accompanying notes to consolidated financial statements.

                         ICG SERVICES, INC. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                      THREE MONTHS ENDED MARCH 31, 1997 AND 1998



                                             THREE MONTHS ENDED MARCH 31,
                                             ----------------------------
                                                 1997            1998
                                             ------------     -----------
                                                    (IN THOUSANDS)
          Cash flows from operating
           activities:
              Net loss  . . . . . . . . .       $ (9,211)        (18,903)
              Adjustments to
               reconcile net
               loss to net cash used by
               operating activities:
                Depreciation and
                 amortization . . . . . .          5,844           7,267
                Interest expense
                 deferred
                 and included in
                 long-term debt . . . . .             --           3,872
                Amortization of
                 deferred subscriber
                 acquisition costs
                 included in selling,
                 marketing, general and
                 administrative
                 expenses . . . . . . . .          3,040           1,589
                Amortization of
                 deferred
                 financing costs
                 included in interest
                 expense  . . . . . . . .             --              76
                Net gain on disposal of
                 long-lived assets  . . .           (322)             --
                Change in operating
                 assets and
                 liabilities:
                  Accounts receivable . .           (634)         (1,369)
                  Inventory . . . . . . .            (24)            (44)
                  Prepaid expenses
                   and deposits . . . . .            316           1,057
                  Deferred subscriber
                   acquisition costs  . .         (1,263)         (2,048)
                  Accounts payable
                   and accrued
                   liabilities  . . . . .           (936)          2,929
                  Due to ICG  . . . . . .             --           1,990
                  Deferred revenue  . . .            675             234
                                                 -------          ------
                    Net cash used by
                     operating
                     activities . . . . .         (2,515)         (3,350)
                                                 -------          ------

          Cash flows from investing
           activities:
              Acquisition of
               property, equipment
               and other assets . . . . .         (2,056)         (7,641)
              Proceeds from
               disposition
               of property,
               equipment and
               other assets . . . . . . .            756              70
              Purchase of
               short-term
               investments  . . . . . . .             --         (12,000)
                                                 -------          ------
                Net cash used
                 by investing
                 activities . . . . . . .         (1,300)        (19,571)
                                                 -------          ------

          Cash flows from financing
           activities:
              Proceeds from
               issuance of
               common stock:
                Exercise of
                 options and
                 warrants . . . . . . . .             --             341
                Employee stock
                 purchase plan  . . . . .            477             132
              Proceeds from
               issuance of
               long-term debt . . . . . .          1,578         300,571
              Deferred
               long-term debt
               issuance costs . . . . . .             --          (9,575)
              Principal payments
               on capital
               lease obligations  . . . .           (105)           (956)
                                                 -------          ------
                Net cash provided
                 by financing
                 activities . . . . . . .          1,950         290,513
                                                 -------         -------
                Net (decrease)
                 increase in cash
                 and cash
                 equivalents  . . . . . .         (1,865)        267,592
                Effect of
                 exchange rates
                 on cash  . . . . . . . .              1              17

          Cash and cash
           equivalents,
           beginning of
           period . . . . . . . . . . . .         73,408          63,368
                                                 -------         -------
          Cash and cash
           equivalents,
           end of period  . . . . . . . .       $ 71,544         330,977
                                                 =======         =======

          Supplemental disclosure of
           cash flow information:

              Cash paid for
               interest . . . . . . . . .       $     42             412
                                                 =======         =======
              Cash paid for
               income taxes . . . . . . .       $      7              13
                                                 =======         =======

          Supplemental schedule of non-cash
           financing and investing activity --
           assets acquired under capital
           leases . . . . . . . . . . . .       $  3,225             991
                                                 =======         =======

             See accompanying notes to consolidated financial statements.

                         ICG SERVICES, INC. AND SUBSIDIARIES

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 1997 AND MARCH 31, 1998 (UNAUDITED)

          (1)  ORGANIZATION AND NATURE OF BUSINESS

               ICG Services, Inc., a Delaware corporation ("ICG Services" or "the Company"), was incorporated on January 23, 1998 and is a wholly owned subsidiary of ICG Communications, Inc., a Delaware corporation ("ICG"). The Company owns all of the issued and outstanding common stock of NETCOM On-Line Communication Services, Inc. ("NETCOM"), as described in note 3. NETCOM was incorporated in the state of California in August 1992 and reincorporated in the state of Delaware in October 1994. NETCOM is considered to be a predecessor entity to the Company and, accordingly, the financial statements of the Company prior to January 23, 1998 are the historical consolidated financial statements of NETCOM.

               Through NETCOM, the Company provides Internet access services, World Wide Web (the "Web") site hosting services and other value-added connectivity services, which are primarily targeted to small and medium-sized business customers in the United States, Canada and the United Kingdom.

               On January 23, 1998, ICG Equipment, Inc., a Colorado corporation ("ICG Equipment") and wholly owned subsidiary of the Company, was formed for the principal purpose of purchasing telecommunications equipment, software and capacity and related services for sale and lease to other operating subsidiaries of ICG. ICG Equipment conducted no material operations for the periods presented.

          (2)  SIGNIFICANT ACCOUNTING POLICIES

               (A)  BASIS OF PRESENTATION

                  These financial statements should be read in conjunction with NETCOM's audited consolidated financial statements for the fiscal year ended December 31, 1997, as certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the United States Securities and Exchange Commission. The interim financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of financial position, results of operations and cash flows as of and for the interim periods presented. Such adjustments are of a normal recurring nature. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998.

                  All significant intercompany accounts and transactions have been eliminated in consolidation.

               (B)  CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS AVAILABLE
                    FOR SALE

                  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company invests primarily in high grade short-term investments which consist of money market instruments, commercial paper, certificates of deposit, government obligations and corporate bonds, all of which are considered to be available for sale and generally have maturities of one year or less. The Company's short-term investment objectives are safety, liquidity and yield, in that order. The Company carries all cash equivalents at cost, which approximates fair value. Short-term investments available for sale are carried at fair market value based on quoted market prices with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other than temporary are included in the statement of operations.

                         ICG SERVICES, INC. AND SUBSIDIARIES

          (2)  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

               (C)  INVENTORY

                  Inventory, consisting of communications systems equipment, is recorded at the lower of cost or market, using the first-in, first-out method of accounting for cost.

               (D)  PROPERTY AND EQUIPMENT

                  Property and equipment are stated at cost. Costs of construction are capitalized, including interest costs related to construction. Equipment held under capital leases is stated at the lower of the fair value of the asset or the net present value of the minimum lease payments at the inception of the lease. For equipment held under capital leases, depreciation is provided using the straight-line method over the estimated useful lives of the assets owned, or the related lease term, whichever is shorter.

                  Estimated useful lives of major categories of property and equipment are as follows:

                    Office furniture and equipment     3 to 5 years
                    Machinery and equipment            3 to 8 years
                    Switch equipment                   10 years

               (E)    DEFERRED SUBSCRIBER ACQUISITION COSTS

                  The Company expenses the costs of advertising as incurred, except direct response advertising expenses relating to Internet services which are included in deferred subscriber acquisition costs. Subscriber acquisition costs are deferred and amortized over a period determined by calculating the ratio of current revenue related to the direct response advertising versus the total expected revenue, or 12 months, whichever is shorter. These costs relate directly to subscriber solicitations and principally include the printing, production and shipping of starter packages and the costs of obtaining qualified prospects by various targeted direct marketing programs. No indirect costs are included in subscriber acquisition costs. To date, all subscriber acquisition costs have been incurred for the solicitation of specifically identified prospects. It is possible that these estimates of anticipated gross revenue could be reduced in the future based on management's current evaluation of the estimates used.
                  As a result, the carrying value and/or the amortization period of the subscriber acquisition costs could be reduced in the future.

               (F)  DEFERRED FINANCING COSTS

                  Amortization of deferred financing costs is provided over the life of the related financing agreement, the maximum term of which is 10 years.

               (G)  IMPAIRMENT OF LONG-LIVED ASSETS

                  The Company provides for the impairment of long-lived assets pursuant to Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121") which requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

                         ICG SERVICES, INC. AND SUBSIDIARIES

          (2)  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  impairment loss is recognized when estimated undiscounted future cash flows expected to be generated by the asset is less than its carrying value. Measurement of the impairment loss is based on the fair value of the asset, which is generally determined using valuation techniques such as the discounted present value of expected future cash flows.

               (H)    FOREIGN CURRENCY TRANSLATION ADJUSTMENTS

                  The functional currency for all foreign operations is the local currency. As such, all assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and costs and expenses are translated at weighted average rates of exchange prevailing during the period. Translation adjustments are included in other comprehensive income and recorded as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in operations and are not significant for the periods presented.

               (I)   COMPREHENSIVE INCOME

                  In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes standards for the presentation of comprehensive income in the financial statements. Comprehensive income includes income and loss components which are otherwise recorded directly to stockholders' equity under generally accepted accounting principles. The Company adopted SFAS 130 effective January 1, 1998 and has reported accumulated other comprehensive income in the accompanying consolidated balance sheets and the components of other comprehensive
                  (loss) income in the accompanying statements of operations.

               (J)   REVENUE RECOGNITION

                  Monthly subscription service revenue is recognized over the period services are provided. One-time set-up fees and equipment revenue, which require the use of Company-provided installation of equipment at an Internet subscriber's location, are recognized when the monthly subscription service is commenced. The Company sells equipment to customers without future obligation to purchase service. A provision for estimated equipment returns is recorded in the period the revenue is recognized. Uncollectible trade receivables are accounted for using the allowance method.

                  Deferred revenue includes monthly advance billings to customers for Internet services provided and also, to a lesser extent, billings to customers for equipment shipped that has not been installed at customer locations.

               (K)  INCOME TAXES

                  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                         ICG SERVICES, INC. AND SUBSIDIARIES

          (2)  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

               (L)    NET LOSS PER SHARE

                  The Company has 10 shares of common stock issued and outstanding, which are owned entirely by ICG.
                  Accordingly, the Company does not present net loss per share in its consolidated financial statements as such disclosure is not meaningful.

               (M) USE OF ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

          (3)  BUSINESS COMBINATION

               On January 21, 1998, ICG completed a merger with NETCOM, accounted for by ICG as a pooling of interests. At the effective time of the merger, each outstanding share of NETCOM common stock became automatically convertible into shares of ICG common stock at an exchange ratio of 0.8628 shares of ICG common stock per NETCOM common share. In conjunction with the merger between ICG and NETCOM, NETCOM's employee stock purchase plan was dissolved and all outstanding options to purchase common stock of NETCOM were converted into options to purchase common stock of ICG.

               For the three months ended March 31, 1998, NETCOM recorded approximately $7.7 million of merger and restructuring costs. These costs consist of $4.4 million of investment advisory, legal and accounting fees, $2.6 million of expense relating to penalties and the abandonment of projects resulting from the merger and $0.7 million of other costs associated with the merger.


               In conjunction with the merger, NETCOM established an incentive bonus plan to retain certain key employees through the critical period of business integration. For those participating employees who remain in service at key milestone dates after the merger date, the bonus plan provides for payment of a designated percentage of the employee's total bonus. NETCOM paid approximately
               $0.4 million to employees under the incentive bonus plan during the three months ended March 31, 1998 and expects to pay an additional $1.2 million under the incentive bonus plan. The Company charges incentive bonus payments, as incurred, to selling, marketing, general and administrative expenses in the statement of operations.



               Upon the formation of ICG Services on January 23, 1998, ICG contributed its investment in NETCOM to ICG Services and NETCOM became a wholly owned subsidiary of, and predecessor entity to, ICG Services.

          (4)  LONG-TERM DEBT

               (A)    10% NOTES

                  On February 12, 1998, the Company completed a private placement of 10% Senior Discount Notes due 2008 (the "10% Notes") for gross proceeds of approximately $300.6 million. Net proceeds from the offering, after underwriting and other offering costs of approximately $9.6 million, were approximately $291.0 million.

                  The 10% Notes are unsecured senior obligations of the Company that mature on February 15, 2008, at a maturity value of $490.0 million. Interest will accrue at 10% per annum, beginning February 15, 2003, and is payable each February 15 and August 15, commencing August 15, 2003. The indenture for the 10% Notes contains certain covenants which provide limitations on indebtedness, dividends, asset sales and certain other transactions.

                  The 10% Notes were originally recorded at approximately $300.6 million. The discount on the 10% Notes is being accreted through February 15, 2003, the date on which the 10% Notes may first be redeemed. The accretion of

                         ICG SERVICES, INC. AND SUBSIDIARIES

          (4)  LONG-TERM DEBT (CONTINUED)


                  the discount and debt issuance costs is included in interest expense in the accompanying consolidated financial statements.

               (B)    9 7/8% NOTES

                  On April 27, 1998, the Company completed a private placement of 9 7/8% Senior Discount Notes due 2008 (the "9 7/8% Notes") for gross proceeds of approximately $250.0 million. Net proceeds from the offering, after underwriting costs of approximately $7.5 million, were approximately $242.5 million.

                  The 9 7/8% Notes are unsecured senior obligations of the Company that mature on May 1, 2008, at a maturity value of $405.3 million. Interest will accrue at 9 7/8% per annum, beginning May 1, 2003, and is payable each May 1 and November 1, commencing November 1, 2003. The indenture for the 9 7/8% Notes contains certain covenants which provide limitations on indebtedness, dividends, asset sales and certain other transactions.

                  The 9 7/8% Notes were originally recorded at approximately $250.0 million. The discount on the 9 7/8% Notes will be accreted through May 1, 2003, the date on which the 9 7/8% Notes may first be redeemed.

          (5)  RELATED PARTY TRANSACTIONS

               Upon the formation of ICG Services, the Company entered into certain intercompany and shared services agreements with ICG, whereby ICG allocates to the Company direct and certain indirect costs incurred by ICG or its other subsidiaries
               (the "Restricted Subsidiaries") on behalf of the Company. Allocated expenses generally include a portion of salaries and related benefits of legal, accounting and finance, information systems support and other ICG employees, certain overhead costs and reimbursement for invoices of the Company paid by ICG. Conversely, any cash collected by ICG on behalf of the Company or invoices paid by the Company on behalf of ICG are in turn reimbursed to the Company by ICG.
               As the Company and its subsidiaries and ICG and its Restricted Subsidiaries jointly enter into service offerings and other transactions, joint costs incurred are generally allocated to each of the Company and ICG according to the relative capital invested and efforts expended of each party. All transactions between the Company and its subsidiaries and ICG and its Restricted Subsidiaries are approved by the Board of Directors of each Company entity.
               The above agreements also apply to transactions between ICG Equipment and ICG. ICG Equipment was formed for the principal purpose of purchasing telecommunications equipment, software and capacity and related services for sale and lease to other operating subsidiaries of ICG. ICG Equipment conducted no material operations for the periods presented.


               For the three months ended March 31, 1998, ICG charged approximately $1.6 million to the Company for intercompany transfers and direct and indirect costs incurred by ICG and its Restricted Subsidiaries on behalf of the Company. In addition, the Company charged approximately $0.7 million to ICG and its Restricted Subsidiaries for intercompany transfers and direct and indirect costs incurred by the Company on behalf of ICG and its Restricted Subsidiaries. The resulting net payable to ICG is included in due to ICG in the Company's consolidated balance sheet at March 31, 1998.

                         ICG SERVICES, INC. AND SUBSIDIARIES

          (6)  COMMITMENTS AND CONTINGENCIES

               The Company has entered into various equipment purchase agreements with certain of its vendors. Under these agreements, if the Company does not meet a minimum purchase level in any given year, the vendor may discontinue certain discounts, allowances and incentives otherwise provided to the Company. In addition, the agreements may be terminated by either the Company or the vendor upon prior written notice. Additionally, the Company has entered into certain commitments to purchase capital assets with an aggregate purchase price of approximately $36.5 million at March 31, 1998.

               The Company is a party to certain litigation which has arisen in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


          ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          ICG Services' Certificate of Incorporation provides that the Company will indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time (the "GCL"), all persons, whom it may identify pursuant thereto. ICG Services' By-laws contain a similar provision requiring indemnification of its directors and officers to the fullest extent authorized by the GCL. The GCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity of such expenses. The GCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, ICG Services' Certificate of Incorporation contains a provision limiting the personal liability of its directors for monetary damages for certain breaches of their fiduciary duty. ICG Services and ICG Equipment are additional insureds under ICG Communications' indemnification insurance under which directors and officers are insured against certain liability that may incur in their capacity as such.

          See Item 22 of this Registration Statement regarding the position of the Securities and Exchange Commission on indemnification for liabilities arising under the Securities Act.


          ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          (1)  Underwriting Agreement.
               ----------------------

             1.1: Placement Agreement, dated February 9, 1998, among ICG
                  Services, Inc., NETCOM On-Line Communication Services, Inc. and Morgan Stanley & Co. Incorporated. +

          (2)  Plan of Acquisition, Reorganization, Arrangement,
               -------------------------------------------------
               Liquidation or Succession.  None.
               -------------------------

          (3)  Articles of Incorporation.
               --------------------------

             3.1: Certificate of Incorporation of ICG Services, Inc. +

             3.2: By-laws of ICG Services, Inc. +

          (4)  Instruments defining the rights of security holders,
               ---------------------------------------------------
               including indentures.
               --------------------

             4.1: Form of Old Note. +


          -----------------------

          +   Previously filed.

             4.2: Form of New Note. +

             4.3: Form of Letter of Transmittal with respect to the
                  Exchange Offer. +

             4.4: Services Indenture, dated as of February 12, 1998,
                  between ICG Services, Inc. and Norwest Bank Colorado, National Association. +

             4.5: Registration Rights Agreement, dated February 12, 1998, between ICG Services, Inc. and Morgan Stanley & Co. Incorporated with respect to the Senior Discount Notes.+

          (5)  Opinion regarding legality.
               --------------------------

             5.1: Opinion of Thelen Reid & Priest LLP. +

          (8)  Opinion regarding tax matters.
               -----------------------------


             8.1: Opinion of Thelen Reid & Priest LLP. +


          (9)  Voting Trust Agreement.  Not Applicable.
               ----------------------

          (10) Material Contracts.
             ------------------

             10.1: Office Building Lease by and between Pacific Gateway Properties, Inc. and NETCOM On-Line Communication Services, Inc. ("NETCOM") dated February 1, 1994 [Incorporated by reference to Exhibit 10.1 to NETCOM's Registration Statement on Form SB-2, No. 33-86012-LA, as amended].

             10.2:  Office Building Lease between Pacific Gateway
                    Properties, Inc. and NETCOM dated May 11, 1994 [Incorporated by reference to Exhibit 10.2 to NETCOM's Registration Statement on Form SB-2, No. 33-86012-LA, as amended].

             10.3:  Office Building Lease between Pacific Gateway
                    Properties, Inc. and NETCOM dated August 26, 1994 [Incorporated by reference to Exhibit 10.3 to NETCOM's Registration Statement on Form SB-2, No. 33-86012-LA, as amended].

             10.4: Form of Incentive Stock Option Agreement used in connection with 1993 Stock Option Plan of NETCOM [Incorporated by reference to Exhibit 10.8 to NETCOM's Registration Statement on Form SB-2, No. 33-86012-LA, as amended].

             10.5: Form of Nonstatutory Stock Option Agreement used in connection with 1993 Stock Option Plan of NETCOM [Incorporated by reference to Exhibit 10.9 to NETCOM's Registration Statement on Form SB-2, No. 33-86012-LA, as amended].

             10.6: Brochure Bundling Agreement between NETCOM and Hayes Microcomputer Products, Inc. dated April 28, 1994 [Incorporated by reference to Exhibit 10.20 to NETCOM's Registration Statement on Form SB-2, No. 33-86012-LA, as amended].

             10.7: Joint Marketing and Distribution Agreement between NETCOM and Tandem Computers Incorporated dated October 18, 1994 [Incorporated by reference to Exhibit 10.21 to NETCOM's Registration Statement on Form SB-2, No. 33-86012-LA, as amended].

             10.8: Agreement between NETCOM and Auto-Graphics dated July 17, 1994 [Incorporated by reference to Exhibit 10.22 to NETCOM's Registration Statement on Form SB-2, No. 33-86012-LA, as amended].

             10.9: Terms and Conditions agreed upon by NETCOM and ClariNet Communications Corp. dated September 30, 1994
                    [Incorporated by reference to Exhibit 10.23 to NETCOM's Registration Statement on Form SB-2, No. 33-86012-LA, as amended].

             10.10: Revenue Plan Application for service between NETCOM and
                    WilTel, Inc. dated October 1, 1994, as amended effective November 1, 1994 [Incorporated by reference to Exhibit 10.24 to NETCOM's Registration Statement on Form SB-2, No. 33-86012-LA, as amended].

             10.11: Horizon Center Office Lease Agreement between NETCOM and Horizon Center LLC, dated as of December 11, 1995 [Incorporated by reference to Exhibit 10.38 to NETCOM's Form 10-KSB for the fiscal year ended December 31, 1995].

             10.12: Lease Agreement between Park West E-3 Associates and
                    NETCOM, dated as of February 23, 1996 [Incorporated by reference to Exhibit 10.42 to NETCOM's Form 10-KSB for the fiscal year ended December 31, 1995].

             10.13: 1993 Stock Option Plan, as amended, of NETCOM
                    [Incorporated by reference to Exhibit 10.47 to NETCOM's Form 10-KSB for the fiscal year ended December 31, 1996].

          (11) Statement re Computation of Per Share Earnings.  Not Applicable.
               ----------------------------------------------

          (12) Statement re Computation of Ratios.  Not Applicable.
               ----------------------------------

          (13) Annual Report.  Not Applicable.
               -------------

          (15) Letter re Unaudited Interim Financial Statements.  Not
               ------------------------------------------------
               Applicable.

          (16) Letter re Change in Certifying Accountant.  Not Applicable.
               -----------------------------------------

          (21) Subsidiaries of Registrant.
               --------------------------

               21.1:   Subsidiaries of Registrant. +

          (23) Consents.
               --------

               23.1:   Consent of Ernst & Young LLP, Independent Auditors.

               23.2:   Consent of Reid & Priest LLP (included in
                       Exhibit 5.1). +

          (24) Power of Attorney.
               -----------------

               24.1:   Power of Attorney with respect to ICG Services, Inc.+

          (25) Statement of Eligibility of Trustee.
               -----------------------------------

               25.1: Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Norwest Bank Colorado, National Association. +

          (26) Invitation for Competitive Bids.  Not Applicable.
               -------------------------------

          (27) Financial Data Schedule.
               -----------------------

               27.1: Financial Data Schedule for the fiscal year ended December 31, 1997. +

               27.2: Financial Data Schedule for the fiscal year ended December 31, 1996. +

               27.3: Financial Data Schedule for the fiscal year ended December 31, 1995. +

          -----------------------

          +   Previously filed.

               27.4: Financial Data Schedule of ICG Services, Inc. for the three months ended March 31, 1998. +

               27.5: Financial Data Schedule of ICG Services, Inc. for the three months ended March 31, 1997. +


          (99) Additional Exhibits.

               99.1:   Consent of Harry R. Herbst.


               -------------------


          -----------------------
          +   Previously filed.


          ITEM 22. UNDERTAKINGS.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes:

          (1)To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

          (2)To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

          (3)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (4)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                      SIGNATURES

          Pursuant to the requirement of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 10th day of July, 1998.

                                        ICG SERVICES, INC.



                                        By:        *
                                           --------------------------------
                                           J. Shelby Bryan
                                           Chairman of the Board, President
                                           and Chief Executive Officer



          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                    Signature                  Title                 Date
                    ---------                  -----                 ----

                       *                Chairman of the         July 15, 1998
           ---------------------------  Board, President
           J. Shelby Bryan              and Chief Executive
                                        Officer (Principal
                                        executive officer)

                       *                Executive Vice          July 15, 1998
           ---------------------------  President,
           James D. Grenfell            Chief Financial
                                        Officer and
                                        Director (Principal
                                        financial officer)

                       *                Vice President and      July 15, 1998
           ---------------------------  Corporate
           Richard Bambach              Controller
                                        (Principal
                                        accounting officer)

           /s/ H. Don Teague            Executive Vice          July 15, 1998
           ---------------------------  President, General
           H. Don Teague                Counsel, Secretary
                                        and Director

                       *                Director                July 15, 1998
           ---------------------------
           Sheldon S. Ohringer



          */s/ H. Don Teague
          -----------------------------
          H. Don Teague, Attorney-in-Fact

                                    EXHIBIT INDEX





          (23) Consents.
               ---------

               23.1: Consent of Ernst & Young LLP, Independent Auditors.

          (99) Additional Exhibits.
               --------------------

               99.1: Consent of Harry R. Herbst.